                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                   of the Securities and Exchange Act of 1934
                                (Amendment No. 4)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
  [X]    Preliminary Proxy Statement
  [ ]    Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e) (2))
  [ ]    Definitive Proxy Statement
  [ ]    Definitive Additional Materials
  [ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                         Globe Business Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [ ]    No fee required.
  [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i) (4)
           and 0-11.

         (1) Title of each class of securities to which transaction applies:

             Common Stock, no par value
             -------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

             -------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

         (5) Total Fee Paid:

             -------------------------------------------------------------------

  [X]    Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

             -------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------

         (3) Filing Party:

             -------------------------------------------------------------------

         (4) Date Filed:

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

                            REVISED PRELIMINARY COPY

                         GLOBE BUSINESS RESOURCES, INC.

                    Notice of Special Meeting of Shareholders

                                  May __, 2000

Dear Shareholder:

         The Board of Directors has scheduled a special meeting of shareholders for 10:00 a.m. eastern time on June 29, 2000 at our offices, 11260 Chester Road, Suite 400, Cincinnati, Ohio. The purpose of the meeting is for shareholders to consider adoption of an Agreement of Merger with Globe Acquisition Co., Inc., a company affiliated with ERP Operating Limited Partnership and certain executive officers of Globe. If the Merger Agreement is adopted, shareholders will receive $13.00 cash for each share of Globe upon the completion of the Merger.

         The Board of Directors has received an opinion from Friedman, Billings, Ramsey & Co. dated May 10, 2000 to the effect that the consideration to be received by public shareholders in the Merger is fair, from a financial point of view, to them.

         After careful study and evaluation, a Special Committee of the Board of Directors and the full Board of Directors have determined that the Merger is fair and in the best interests of Globe and its public shareholders and unanimously recommend that you approve the transaction by voting "FOR" adoption of the Merger Agreement.

         The record date for shareholders entitled to notice of and to vote at the meeting has been established as the close of business on May 12, 2000. Record holders who do not vote in favor of the Merger Agreement will be entitled to appraisal rights under Ohio law.

         Please review the materials contained in the attached proxy statement carefully and then sign, date and return your proxy card with your vote so that your shares may be represented at the meeting. You may also attend and vote in person.

                                          Sincerely,


                                          -------------------------------------
                                                            David D. Hoguet
                                                            Chairman
May __, 2000


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


                         GLOBE BUSINESS RESOURCES, INC.
                          11260 CHESTER ROAD, SUITE 400
                             CINCINNATI, OHIO 45246
                                 (513) 771-8287

                                 PROXY STATEMENT

                                  May ___, 2000

         We have sent you this Proxy Statement to describe the proposed sale of Globe to Globe Holding Co., Inc., a company owned by ERP Operating Limited Partnership and certain executive officers of Globe. The sale would take place through the merger of Globe Acquisition Co., Inc., a subsidiary of Globe Holding, into Globe pursuant to the Merger Agreement, which was entered into in connection with an Amended and Restated Agreement and Plan of Merger among Globe, ERP and Globe Holding. If the Merger Agreement is approved, Globe shareholders will receive $13.00 cash for each of their Globe shares.

         David D. Hoguet will receive the cash consideration for 81% of his Globe Common Stock in the Merger and Blair D. Neller will receive the cash consideration for 79% of his Globe Common Stock in the Merger. Messrs. Hoguet and Neller will contribute their remaining Globe shares, namely, 148,148 each, for a combined approximate 10% ownership in Globe Holding, which will be Globe's sole shareholder after the Merger.

         Adoption of the Merger Agreement requires the affirmative vote of at least 50% of Globe's outstanding shares. Messrs. Hoguet, Neller and Alvin Z. Meisel, Mr. Hoguet's father-in-law and also a director of Globe, together own approximately 39% of Globe's outstanding Common Stock and have agreed to vote those shares in favor of the Merger Agreement.

         These matters will be considered at a special meeting of shareholders to be held at 10:00 a.m. Eastern Time on June 29, 2000 at the company's offices. The close of business on May 12, 2000 has been established as the record date for determination of shareholders entitled to notice of and to vote at this special meeting.

         These materials were first mailed on May ___, 2000.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

         The following are the more important terms of the proposed sale of Globe to a subsidiary of ERP:

         o ERP's subsidiary, Globe Holding, would purchase Globe in a merger transaction. See "The Merger Agreement."

         o ERP is a partnership which owns and operates apartment complexes and has a partners' capital of approximately $5.9 billion as of December 31, 1999. ERP is a subsidiary of Equity Residential Properties Trust, the largest publicly traded apartment company in the United States. See "Summary."

         o Globe shareholders would receive $13.00 per share. See "The Merger Agreement."

         o The receipt of cash in the Merger will be a taxable transaction to you. See "Expected Federal Income Tax Consequences."

         o David D. Hoguet and Blair D. Neller will contribute an aggregate of 296,296 of their Globe shares for an approximate 10% interest in Globe Holding, which will own the continuing Globe entity. Other executive officers will purchase an approximate 5% interest in Globe Holding. See "Interests of Executive Officers in the Merger." Their continuing interest in Globe may present a conflict of interest. See "Interests of Executive Officers in the Merger".

         o The Special Committee of Globe's Board of Directors believes that the value that Messrs. Hoguet and Neller are receiving for the Globe shares they will contribute to Globe Holding is less than $13.00 per share. See "Background of the Merger."

         o At least 50% of the outstanding shares of Globe must be voted in favor of the Merger Agreement. See "The Special Meeting."

         o Messrs. Hoguet, Neller and Alvin Z. Meisel have agreed to vote their 39% of Globe's outstanding common stock in favor of the Merger Agreement. See "The Special Meeting."

         o The transaction is not conditioned upon a vote of a majority of unaffiliated shareholders.

         o Globe's Board of Directors believes that the proposed Merger is fair and in the best interests of public shareholders and unanimously recommends that you approve and adopt the Merger. See "Fairness of the Transaction." No independent third party was retained to represent the interests of unaffiliated shareholders. Directors Hoguet and Neller may be deemed to have a conflict of interest because of their continuing interest in Globe. See "Interest of Executive Officers in the Merger."

         o The investment banking firm of Friedman, Billings, Ramsey & Co., Inc. has given its opinion that the consideration to be received by public shareholders in the Merger is fair from a financial point of view. See "Fairness of the Transaction."

         o You will be sent forms after the meeting to use in turning in your certificates for the cash consideration offered in the Merger. See "Matters Following the Shareholders' Meeting."

         o Record holders who do not vote in favor of the Merger Agreement will be entitled to appraisal rights under Ohio law. See "Dissenters' Rights."

                 QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

         Q. Why have you sent me these materials?

         A: These materials are for the purpose of providing information to aid you in determining how to vote at the special shareholders meeting with respect to the merger of Globe and Globe Acquisition, which is owned by Globe Holding, a company formed by ERP, David D. Hoguet and Blair D. Neller.

         Q. If approved, what effect will the Merger have on me?

         A. Each of your shares will be exchanged for $13.00 cash. You will have no interest in the continuing Globe enterprise.

         Q: What vote is required to adopt the Merger Agreement?

         A. The affirmative vote of at least 50% of Globe's outstanding shares is required to adopt the Merger Agreement.

         Q. How do I vote?

         A. To ensure that your vote is counted, you should complete, sign and date the proxy card that is enclosed and return it in the enclosed envelope as soon as possible. You may also attend the meeting and vote in person.

         Q. What if my shares are held in a brokerage or similar account?

         A. A voting card is enclosed with these materials. That card instructs the broker or other holder how to cast your votes. That card should also be completed, signed and dated and returned in the envelope provided.

         Q. Can I change my vote?

         A. Yes. If you are a record holder, you can change your vote by attending the meeting and voting in person or by submitting a later dated proxy changing your vote. Otherwise, you must submit new voting instructions to the broker or other party holding the shares for you.

         Q. Why are David D. Hoguet and Blair D. Neller investing an aggregate of 296,296 of their Globe shares in the company that will own Globe after the Merger?

         A. ERP requires that Messrs. Hoguet and Neller invest in Globe Holding in order to provide a continuing management presence with a significant equity stake in that enterprise and to provide the equity to permit ERP to complete the acquisition without impairing its current tax status as a real estate investment trust.

         Q. Are Messrs. Hoguet and Neller getting more than I am in the transactions?

         A. No. The Special Committee believes that the value they are receiving for the shares that they leave in the enterprise is less than $13.00 per share. This belief is based primarily upon the illiquid, non-controlling and economically subordinate nature of their continuing investment.

         Q. Should I send in stock certificates now?

         A. No. If the Merger Agreement is adopted you will receive separate instructions for exchanging your shares for cash.

         Q. When will I receive my cash?

         A. If the Merger Agreement is adopted, you will receive instructions for exchanging certificates for cash about three days after the closing and receive the $13.00 in cash per share about five days after you return your stock certificates and the other materials sent you.

         Q. When will the Merger close?

         A. The Merger is scheduled to close eleven days after the shareholders' meeting unless the parties agree to an earlier date.

         Q. Will I have any dissenters rights?

         A. Yes. You are entitled to dissent to the Merger under Ohio law by following the procedures outlined later in this statement.

         Q. Will this transaction be taxable to me?

         A. Yes, the Merger will be a taxable transaction under federal and most state income tax laws.

         Q. Who can I contact if I have questions about the Merger?

         A. Contact Sharon Kebe, at Globe Business Resources, Inc., 11260 Chester Road, Suite 400, Cincinnati, Ohio, 45246 phone 513-771-8287 ext. 1217. In addition, there are documents that are not included with this Proxy Statement but which are available from various sources as described under "Additional Information."

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Summary Term Sheet................................................................................................4

Questions And Answers About The Proposed Merger...................................................................6

Special Factors..................................................................................................11
         Summary.................................................................................................11
                  Parties to the Merger..........................................................................11
                  Reasons for the Merger.........................................................................11
                  Fairness of the Merger.........................................................................11
                  The Amended and Restated Agreement and Plan of Merger..........................................12
                  Conditions to the Merger.......................................................................12
                  Expected Tax Consequences......................................................................12
                  Interests of Executive Officers................................................................12
                  Voting.........................................................................................13
                  Market Prices..................................................................................13
         Background of the Merger................................................................................13
                  Reasons for the Merger.........................................................................13
         Fairness Determinations and Recommendations.............................................................24
                  Recommendations of the Special Committee and the Board of Directors............................24
                  Recommendations of ERP.........................................................................26
                  Opinion of the Financial Advisor...............................................................26

The Special Meeting..............................................................................................46

Expected Federal Income Tax Consequences.........................................................................47

Regulatory Approvals.............................................................................................48

Matters Following the Shareholders Meeting.......................................................................48
         Surrender of and Payment for Shares.....................................................................48
         Certain Effects of the Merger...........................................................................49

Interests of Executive Officers in the Merger....................................................................50

The Amended and Restated Agreement and Plan of Merger............................................................54

Market Price of and Dividends on Globe Common Stock..............................................................56


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

                                                                                                               Page
                                                                                                               ----
Principal Shareholders...........................................................................................57

Dissenters Rights................................................................................................58

Other Matters....................................................................................................61
         Pending Litigation......................................................................................61
         Certain Transactions....................................................................................61
         Source of Consideration in the Transaction..............................................................62
         Shareholder Proposals...................................................................................63
         Additional Information Concerning Globe.................................................................63

Where You Can Find More Information..............................................................................63

                                   APPENDICES


Appendix A        Amended and Restated Agreement and Plan of Merger by and among
                  ERP Operating Limited Partnership, Globe Holding Co., Inc. and
                  Globe Business Resources, Inc. dated as of January 13, 2000, as amended and restated as of May 10, 2000.

Appendix B        Agreement of Merger.

Appendix C        Voting Agreements dated as of January 13, 2000 between ERP
                  Operating Limited Partnership and David D. Hoguet, Blair D.
                  Neller (including Joinder of Spouse) and Alvin Z. Meisel.

Appendix D        Ohio Revised Code Section 1701.85

Appendix E        Annual Report to the Securities and Exchange Commission on
                  Form 10-K for the fiscal year ended February 28, 1999

Appendix F        Quarterly Report to the Securities and Exchange Commission
                  on Form 10-Q, as amended, for the quarter ended November 30, 1999.

If you would like to request documents from Globe, please do so by June 19, 2000 so that they can be received before the meeting. They will be sent to you within one business days of receipt of your request by first class mail. The contact at Globe is Sharon Kebe, (513) 771-8287, ext. 1217.

                                 SPECIAL FACTORS

SUMMARY

         We have highlighted in the following paragraphs some of the information contained in this Proxy Statement. However, this summary may not contain all of the information that may be important to you. To understand the transaction fully you should read carefully the entire document and the other documents to which we refer you.

PARTIES TO THE MERGER

         Globe is the third largest operator in both the corporate housing market and the rent to rent segment of the furniture rental business.

         ERP owns and operates apartment complexes throughout the United States. At December 31, 1999 it had total assets of approximately $11.7 billion and partners' capital of approximately $5.9 billion. It is a subsidiary of Equity Residential Properties Trust, the largest publicly traded apartment company in the United States.

         ERP entered into an Agreement and Plan of Merger with Globe and Globe Holding. ERP and Messrs. Hoguet and Neller are forming Globe Holding which after the Merger will own all of the outstanding shares of Globe. Globe Holding is the party responsible for payment of the $13.00 per share Merger consideration.

REASONS FOR THE MERGER

         When it became apparent in early September that Globe's earnings for the second quarter ended August 31, 1999 would come in below Wall Street expectations, Globe's Board of Directors decided to examine Globe's prospects and the alternatives available to it with a view toward maximizing shareholder value in view of those earnings and Globe's stock price. The Board hired Friedman, Billings, Ramsey & Co., Inc. as its investment advisor to evaluate its alternatives, one of which was the possible sale of Globe. That process led to the present transaction.

FAIRNESS OF THE MERGER

         Since ERP required that Messrs. Hoguet and Neller continue as investors in the continuing Globe business following the proposed transaction, the Board appointed a Special Committee composed of directors William R. Griffin and Thomas C. Parise to consider the proposed Merger with ERP and to determine whether the transaction would be in the best interests of public shareholders. Messrs. Griffin and Parise are viewed as independent directors since they are not and have not been employed by Globe and are not related to any of Globe's directors or executive officers. The Special Committee had the authority to approve or disapprove the transaction.

         The Special Committee utilized the services of Friedman, Billings, Ramsey & Co., Inc. and Globe's counsel. After a series of meetings and a review of all aspects of the transaction the Special Committee unanimously determined that the proposed transaction is fair and in the best interests of the public shareholders and recommended that the Board of Directors and the shareholders approve and adopt the Merger Agreement. In making its decision, the Special Committee had the benefit of the opinion of FBR that the receipt of $13.00 in cash in the transaction would be fair from a financial point of view to Globe's public shareholders.

THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         The Amended and Restated Agreement and Plan of Merger is the legal document that will govern the Merger. It is attached as Appendix A. Its more important terms are summarized on Page ____.

         The Amended and Restated Agreement and Plan of Merger also allows Globe to accept a higher offer if one is received prior to the taking of the vote at the special shareholders meeting. If Globe did accept a higher offer, it would be required to pay a fee of $5 million to ERP.

CONDITIONS TO THE MERGER

         Completion of the Merger is conditioned upon adoption by shareholders and compliance with the other conditions for closing set forth in the Amended and Restated Agreement and Plan of Merger.

EXPECTED TAX CONSEQUENCES

         Your receipt of cash in the Merger will be a taxable transaction under federal and most state income tax laws.

INTERESTS OF EXECUTIVE OFFICERS

         Some of Globe's executives officers have interests in the transaction that are different than yours. Messrs. Hoguet and Neller will contribute in the aggregate 296,296 shares of their Globe common stock to Globe Holding in exchange for 4,000 shares of Class B Common Stock of that company. Other executive officers will purchase 2,000 shares of Class B Common Stock. The eventual redemption of their interests may yield them a greater or lesser amount than you are receiving based on the future performance of Globe. All executive officers are expected to continue in employment with Globe and some will have the benefit of existing employment agreements that will provide them severance compensation. Officers, employees and directors holding Globe stock options will receive, for all of the shares covered by their options, the same amount received by you less the exercise price for the option.

VOTING

         Adoption of the Merger Agreement requires the affirmative vote of at least 50% of the outstanding Common Stock. Messrs. Hoguet, Neller and Meisel have each entered into a voting agreement with ERP requiring them to vote their 39% of the outstanding common shares in favor of the Merger Agreement. Other officers and directors holding approximately 2% of the outstanding shares have also indicated they will vote for the Merger Agreement, but they are not required to do so.

MARKET PRICES

         On January 13, 2000, the last trading day before announcement of the Merger terms, Globe stock closed at $11.875 per share on the Nasdaq Stock Market. On May 9, 2000, the last trading day before announcement of the revised Merger terms, Globe stock closed at $12.9375 per share on the Nasdaq Stock Market.

BACKGROUND OF THE MERGER

REASONS FOR THE MERGER

         When it became apparent that Globe's earnings for the second quarter ended August 31, 1999 would come in below Wall Street expectations, Globe's management and Board of Directors determined to examine the Company's prospects and alternatives available to it with the view of maximizing shareholder value. The alternatives considered included a possible sale of business segments, expansion of Globe's share repurchase program, the possible sale of Globe and taking Globe private. In furtherance of its objective, Globe engaged the investment banking firm of Friedman, Billings, Ramsey & Co., Inc. to assist it in this undertaking. Globe had utilized the services of FBR in financing and acquisition matters since late 1998. Globe was favorably impressed with FBR in these matters and FBR had become familiar with Globe. Prior to the September action of the Board in deciding to explore strategic alternatives, management of Globe had been approached at trade shows and on similar occasions by companies expressing varying degrees of interest in purchasing Globe. None of these approaches led to further developments.

         Globe issued a press release on September 13, 1999 in which it announced the engagement of FBR. The press release also stated that Globe's earnings were expected to fall short of Wall Street expectations for both the second quarter ended August 31, 1999 and the fiscal year ending February 29, 2000. A.G. Edwards, the only brokerage firm with continuous research coverage of Globe for the past twelve months, originally estimated Globe's earnings per share for fiscal 2000 at $1.28 on October 15, 1998. One day after Globe's press release announcing that it would not meet its estimate for the second quarter, A.G. Edwards reduced its full-year estimate to $.85, or $1.02 excluding nonrecurring items. After Globe's January 2000 press release announcing the definitive agreement with ERP as well as third quarter earnings, A.G. Edwards reduced its full-year estimate to $.65, or $.87 excluding nonrecurring items, on February 18, 2000.

         After discussions with management, FBR undertook to solicit interest in the acquisition of all or part of Globe. In conjunction with management, FBR prepared a confidential information memorandum concerning Globe and contacted approximately 100 potential purchasers. Confidentiality agreements and a confidential information memorandum then were sent to 30 potential buyers.

         At a Board of Director's meeting on October 27, 1999 the Board reviewed Globe's current financial statements and future financial outlook. In this discussion the Board noted the continued industry wide slowdown that was taking place in both of Globe's business segments, corporate housing and furniture rental. The Board discussed continuing efforts to reduce costs in reaction to these business slowdowns.

         The rest of the meeting of October 27th was devoted to an extensive discussion concerning the strategic alternatives the Board was considering. An FBR representative was present and made a presentation to the Board of his firm's work with Globe in this area to date. The Board also reviewed several evaluation models prepared by FBR concerning Globe that looked at comparables in both the corporate housing and furniture rental industries. A representative of Arthur Andersen LLP, Globe's tax accountants, joined the meeting and reviewed the tax consequences of potential sales of all or parts of the corporation. That memorandum concluded that a stock sale at the shareholder level was more tax efficient than an asset sale at the corporate level. The board also reviewed initial indications of interest that had been submitted by potential buyers. These indications of interest were in a variety of forms including stock purchases of the entire corporation and asset purchases of separate divisions. These proposals were generally in line with FBR evaluation advice. The FBR representative discussed with the Board a proposed transaction time line. He recommended that the transaction process proceed to the next level with multiple potential buyers. After extensive discussion the Board agreed that it was in the best interest of Globe to follow these recommendations and proceed to an auction process which would include multiple interested bidders. It was agreed that the bidders would be directed to focus their proposals on a stock purchase.

         FBR continued with its efforts on behalf of Globe following the October 27 Board meeting. It had established a deadline for submitting second round indications of interest for November 15th but moved that to November 19th because of scheduling conflicts arising for two parties interested in purchasing Globe. During the first three weeks of November, Globe met with five potential purchasers of the Company, including ERP. Another party had submitted a first round bid for the corporate housing business but then declined to visit or bid in the second round. Globe received a preliminary bid from ERP at $14.50 per share with a request for a 45 day exclusive negotiating period. Another party submitted a proposed bid in the range of $13.00 to $14.00 per share and a third party proposed a $75 million purchase of the furniture rental business. Two of the parties that had met with the Company declined to proceed further.

         The November activity was reported to the Board of Directors at a November 22, 1999 meeting. The FBR representative attended and stated that he had conversations with two potential purchasers, including ERP, earlier that day. He said that he had told ERP that while Globe was interested in pursuing a transaction with it, Globe was unwilling to grant an exclusive negotiating period. ERP then proposed a 21 day nonexclusive negotiating period. The other party remaining in the bidding had raised financing contingencies which it expected to clear up in the next few weeks. On this basis, Globe, with the FBR representative, planned to negotiate definitive agreements with ERP and the other party over the next three weeks while those bidders were proceeding with their due diligence examinations. The FBR representative stated that it was expected that those bidders would then provide their best and final offers at the conclusion of their due diligence examination. He was told to inform the party that had bid for the furniture rental business that its bid, when coupled with the belief of Globe management and FBR, based partly on the earlier bid received for the corporate housing business, would not be competitive with the value of the other two offers being considered.

         On December 17, 1999 Globe received a bid from ERP at $14.00 per share. That bid was contingent on Globe's existing management maintaining a $6 million investment in the continuing Globe enterprise. ERP's bid was also based on various assumptions and the satisfaction of various conditions. The other company that had been involved in the process decided not to submit a final bid.

         At Globe's Board meeting on December 21, 1999 the FBR representative discussed the $14.00 bid from ERP in relation to the then current market price of $12.875. He pointed out that the market had been conditioned to a possible transaction by Globe's September 13, 1999 press release that disclosed that the Company had hired FBR to consider strategic alternatives. He also pointed out that the Company had completed an auction for the sale of the Company resulting in the $14.00 proposal.

         The Board also discussed elements of the $14.00 per share proposal from ERP that were based on the assumption that all of Globe's existing debt instruments could be maintained in place. Continuing Globe's existing debt instruments in place would require a waiver of the Company's bank debt provisions requiring that Messrs. Hoguet, Neller and Meisel own at least 20% of Globe. The Board discussed the breakup fee contained in ERP's proposal. ERP had proposed that there be a breakup fee in an exclusive negotiating agreement between the parties. The proposed breakup fee was that each party would pay the other $2,500,000 if the deal did not close because the opposing party failed to sign a definitive agreement by January 13, 2000 assuming no other changes in assumptions. Globe was opposed to the breakup fee as proposed because it could be triggered by such things as a decline in earnings or an inability to continue the current Globe debt structure. Globe management discussed with the FBR representative two items of which it did not believe ERP was aware that could trigger the breakup fee, namely that pre-tax earnings for the third quarter were expected to be approximately $140,000 below the forecast previously presented to ERP and that there might be a potential inventory adjustment in the third quarter as well. After discussion the FBR representative was instructed to disclose these items to ERP and work on securing more acceptable breakup fee terms.

         The Board then considered the implications of ERP's requirement that Messrs. Hoguet and Neller maintain an investment of approximately $6 million in the continuing enterprise. This investment would be met by Messrs. Hoguet and Neller contributing Globe stock to the continuing Globe entity. Other senior management of Globe would be allowed to participate for up to $2 million of the $6 million investment so long as Messrs. Hoguet and Neller maintained an investment of at least $2 million each. Because of the potential conflict of interest presented by this proposed investment, the Board then appointed a Special Committee consisting of Globe's outside independent directors, William
R. Griffin and Thomas C. Parise, with the responsibility of evaluating the proposed ERP transaction and recommending to the Board whether to accept the proposal.

         The Special Committee met by telephone conference call on December 22 to consider ERP's proposals. Also at the meeting were Messrs. Hoguet and Neller along with the FBR representative and representatives of the Company's counsel, Keating, Muething & Klekamp, P.L.L. Mr. Griffin, chairman of the Committee, opened the meeting by asking Messrs. Hoguet and Neller their views about Globe's business prospects if no sale were consummated. Mr. Hoguet stated that both business areas in which the Company was engaged, corporate housing and furniture rental, had been contracting in the current year. He identified reasons for these trends such as the growth in extended stay hotels and the downturn in employee relocation due to individuals being able to find acceptable alternative employment instead of relocating with their current employers in the current tight labor market. He stated that it would be difficult to predict when a turnaround would come and what the long term growth trends were. Mr. Neller offered that he thought the future of the business was brighter with the combination of Globe and ERP than for Globe standing alone because of synergies between the two companies that could help Globe's business.

         The FBR representative reported that since the meeting on December 21 he had followed the Board's direction and disclosed the shortfall in the third quarter earnings projection previously given ERP and the existence of a potential inventory adjustment. He stated that ERP's management was absorbing the information and indicated they would be able to inform Globe of their position on December 23 as to whether there were changes to the proposed terms of the transaction. The FBR representative discussed compromises on the breakup fee proposals that had been offered by ERP which included the obligation of Globe to pay ERP's expenses if the transaction did not happen due to changes beyond Globe's control. Mr. Griffin suggested that those expenses be capped. The FBR representative also discussed a phone call earlier in the day in which Globe management discussed with ERP financial covenants in Globe's bank loan agreement and in its 7.54% senior note agreement requiring a ratio of senior funded debt to earnings before interest, income taxes, depreciation and amortization and that Globe did not have much leeway on those covenants. He noted that it was important that there be no violation of these covenants since it was a key to the ERP transaction that the 7.54% senior notes continue to remain outstanding after the transaction was completed. He also stated that as part of this discussion Globe disclosed that its fiscal 2001 EBITDA estimate had been reduced from $29.9 million as contained in the confidential information memorandum previously given to ERP to $26.5 million in the most recent data given to ERP In response to Mr. Griffin's inquiry to the FBR representative as to where he expected the Globe stock might trade if there were no transaction and the earnings came in as now projected, the FBR representative offered his view that there existed a risk of the stock trading substantially lower than the current $12 range due to the fact that this would be the fourth time that Wall Street earnings estimates had been missed.

         The Special Committee met again by telephone conference call on December 23. Messrs. Hoguet, Neller, the FBR representative and counsel were also in attendance. The Special Committee recessed its meeting so that it could review the latest proposals in the form of a draft exclusive negotiation agreement from ERP. After resuming the meeting, Mr. Griffin, the chairman, asked Messrs. Hoguet, Neller and the FBR representative to advise the Committee of current developments in the ERP negotiations. Mr. Hoguet reviewed changes to the proposed exclusive negotiation agreement, pointing out, among other things, changes related to Globe's future performance, changes in the fourth quarter projections and the decline in projections for the full fiscal year 2000, as well as the projected decline in EBITDA for fiscal 2001 and a potential inventory adjustment. He also stated that ERP had lowered its proposal from $14.00 to $13.50 per share in response to the information furnished. Mr. Hoguet also noted other changes to the agreement and his belief that in a properly structured transaction the consent of the holders of Globe's 7.54% senior notes would not be required in the transaction.

         The exclusive negotiation agreement provided for an exclusive negotiation period through January 13, 2000. It prohibited Globe and its representatives from negotiating with other parties during that period. It also outlined the proposed structure for the transaction as well as terms for participation by Messrs. Hoguet and Neller in the continuing business in which their contribution of Globe stock would be valued at $13.50 per share. The exclusive negotiation agreement provided that Globe would owe ERP a fee of $2.5 million if Globe refused to execute a definitive agreement on the transaction terms proposed. It also provided that if ERP failed to execute a definitive agreement on the same terms, other than as a result of any of its assumptions listed in the agreement being materially erroneous or any information having been previously provided to it being misleading, it would pay Globe $2.5 million. The Agreement further provided that if Globe were required to pay ERP a $2.5 million fee and then within one year after termination of the exclusive negotiation agreement Globe entered into an agreement with any other party for an acquisition of more than 25% of Globe's outstanding stock or assets or if any other transaction occurred in which another party acquired Globe or sufficient of its securities to be able to consolidate Globe as a subsidiary in its financial statements, Globe would pay an additional fee of $2.5 million to ERP. Other provisions were that Globe would receive a fairness opinion based on those terms and that Messrs. Hoguet, Neller and other principal stockholders of senior management of Globe would enter into a voting agreement whereby they would agree to vote all of their Globe shares in favor of the transaction.

         The Special Committee then discussed with counsel the proposed timing for the transaction. Counsel reviewed requirements under the Hart Scott Rodino Antitrust Improvements Act and the Securities Exchange Act of 1934. Mr. Griffin inquired as to what could go wrong with the transaction and the Committee then discussed various scenarios including the possibility of further earnings declines, anti-trust scrutiny by the Federal Trade Commission and shareholder or other litigation.

         The Special Committee then excused Messrs. Hoguet and Neller from the meeting and queried the FBR representative as to whether and what type of fairness opinion FBR would be able to render. The FBR representative reviewed the factors that his firm was considering on this point. The Committee discussed the part of the ERP proposal that required Messrs. Hoguet and Neller to each make an investment of up to $3 million in the continuing Globe enterprise. The FBR representative pointed out that in his opinion, under the terms of the transaction Messrs. Hoguet and Neller would start out with their investment valued at a discount to $13.50 based upon the terms which ERP proposed for the ultimate repurchase of their shares. He further stated that in his opinion the cash transaction to the public was better than the cash and stock transaction would be for Messrs. Hoguet and Neller. He stated that ERP had required Messrs. Hoguet and Neller to invest in the continuing Globe enterprise to demonstrate their confidence in it and so that ERP could gain the advantage of their expertise in managing the Company. In addition, their investment in the enterprise provided the equity to permit ERP to make the acquisition without impairing its tax status as a real estate investment trust. The FBR representative stated that he had attempted, without success, to negotiate a lower contribution by Messrs. Hoguet and Neller to the continuing operation.

         The FBR representative then reviewed for the Special Committee the process which had been followed in seeking a buyer for Globe. He noted that Globe's investigation of strategic alternatives had first been announced to the public in its September 13, 1999 press release. His firm had then prepared a confidential information memorandum concerning Globe with the assistance of management. His firm then contacted 100 potential purchasers, including ERP, and sent confidentiality agreements and a confidential information memorandum to 30 potential buyers. The list of potential buyers then narrowed to six indications of interest submitted. Following this, five potential buyers visited with management and with other personnel of Globe. This number then had narrowed to two and ended with one offer on the table, that being the one from ERP.

         The FBR representative stated that his firm had looked at the possibility of taking the Company private with the Company's management. It had also made known to potential buyers that Globe would consider selling off the business in segments. Although some interest had been received for that type of proposal, the FBR representative believed that it would not be possible, based on the indications received, to obtain full value for the entire Company if it were sold piecemeal. In response to questions of the Special Committee, he repeated his earlier observation that if there were no transaction, Globe stock would, in his opinion, likely trade substantially below the then current $12 range. The Committee continued its discussion. Mr. Parise pointed out that the mid-term 2001 outlook was negative as far as growth and that would mean that Globe's only real hope of maintaining earnings near prior year levels would be through significant cost cutting, but that strategy would inhibit growth prospects. Mr. Griffin observed that standing alone Globe had exhausted its ability to grow further via acquisition without substantial additional equity financing. He noted that revenues were down in both the furniture rental area and the corporate housing business if acquisitions were excluded. These factors were attributed to increased competition from extended stay hotels as well as the decline in the relocation of executives due to the tight labor market.

         The Committee then unanimously resolved that the proposed transaction with ERP at $13.50 per share as represented by an exclusive negotiation agreement between Globe and ERP be accepted and that management be authorized to enter into such an agreement. The Special Committee then recalled Messrs. Hoguet and Neller to the meeting by telephone and the parties agreed to further meetings to be held on December 30, January 10, 2000 and January 12, 2000 since the exclusive negotiation agreement contemplated signing a definitive agreement by January 13, 2000. The FBR representative stated that his firm's fairness opinion would be ready on January 12.

         The Special Committee met again by telephone conference call on December 30. With them were Messrs. Hoguet and Neller as well as Sharon G. Kebe, Globe's Senior Vice President - Finance and Treasurer, the FBR representative and the Company's counsel, Keating Muething & Klekamp, P.L.L. Mr. Griffin, the chairman, first asked Ms. Kebe to report on due diligence developments. She reported that the ERP team and its outside accountants were scheduled to return to Globe on January 5th. They had announced that they would focus on several items including testing revenues, examining fourth quarter forecasts, and looking at bonus requirements while their accountants would be concentrating on inventory and accounts receivable matters. Next, the Committee discussed with Ms. Kebe likely third quarter inventory adjustments and instructed her to discuss these matters with Globe's outside accountants, PricewaterhouseCoopers LLP. The Committee also discussed proposed severance and bonus arrangements for executives to be entered into upon the closing of the transaction with ERP.

         The Special Committee next met by telephone conference call on January 7, 2000. In addition to the members of the Committee, Messrs. Hoguet, Neller, the FBR representative and the Company's counsel were present. Management reported to the Committee discussions concerning the structure under which Messrs. Hoguet and Neller would maintain a portion of their investment in the continuing operation. It was also reported that a $300,000 pre-tax physical inventory adjustment would be booked in the third fiscal quarter. Counsel then reviewed developing changes to the Merger Agreement, particularly the insertion of a termination date of August 31, 2001 and changes to the breakup fee arrangements. The draft now provided breakup fees for each party with an additional breakup fee if Globe were to accept and close on a better transaction.

         The Committee excused Messrs. Hoguet and Neller from the meeting and discussed with counsel the interrelationship between Messrs. Hoguet and Neller's proposed arrangements whereby they would continue in the business, the structure of the Merger Agreement and whether there were conflicts in the transaction between those two proposed transactions. The Committee, on the advice of counsel, determined that there was not a conflict in the terms of the transaction since ERP was the party that insisted that Messrs. Hoguet and Neller retain an investment in the continuing Globe enterprise to satisfy ERP's requirements.

         The Committee next met on January 11, 2000 again by telephone conference call and also again with Messrs. Hoguet, Neller, the FBR representative and counsel present. The purpose of the meeting was to receive an update on developments that had occurred since the prior meeting. The Committee considered the implications of questions that ERP was raising concerning the Company's outstanding debt. The consensus of the Committee was that ERP was signaling some type of modification to the price of the transaction. The Committee also discussed a draft of the fairness opinion that had been received. In addition, ERP had proposed a voting agreement whereby Messrs. Hoguet and Neller and Mr. Hoguet's father-in-law, Alvin Meisel, who is also a director of Globe, would agree to vote in favor of the Merger. Together they would vote approximately 39% of the outstanding shares. Counsel stated that approval of the Merger would require the affirmative vote of at least 50% of all outstanding shares.

         Mr. Hoguet confirmed information he had previously given Committee members and counsel that he had received a call from an investment banking firm indicating that there was a substantial real estate investment trust with an interest in acquiring Globe. He had referred the call to the FBR representative. Counsel advised that the exclusive negotiation agreement prohibited Globe from giving information to any other party during its term but that the terms of the proposed Merger Agreement, when executed, would allow that information to be given.

         During the meeting a call was received from ERP and the Committee recessed allowing management to take that call. When the meeting reconvened, the FBR representative reported that ERP proposed that the purchase price remain at $13.50 but that up to $.50 of the consideration be paid at a later time if representations, warranties and covenants of Globe that would survive the Merger proved to be accurate. The Committee discussed this proposal and it was their consensus that Globe should investigate a small reduction in the purchase price in the range of $.10 to $.25 per share in return for eliminating the conditions concerning the representations and covenants. The Committee then excused Messrs. Hoguet, Neller and the FBR representative from the meeting and reviewed the entire matter with counsel prior to adjournment.

         On January 12, 2000 the Committee met again by telephone conference with Messrs. Hoguet, Neller, the FBR representative and Company counsel also in attendance. The chairman asked for an update on the negotiation. Counsel responded that the negotiation group had gone back with a $13.25 offer. This approach was rejected by ERP. After discussions of alternatives with ERP, the committee concluded that the $13.00 plus $.50 proposal of ERP was the preferred alternative. The

Committee asked management and the FBR representative for their recommendations. Counsel stated that from a legal standpoint a transaction on the $13.00 plus up to an additional $.50 basis proposed by ERP would not interfere with the timing of the transaction although the description and details would be somewhat complex. The FBR representative stated that he believed that FBR would opine that a transaction on this basis would be fair.

         Management also reported that another unsolicited call had been received from another investment banking firm on behalf of an unnamed party with an interest in acquiring Globe. The Committee asked Mr. Neller to advise ERP of that call and then to forward the call on to the FBR representative.

         In view of the January 13th deadline for execution of a definitive agreement contained in the exclusive negotiation agreement and the desirability of allowing time for negotiations, the Committee authorized management to extend the exclusive negotiation agreement on a day to day basis at a revised level of $13.00 per share cash plus up to an additional $.50 per share. Messrs. Hoguet, Neller and the FBR representative were then excused and the Committee continued to review the matter with counsel. In particular, the Committee discussed the likelihood of other potential buyers for Globe at a higher price than was being offered by ERP. They also talked about other alternatives to the sale of Globe at this time, including such concepts as going private, selling assets in pieces and withdrawing from the sale process and continuing in the business. They expressed their belief that several years of retrenchment were on the horizon for the industry and Globe and that none of the alternatives they were discussing would be as favorable to shareholders as the offer of $13.00 per share and up to an additional $.50 per share that was on the table from ERP.

         The Special Committee met again on January 13, 2000 by telephone conference call with Messrs. Hoguet, Neller, the FBR representative and counsel present. In response to Mr. Griffin's inquiry, counsel took the Committee through the discussions that had been held that day aimed at reaching an agreement with ERP. The Committee discussed with counsel Ohio's dissenters rights statute and how that would apply to the transaction and contract provisions allowing ERP to terminate the transaction before closing if holders of more than 10% of Globe's outstanding shares demanded appraisal rights. There was also a discussion of the proposed voting agreement arrangements. The general consensus was that although that arrangement would require a vote of 39% of the stock for the ERP proposal even if a higher offer were being made by outsiders, that should not be an impediment to a higher value transaction since approval of the ERP transaction required the affirmative vote of at least 50% of the outstanding Globe stock.

         The Committee reviewed with the FBR representative the fairness opinion of FBR concerning the ERP proposal as well as the methodologies that had been utilized by his firm in arriving at their conclusions. He noted that results for the third quarter that were now available were anticipated by his firm in reaching its conclusion. The chairman asked why the proposed fairness opinion excluded Messrs. Hoguet and Neller from its conclusion and the implications of that exclusion. The FBR representative said that Messrs. Hoguet and Neller had been excluded because their transaction and the consideration they would receive would be different in form from that being received by public shareholders. He went on to say however, that although the opinion presented did not say so, it was his firm's belief that the value of the consideration to be received by Messrs. Hoguet and Neller was less than that being received by the public shareholders because the consideration to be received by Messrs. Hoguet and Neller would in part consist of illiquid, non-control and economically subordinate securities with a value less than the cash being received by public shareholders in the Merger.

         The Committee recessed the meeting to allow its members to review additional drafts of the documentation that was being provided to them by counsel. After the meeting reconvened, Mr. Parise asked counsel to review again the changes that had been made to the draft documents since January 11. The Committee also discussed the signed fairness opinion from FBR it had received which stated that a price of $13.00 was fair without assuming receipt of up to an additional $.50 per share. The FBR representative stated that he had relied primarily on a comparable company analysis in reaching his conclusions. He repeated his earlier statements that if there were no transaction, and in view of Globe's disappointing third quarter results, of which the Committee was aware and that were about to be announced, there existed a substantial risk that Globe's stock would decline significantly. He reiterated his comments concerning the proposed continuing interest of Messrs. Hoguet and Neller in Globe under the ERP proposal.

         The Committee excused Messrs. Hoguet, Neller and the FBR representative from the meeting at this point. The Committee then continued its discussion of the proposed transaction and its fairness to shareholders. It noted particularly downward trends in both the Company and the marketplace for the industry, recent stock prices, and Globe's debt load in absolute size and in relation to its book value. It also discussed its conclusion that Globe could not continue to grow through acquisitions with its present debt load and the advice it had received from FBR as to the substantial risk that Globe's stock would decline significantly without a transaction of the nature being proposed by ERP. Committee members also discussed the indications of interest that had been received in the last several days from investment banking firms. They observed that the terms of the proposed Merger Agreement would allow Globe to proceed with the ERP transaction but at the same time accept a better transaction if one were offered at the cost of a termination fee of $5,000,000. They noted that FBR's compensation was based on a percentage of the transaction price and that therefore it would have a continuing motivation to pursue a higher value transaction if one were to materialize. Then after completion of its deliberations, the Committee unanimously determined that the terms of the proposed transaction with ERP, as contained in a draft Agreement and Plan of Merger and related documents were fair and in the best interests of the shareholders of Globe other than Messrs. Hoguet and Neller and also unanimously recommended that the directors and shareholders approve and adopt the Agreement and Plan of Merger.

         Following the Special Committee meeting of January 13th, the Board of Directors met on January 13 by telephone conference call. All of the directors were present as were the FBR representative and Globe's counsel. The Chairman, Mr. Hoguet, opened the meeting by asking the Special Committee to report on its deliberations. Mr. Griffin reviewed for the Board the deliberations and actions of the Special Committee and its recommendation concerning the ERP offer. The Board discussed these developments in detail with those present and also noted those aspects of the Merger Agreement which would allow the Board to accept a higher offer should one be made by a third party. The FBR representative reviewed his firm's fairness opinion with the Board and its conclusion that $13.00 per share was fair to shareholders other then Messrs. Hoguet and Neller from a financial point of view. The Board excused the FBR representative from the meeting at this point and continued with their discussion of the transaction and its ramifications to shareholders. After this discussion, the Board unanimously resolved to accept the report and recommendation of its Special Committee, determined that the terms of the proposed acquisition of Globe would be fair to and in the best interests of Globe's shareholders other than Messrs. Hoguet and Neller and recommended that the shareholders adopt the Agreement of Merger. The resolution also authorized management to enter into the Agreement and Plan of Merger and related agreements; waived application of Ohio Revised Code Section 1704, generally known as the business combination statute, to the acquisition by ERP's subsidiary through consummation of the Merger of 10% of Globe's outstanding Common Stock; and set a record date and a meeting date for a shareholders meeting to vote upon the proposal.

         After this meeting the parties executed an Agreement and Plan of Merger along with the Voting Agreements attached as Appendix C and an agreement providing for Messrs. Hoguet and Neller's investment in the continuing Globe enterprise.

         Preliminary proxy materials were filed with the Securities and Exchange Commission on February 18, 2000. Comments were received from the staff of the SEC and a response filing was made on March 23, 2000. The proxy material remained under submission for some time. During that time, it became evident that Globe's financial performance for the fourth quarter of fiscal 2000 would be lower than for the prior year by more than previously anticipated. In these circumstances, ERP initiated discussions with Globe's Special Committee and conducted additional due diligence. In late April 2000, the Special Committee and representatives of ERP entered into negotiations responding to ERP's concern about the decline in Globe's operating performance. Earnings per share for the fourth quarter of fiscal 2000 declined 133% to a loss of $.07 per share compared to $.21 per share in the fourth quarter of fiscal 1999. For the full fiscal year ending February 29, 2000 earnings per share declined 54% to $.51 per share compared to $1.10 for fiscal 1999.

         These discussions led to an agreement on May 4, 2000 to amend the Merger Agreement of January 13, 2000. The principal changes of the amendment were to remove the consideration of an additional $.50 per share, which was contingent upon certain representations and warranties of Globe being true and correct for a period of time after the Merger and to provide that the representations and warranties do not survive closing. The Special Committee was aided by its financial advisor during this period and, after consideration of the changes, was of the opinion that a revised transaction of $13.00 per share without the possibility of an additional $.50 per share was in the best interests of Globe's shareholders and should be adopted. The Committee noted that no inquiries had been received from other parties for the acquisition of Globe since announcement of the original transaction in January 2000. The Amended and Restated Agreement and Plan of Merger continues to allow for the receipt of any such additional proposals by other parties. The Special Committee presented its conclusions at a meeting of the Board of the Directors of Globe which began on May 9, recessed and concluded on May 10, 2000. The FBR representative was present throughout the meeting and expressed the opinion of his firm that the transaction would be fair to shareholders at the $13.00 price.

FAIRNESS DETERMINATIONS AND RECOMMENDATIONS

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         The Special Committee of the Board of Directors and the full Board of Directors, including Messrs. Hoguet and Neller, after considering the terms and structure of the revised Merger terms and reviewing with counsel and its financial advisor the legal and financial aspects of the proposed transaction, believe that the proposed Merger, as revised, is fair to and in the best interests of Globe's public shareholders. They have, therefore, recommended that shareholders vote for adoption of the Merger Agreement.

         These conclusions are based on a number of factors, namely:

         o The fact that after an extensive auction process, ERP was the only firm bidder for the whole Company;

         o        The fairness opinion of the Company's financial advisor, FBR;

         o Declines in Globe's earnings which continued throughout fiscal 2000 and which are expected to continue into the first quarter of fiscal 2001.

         o Globe's failure to meet analysts' projections for earnings five times since it went public in February 1996;

         o Declines in Globe's stock price from a high of $15 on January 19, 1999 to the $12 price range prior to announcement of the original Merger terms on January 13, 2000;

         o A slow-down in the two business areas in which Globe competes, namely, the corporate housing business and the furniture rental business;

         o A recognition that Globe's recent growth has come through acquisitions and that, without additional equity infusions, it would not be able to secure sufficient credit to continue those acquisitions on a cash basis;

         o The belief that, at current prices for Globe's stock, the raising of additional equity or the use of equity in acquisitions would be impractical;

         o The belief that the sale of the entire Company for cash was superior to other alternatives examined; and

         o Provisions of the Amended and Restated Agreement and Plan of Merger that permit Globe to entertain higher offers.

         Both the Special Committee and full Board attach more weight to the auction process and the opinion of the financial advisor in their determination of fairness than to the other factors and have adopted the analysis of the financial advisor. They did not think that historical market prices or prices paid in individual transactions by any of the executive officers in the last two years were relevant to a present determination of value. They also did not think that net book value, going concern value or liquidation value were particularly relevant to the transaction under consideration since the price under consideration was the best received after an extensive and open auction process and the fact that the fairness of that price was confirmed by FBR in its opinion.

         The Special Committee and the Board did not believe it was necessary to condition approval of the Merger as originally contemplated and as amended, on a majority vote of public shareholders, nor did they believe it was necessary to retain an unaffiliated representative to represent them. Their reason for this belief is that Messrs. Hoguet and Neller had the same economic interests in securing the highest possible price as did public shareholders. Their continuing interest in Globe Holding is set at $13.00 per share. The price they will receive for the shares they are selling was affected in the same manner as public shareholders by the deletion of the original provision for an additional consideration of up to $.50 per share. The Committee also noted that Ohio law provides an appraisal remedy for shareholders who are dissatisfied with the purchase price.

         Messrs. Hoguet, Neller and the other executive officers who will invest in the continuing Globe enterprise have each also determined that the proposed Merger is fair to and in the best interests of Globe's public shareholders and each recommend that shareholders vote for adoption of the Merger Agreement. Those other executive officers are Christopher S. Gruenke, Louis W. Holliday, Sharon G. Kele, Cory M. Nye, Jeffery D. Pederson, John H. Ruby and Lyle J. Tomlinson. Each of these persons have based their conclusions and recommendations solely upon the analyses and determinations made by the Special Committee of the Board of Directors and the fairness opinion expressed by FBR and have adopted the analysis made by FBR. Messrs. Hoguet, Neller and the other executive officers each may be deemed to have a conflict of interest in making their recommendations because of their participation in the continuing Globe enterprise. See "Interests of Executive Officers in the Merger."

         The financial advisor provided similar services to Globe in connection with a strategic acquisition by Globe that was not consummated and for which it received a $25,000 retainer and reimbursement of out-of-pocket expenses. It had also provided advice and services to Globe in connection with a possible stock offering at various times since October 1998 without receiving additional fees. Fees to FBR for its advice to Globe in connection with the proposed restructuring through the auction process and the fairness opinion were negotiated by FBR and Globe senior management. Those fees were $175,000 upon delivery of the opinion set forth below and upon consummation of the Merger an estimated $1,190,000, less the $25,000 retainer previously paid, plus out-of-pocket expenses.

         No further inquiry was received as of the date hereof from the two parties that had expressed an interest in acquiring Globe as reported to the Special Committee in its meetings on January 11 and January 12, 2000.

RECOMMENDATIONS OF ERP AND CERTAIN AFFILIATES

         None of ERP, Equity Residential Properties Trust ("EQR"), Douglas Crocker II, President of EQR and the following Executive Vice Presidents of EQR:
Alan W. George, David J. Neithercut, Gerald A. Spector and Bruce C. Strohm (collectively, the "ERP Parties") have undertaken any formal evaluation of its own as to the fairness of the terms of the Merger to the public shareholders of Globe. The ERP Parties, however, have considered the factors, set forth herein, which were taken into account by the Special Committee and Board of Directors of Globe in determining the fairness of the Merger to the public shareholders of Globe and in recommending the approval of the Amended and Restated Agreement of Merger. See "Recommendations of the Special Committee and the Board of Directors." Following their consideration of these factors, the ERP Parties adopted the conclusions, and the analysis underlying such conclusions, of the Special Committee and Board of Directors of Globe with respect to the fairness of the terms of the Merger to the public shareholders of Globe, in each case subject to the assumptions and limitations set forth herein. The ERP Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the factors considered by the Special Committee and Board of Directors of Globe independent of the analysis used by the Special Committee and Board of Directors in reaching their respective conclusions as to the fairness of the Merger. Based solely on the foregoing, and without undertaking any analysis of its own with respect to the fairness of the terms of the Merger to the public shareholders of Globe from a financial point of view, the ERP Parties believe that the terms of the Merger are fair from a financial point of view to the public shareholders of Globe.

OPINION OF THE FINANCIAL ADVISOR

         The following is the full text of the opinion of Friedman, Billings, Ramsey & Co., Inc. supplied to the Special Committee and the Board of Directors on May 10, 2000:


May 10, 2000

Board of Directors
Globe Business Resources, Inc.
11260 Chester Road
Suite 400
Cincinnati, OH 45246

Board of Directors:

         You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR") provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock ("Shareholders") of Globe Business Resources, Inc. (the "Company") of consideration to be received by them pursuant to the Amended and Restated Agreement and Plan of Merger dated May 10, 2000 (the "Merger Agreement") among the Company, a newly formed Delaware Corporation ("NewCo") and ERP Operating Limited Partnership, an Illinois limited partnership of which Equity Residential Properties Trust is the General Partner. Pursuant to the Merger Agreement, a wholly owned subsidiary of NewCo will be merged with and into the Company (the "Merger"). The Merger Agreement provides, among other things, that for each outstanding share of common stock of the Company (a "Share") (other than those shares subject to dissenters' rights), Shareholders will receive $13.00 cash per Share other than with regard to 296,296 Company shares held by certain members of Management ("Management"). Management will be required to exchange the 296,296 Company Shares, for class B common stock of NewCo. The terms of the Merger are more fully set forth in the Merger Agreement

         FBR has acted as financial advisor to the Company in connection with the Merger. Additionally, FBR was requested to, and did complete a broad solicitation of third party indications of interest in acquiring all or any part of the Company. In delivering this opinion, FBR has among other things:

         1. Reviewed the Company's Annual Report to Shareholders for the fiscal year ended February 28, 1999 and the Company's draft Annual Report on Form 10-K for the fiscal year ended February 29, 2000 (FBR has assumed that the final February 29, 2000 Form 10-K filing will not differ in any material respect from the draft provided by Management);

         2. Reviewed the Company's Annual Proxy Statement dated May 26, 1999 filed with the SEC;

         3. Reviewed the Company's Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended May 31, 1999, August 31, 1999 and November 30, 1999;

         4. Conducted discussions with certain members of management of the Company concerning the financial condition, results of operations, financial forecasts, business and prospects of the Company;

         5. Reviewed the reported market prices and trading activity for the Shares for the period January 8, 1997 through May 9, 2000;

         6. Compared the results of operations and financial condition of the Company with those of certain publicly-traded companies that FBR deemed to be reasonably comparable to the Company;

         7. Participated in discussions and negotiations among representatives of the Company and Equity Residential Properties Trust;

         8. Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

         9. Reviewed a copy of the Merger Agreement and related documents; and

         10. Performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

         In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning the Company furnished to it by the Company, or the publicly-available financial and other information regarding the Company and other comparable public companies. FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise. FBR has further relied on the assurances of management of the Company that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for the Company provided to FBR by the Company's management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial and operating performance of the Company. FBR has assumed that there has been no undisclosed material change in the Company's assets, financial condition, result of operations, business or prospects since February 29, 2000, and has relied upon the draft 10-K for February 29, 2000 as representation of the Company's financial position and operating results through that date. FBR was not requested to, and did not, undertake an independent appraisal of the assets or liabilities of the Company nor was FBR furnished with any such appraisals. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

         In connection with FBR's role as financial advisor to the Company regarding the Merger, FBR will receive a fee which is conditioned upon the consummation of the Merger, and will also receive a fee of $175,000 upon rendering this opinion.

         Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that consideration to be received by the Shareholders (other than for the Company Shares which certain members of Management are required to exchange for class B common stock of NewCo for which you have not requested us to provide an opinion) in the Merger is fair, from a financial point of view, to the Shareholders of the Company.

         This letter does not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the proposed Merger or as to what election Management should make pursuant to the Merger Agreement. This letter is for the information of the Board of Directors and of the Special Committee of the Board of Directors and may be referred to and reproduced in its entirety in proxy materials sent to the Shareholders in connection with the solicitation of approval for the Merger. The letter may not be otherwise reproduced, disseminated, quoted from or referred to by the Company without FBR's prior written consent.

                                    Very truly yours,

                                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


         Preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances at hand. The following summary of FBR's analysis does not purport to be a complete description of the presentations made by it to Globe's Special Committee and its Board of Directors. In reaching its opinion, FBR did not attribute any particular weight to any analysis or factor considered by it, but rather made its determinations on the basis of qualitative judgements as to the significance and relevance of each analysis and factor taken as a whole. Accordingly, FBR believes that the analyses summarized below must be considered as a whole and that considering any portions of the analysis or the summary without considering all factors and analyses could create an incomplete view of the process underlying its opinion. With respect to the comparable public trading analyses and comparable transaction discussions, no public company or transaction is identical to Globe or the proposed Merger. These analyses were prepared solely for the purposes of providing an opinion to Globe's Board of Directors and do not purport to be appraisals or reflect prices at which businesses or securities actually may be sold.

Comparable Company Analysis

         FBR analyzed historical and projected financial operating and stock market data for the following furniture rental companies; Aaron Rents, Inc., Rent-Way, Inc., Rent-A-Center, Inc., and Rainbow Rentals, Inc. It made the same analysis with respect to BridgeStreet Accommodations, Inc., a corporate housing company. FBR analyzed the comparable stock prices, equity value, enterprise value, last twelve months (LTM) revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes
(EBIT), and net income (NI). The analysis showed that the comparable companies had a multiple of EV/LTM revenue ranging from 0.3x to 1.7x, with a mean of 1.0x and a median of 0.8x. Applying the mean and median multiples of this analysis to Globe's LTM revenues implies a range of value for Globe of $18.18 per share to $13.66 per share. The EV/LTM EBITDA multiple from the comparable companies had a range of 2.3x to 8.0x and a mean and median of 4.3x and 3.9x, respectively. Applied to Globe, the mean and median multiples of EV/LTM EBITDA imply a range of value for Globe of $6.71 per share to $4.67 per share. The EV/LTM EBIT multiples for the comparable companies ranged from 6.8x to 10.9x with a mean and median of 8.7x and 8.5x, respectively. Applying the mean and median multiples to Globe's LTM EBIT provides a range of indicated value from $3.06 per share to $2.75 per share. Finally, the Equity Value (EQV) to LTM NI analysis of comparable companies yielded multiples ranging from 11.2x to 16.1x with a mean and median of 12.8x and 11.9x, respectively. Applied to Globe's LTM NI the mean and median multiples imply a range of value for Globe shares of $6.55 to $6.12 per share.

Comparable Purchase Transactions

         FBR analyzed 12 comparable purchase transactions selected based upon the following parameters: US deals announced from May 1, 1999 through April 30, 2000, deal value between $50 - $500 million and 100% of selling company acquired. In addition, the deals were screened by the acquired company's industry. The seller was required to be a business services company; however, due to the unique nature of Globe's business the analysis does not include directly comparable companies. In addition, the deals were screened by the acquired company's specific industry to exclude technology companies such as CombiChem, GRC International and Wireless One. FBR analyzed the enterprise value of each acquired company against each acquired company's LTM revenues, EBITDA, EBIT, and the equity value of each acquired company against each acquired company's LTM net income. For certain analyses the number of transactions selected was smaller than the 12 comparable purchase transactions due to the nature of certain values unique to each specific transaction that was not selected. The analysis showed that the comparable transactions had a multiple of EV/LTM revenue ranging from 0.1x to 2.3x, with a mean of 0.8x and a median of 0.6x. Applying the mean and median multiples of this analysis to Globe's LTM revenues implies a range of value for Globe of $12.27 per share to $7.15 per share. The EV/LTM EBITDA multiple from the comparable transactions had a range of 3.1x to 10.8x and a mean and median of 6.8x and 6.1x, respectively. Applied to Globe, the mean and median multiples of EV/LTM EBITDA imply a range of value for Globe of $17.85 per share to $14.52 per share. The EV/LTM EBIT multiples for the comparable transactions ranged from 4.1x to 21.8x with a mean and median of 12.1x and 10.8x, respectively. Applying the mean and median multiples to Globe's LTM EBIT provides a range of indicated value from $9.45 per share to $6.96 per share. Finally, EQV/LTM NI analysis of comparable transactions yielded multiples ranging from 6.9x to 45.8x with a mean and median of 19.6x to 16.0x, respectively. Applied to Globe's LTM NI the mean and median multiples imply a range of value for Globe shares of $10.02 to $8.21 per share.

         The comparable purchase transactions analyzed were:


           Date Effective               Target Name                             Value of Transaction ($ mil)
               3/24/00          BridgeStreet Accommodations                                $33.3
               3/23/00          PS Group Holdings Inc                                     $105.1
                3/9/00          Gibson Greetings Inc                                      $182.9
               1/14/00          American Business Products Inc                            $305.6
               1/14/00          Cort Business Services                                    $477.2

           Date Effective               Target Name                             Value of Transaction ($ mil)
              12/22/99          Intelliquest Information Group                            $107.1
              11/23/99          Merrill Corp                                              $486.9
              10/31/99          Novacare Employee Services Inc                             $70.0
               9/30/99          Jevic Transportation Inc                                  $193.7
                9/1/99          Mark VII Inc                                              $211.6
               8/31/99          Smartflex Systems                                          $90.1
               6/18/99          EMCON                                                      $68.6

         None of these transactions involved affiliated purchasers.

Analysis of Premiums Paid

         In order to analyze the proposed premium paid for Globe, FBR conducted a premium paid analysis for acquisitions comparable to the proposed acquisition of Globe. The analysis reflects Globe's micro-cap status and the all cash nature of the transaction. FBR used a Securities Data Corporation screen to determine the proper comparable transactions for the analysis.

         The parameters to determine inclusion in the analysis were: US deals announced from May 1, 1999 through April 30, 2000, deal value between $50 - $500 million and 100% of selling company acquired. In addition, the deals were screened by the acquired company's industry. The seller was required to be a business services company; however, due to the unique nature of Globe's business the analysis does not include directly comparable companies. In addition, the deals were screened by the acquired company's specific industry to exclude technology companies such as CombiChem, GRC International and Wireless One. Our screen produced 12 comparable transactions based upon the description above. For the transactions produced, FBR determined the premium paid for the time period of four weeks, one week and one day before the transaction was announced. The mean premium paid four weeks prior to announcement was 61.7%, for one week prior it was 57.7%, and for one day prior it was 43.1%. The adjusted mean in all cases was lower than the non-adjusted mean. The adjusted means were 55.7%, 48.0% and 41.4% for four weeks, one week and one day period prior to announcement, respectively. The median was below the adjusted mean in all the observations, for four weeks prior it was 49.3%, for one week prior it was 36.4% and for the one day period prior it was 33.8%.

         For all 12 transactions across all three time periods, the highest premium paid was 217.0%, and the lowest premium paid was -21.6%. Four weeks prior to announcement, the high premium was 205.5%, and the low was -21.6%. One week prior to announcement, the high premium was 217.0%, and the low was B3.6%. One day prior to the announcement the high was down to 108.70% and the low was B4.8%.

         These computations of mean and median premiums for each time period when applied to Globe's closing per share price on the corresponding days prior to the initial announcement on January 14, 2000 resulted in a range of prices from $15.88 to $21.12 for Globe.

Discounted Cash Flow Analysis

         FBR performed a discounted cash flow analysis of the free cash flow of Globe's projected five year performance estimates as prepared by Globe's management. For these purposes, FBR utilized an aggressive case and a downside case as prepared by Globe management and applied a range of terminal values based on 7.0x - 9.0x EBIT, a discount rate range of 15.0% - 25.0%, and a tax rate of 40.0%. From these assumptions, FBR calculated per share values for Globe under the aggressive range from $3.85 to $16.85. Applying those same assumptions to management's downside case projections resulted in a calculation of per share values ranging from ($1.26) to $7.13.

         No representation or warranty was made by anyone with respect to the projections provided. Financial projections are subject to contingencies beyond the control of management and their realization depends on numerous factors including actual costs incurred in relation to such projections and decisions by management to modify business plans to address changing needs and changing operating environments. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, it is expected that there will be differences between projected and actual results. The following were the projections provided by Globe to FBR and used by FBR in its analysis.


GLOBE BUSINESS RESOURCES, INC.                                                            Management High DCF
HISTORICAL AND PROJECTED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------
(All Dollar Amounts in Thousands)
FYE: 2/28

                               -------------------------   -------------------------------------------------------
                                  1997   1998     1999       2000     2001E    2002E    2003E    2004E    2005E
                               -------------------------   -------------------------------------------------------
  Total revenues               $67,520 $103,900 $147,450   $157,680  $171,467 $186,212 $202,300 $217,294 $233,564
  Total costs of goods sold     28,207   52,843   84,255     95,861   102,477  112,739  123,179  132,828  143,330
                               -------------------------   -------------------------------------------------------
  Gross profit                  39,313   51,057   63,195     61,819    68,990   73,473   79,121   84,467   90,235
  Gross margin                    58.2%    49.1%    42.9%      39.2%     40.2%    39.5%    39.1%    38.9%    38.6%


  Expenses                      31,334   40,150   48,148     48,580    50,250   53,906   56,537   59,146   61,810
  Nonrecurring Items                 0        0        0      1,640         0        0        0        0        0
  Amortization of goodwill         225    1,003    2,034      2,491     2,624    2,660    2,630    2,600    2,580
                               -------------------------   -------------------------------------------------------
  Total operating expenses      31,559   41,153   50,215     52,711    52,874   55,966   59,167   61,747   64,460
  EBIT                           7,754    9,904   12,980      9,108    16,116   17,507   19,954   22,720   25,775
  EBIT margin                     11.5%     9.5%     8.8%       5.8%      9.4%     9.4%     9.9%    10.5%    11.0%

                              2/28/97  2/28/98  2/28/99    2/28/00   2/28/01  2/28/02  2/28/03  2/28/04  2/28/05
                               -------------------------   -------------------------------------------------------
                                  1997   1998     1999       2000     2001E    2002E    2003E    2004E    2005E
                               -------------------------   -------------------------------------------------------
  Interest/other expenses        1,368    3,241    4,389      4,897     5,150    4,691    4,255    3,642    2,905
  Earnings before taxes          6,386    6,663    8,591      4,211    10,966   12,816   15,699   19,078   22,870
  Income tax expense             2,478    2,598    3,437      1,735     4,386    5,126    6,280    7,631    9,148
  Tax rate                        38.8%    39.0%    40.0%      41.2%     40.0%    40.0%    40.0%    40.0%    40.0%
  Net income                   $ 3,908   $4,065   $5,154    $ 2,476   $ 6,580  $ 7,689  $ 9,419  $11,447  $13,722
                               =========================    ======================================================


GLOBE BUSINESS RESOURCES, INC.                                                                  Management High DCF
HISTORICAL AND PROJECTED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------
(All Dollar Amounts in Thousands)
FYE: 2/28
                                    -------------------    ---------------------------------------------------------

  ASSETS                               1999      2000        2001E         2002E      2003E       2004E      2005E
                                    -------------------    ---------------------------------------------------------
  Cash                              $  1,123    $ 2,142    $  2,142      $  2,142   $  2,142    $  2,142   $  2,142
  Marketable securities                    0          0           0             0          0           0          0
  Accounts receivable                 11,982     16,543      15,033        16,836     18,290      19,646     21,117
  Furniture, net                      55,426     54,027      56,059        57,640     59,504      61,684     64,215
  Prepaid expenses                     4,229      3,989       4,388         4,827      5,309       5,840      6,424
  Other assets                         2,988      3,367       3,700         4,950      6,200       7,700      9,200
                                    -------------------    ---------------------------------------------------------

  PP&E net                             8,469      8,197       8,747         9,172      9,534       9,831     10,062
  Goodwill                            47,580     47,038      46,164        44,504     41,874      39,274     36,694
                                    -------------------    ---------------------------------------------------------
  Total Assets                      $131,797   $135,303    $136,233      $140,070   $142,853    $146,117   $149,854
                                    ===================    =========================================================


  LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Accounts payable                  $  6,250   $  8,945    $  4,913      $  5,405   $  5,906    $  6,368   $  6,872
  Other payables/accruals              7,795      8,207       8,207         8,207      8,207       8,207      8,207
                                    -------------------    ---------------------------------------------------------


  Debt                                68,900     66,438      64,820        69,476     53,339      44,693     34,205
  Deferred income taxes                5,738      6,079       6,079         6,079      6,079       6,079      6,079
                                    -------------------    ---------------------------------------------------------
  Total liabilities                   88,683     89,669      84,019        80,167     73,531      65,348     55,363

  Total stockholders' equity          43,114     45,634      52,214        59,903     69,322      80,769     94,491
                                    -------------------    ---------------------------------------------------------
  Total Liabilities and Equity      $131,797   $135,303    $136,233      $140,070   $142,853    $146,117   $149,854
                                    ===================    =========================================================

STATEMENT OF CASH FLOWS                                                                         Management High DCF
--------------------------------------------------------------------------------------------------------------------

                                                               2/28/01   2/28/02     2/28/03    2/28/04     2/28/05
                                                             -------------------------------------------------------
                                                                 2001E    2002E       2003E      2004E       2005E
                                                             -------------------------------------------------------
Net income                                                    $  6,580 $  7,689     $  9,419   $ 11,447    $ 13,722

Depreciation on furniture                                        7,350    8,712        9,252      9,826      10,435
Depreciation on PP&E                                             2,700    2,825        2,888      2,953       3,019
Amortization of goodwill                                         2,624    2,660        2,630      2,600       2,580
Prepaid expenses                                                  (399)    (439)        (483)      (531)       (584)
Accounts receivable                                              1,510   (1,803)      (1,455)    (1,356)     (1,471)
Other assets                                                      (333)  (1,250)      (1,250)    (1,500)     (1,500)
Accounts payable                                                (4,032)     492          501        463         504
Other payables / accruals                                            0        0            0          0           0
                                                             -------------------------------------------------------
Total adjustments                                                9,421   11,197       12,084     12,455      12,983

                                                             -------------------------------------------------------
Cash From Operating Activities                                  16,000   18,887       21,503     23,902      26,705


Capital expenditures - furniture                               (23,000) (25,000)     (27,000)   (29,160)    (31,493)
Book value of furniture sold                                    13,618   14,707       15,884     17,154      18,527
Capital expenditures - PP&E                                     (3,250)  (3,250)      (3,250)    (3,250)     (3,250)
Acquisitions                                                    (1,750)  (1,000)           0          0           0

                                                             -------------------------------------------------------
Net Cash used in Investing Activities                          (14,382) (14,543)     (14,366)   (15,256)    (16,216)


Debt                                                            (1,618)  (4,344)      (7,317)    (8,646)    (10,489)
                                                             -------------------------------------------------------
Net Cash (Provided) in Funding Activities                       (1,618)  (4,344)      (7,137)    (8,646)    (10,489)


Cash at Beginning of Period                                      2,142    2,142        2,142      2,142       2,142
Net Increase / Decrease in Cash                                      0        0            0          0           0
Cash at End of Period                                            2,142    2,142        2,142      2,142       2,142
                                                             =======================================================

GLOBE BUSINESS RESOURCES, INC.                                                             Management Low DCF
HISTORICAL AND PROJECTED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------
(All Dollar Amounts in Thousands)
FYE: 2/28


                               -------------------------   -------------------------------------------------------
                                1997     1998     1999       2000      2001E    2002E    2003E    2004E    2005E
                               -------------------------   -------------------------------------------------------
  Total revenues               $67,520 $103,900 $147,450   $157,680  $156,783 $164,749 $173,947 $182,644 $191,776
  Total costs of goods sold     28,207   52,843   84,255     95,861    93,697   99,228  104,771  110,130  115,764
                               -------------------------   -------------------------------------------------------
  Gross profit                  39,313   51,057   63,195     61,819    63,086   65,521   69,176   72,514   76,013
  Gross margin                    58.2%    49.1%    42.9%      39.2%     40.2%    39.8%    39.8%    39.7%    39.6%

  Operating Expenses            31,334   40,150   48,181     48,580    47,350   49,718   52,299   54,813   57,449
  Nonrecurring Items                 0        0        0      1,640         0        0        0        0        0
  Amortization of goodwill         225    1,003    2,034      2,491     2,624    2,660    2,630    2,600    2,580
                               -------------------------   -------------------------------------------------------
  Total operating expenses      31,559   41,153   50,215     52,711    49,974   52,378   54,928   57,413   60,028

  EBIT                           7,754    9,904   12,980      9,108    13,112   13,143   14,247   15,102   15,984
  EBIT margin                     11.5%     9.5%     8.8%       5.8%      8.4%     8.0%     8.2%     8.3%     8.3%

  Interest/other expenses        1,368    3,241    4,389      4,897     5,150    4,686    4,309    3,817    3,255

  Earnings before taxes          6,386    6,663    8,591      4,211     7,962    8,457    9,938   11,285   12,729
  Income tax expense             2,478    2,598    3,437      1,735     3,185    3,383    3,975    4,514    5,092
  Tax rate                        38.8%    39.0%    40.0%      41.2%     40.0%    40.0%    40.0%    40.0%    40.0%
                               -------------------------   -------------------------------------------------------
  Net income                    $3,908   $4,065   $5,154     $2,476    $4,777   $5,074   $5,963   $6,771   $7,637
                               =========================   =======================================================

GLOBE BUSINESS RESOURCES, INC.                                                               Management Low DCF
HISTORICAL AND PROJECTED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------
(All Dollar Amounts in Thousands)
FYE: 2/28

                                       ------------------  -----------------------------------------------------
  ASSETS                                 1999      2000      2001E     2002E     2003E       2004E       2005E
                                       ------------------  -----------------------------------------------------
  Cash                                 $  1,123  $  2,142  $  2,142  $  2,142   $  2,142    $  2,142   $  2,142
  Accounts receivable                    11,982    16,543    13,745    14,444     15,250      16,013     16,813
  Furniture, net                         55,426    54,027    54,927    55,303     55,675      55,962     56,152
  Prepaid expenses                        4,229     3,989     4,388     4,827      5,309       5,840      6,424
  Other assets                            2,988     3,367     3,700     4,700      5,700       6,700      7,700
                                       ------------------  -----------------------------------------------------

  PP&E net                                8,469     8,197     8,747     9,172      9,534       9,831     10,062
  Goodwill                               47,580    47,038    46,164    44,504     41,874      39,274     36,694
                                       ------------------  -----------------------------------------------------
  Total Assets                         $131,797  $135,303  $133,813  $135,091   $135,485    $135,762   $135,987
                                       ==================  =====================================================


  LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Accounts payable                        6,250     8,945     4,492     4,758      5,023       5,280      5,550
  Other payables / accruals               7,795     8,207     8,207     8,207      8,207       8,207      8,207
                                       ------------------  -----------------------------------------------------

  Debt                                   68,900    66,438    64,624    60,563     54,728      47,977     40,925
  Deferred income taxes                   5,738     6,079     6,079     6,079      6,079       6,079      6,079
                                       ------------------  -----------------------------------------------------
  Total liabilities                      88,683    89,669    83,402    79,606     74,037      67,543     60,131

  Total stockholders' equity             43,114    45,634    50,411    55,485     61,448      68,219     75,856

                                       ------------------  -----------------------------------------------------
  Total Liabilities and Equity         $131,797  $135,303  $133,813  $135,091   $135,485    $135,762   $135,987
                                       ==================  =====================================================

STATEMENT OF CASH FLOWS                                                                       Management Low DCF
-----------------------------------------------------------------------------------------------------------------

                                                   --------------------------------------------------------------
                                                     2001E        2002E        2003E        2004E         2005E
                                                   --------------------------------------------------------------
Net income                                         $  4,777     $  5,074     $  5,963     $  6,771      $  7,637

Depreciation on furniture                             7,350        8,287        8,723        9,264         9,838
Depreciation on PP&E                                  2,700        2,825        2,888        2,953         3,019
Amortization of goodwill                              2,624        2,660        2,630        2,600         2,580
Prepaid expenses                                       (399)        (439)        (483)        (531)         (584)
Accounts receivable                                   2,798         (698)        (806)        (763)         (801)
Other assets                                           (333)      (1,000)      (1,000)      (1,000)       (1,000)
Accounts payable                                     (4,453)         265          266          257           270
Other payables / accruals                                 0            0            0            0             0
                                                   --------------------------------------------------------------
Total adjustments                                    10,287       11,900       12,218       12,780        13,323

                                                   --------------------------------------------------------------
Cash From Operating Activities                       15,064       16,974       18,180       19,551        20,960


Capital expenditures - furniture                    (21,000)     (22,050)     (23,153)     (24,310)      (25,526)
Book value of furniture sold                         12,750       13,388       14,057       14,760        15,498
Capital expenditures - PP&E                          (3,250)      (3,250)      (3,250)      (3,250)       (3,250)
Acquisitions                                         (1,750)      (1,000)           0            0             0

                                                   --------------------------------------------------------------
Net Cash used in Investing Activities               (13,250)     (12,913)     (12,346)     (12,800)      (13,278)


Short-term Debt                                      (1,814)      (4,061)      (5,835)      (6,751)       (7,682)

                                                   --------------------------------------------------------------
Net Cash Provided/used in Funding Activities         (1,814)      (4,061)      (5,835)      (6,751)       (7,682)


Cash at Beginning of Period                           2,142        2,142        2,142        2,142         2,142
Net Increase / Decrease in Cash                           0            0            0            0             0
Cash at End of Period                                 2,142        2,142        2,142        2,142         2,142
                                                   ==============================================================

         The Special Committee did not request FBR, nor does FBR intend, to update the fairness opinion to the date of closing. No events have occurred nor have there been any significant changes to the information provided FBR which could, in the opinion of the Special Committee, alter the fairness determination. However, if such an event or change does occur including, without limitation, an amendment to the Agreement and Plan of Merger or its subsidiary documents which materially affects the terms of the Merger transaction, a revised fairness opinion will be requested.

                               THE SPECIAL MEETING

         A special meeting of shareholders to consider adoption of the Merger will be held at 10:00 a.m. eastern time on June 29, 2000 at the Company's office at 11260 Chester Road, Suite 400, Cincinnati, Ohio. The sole purpose of the meeting is to vote on the Merger Agreement pursuant to Globe's Code of Regulations which limit the business that may be conducted at a special meeting to matters specified in the notice sent to shareholders.

         The record date for shareholders entitled to notice of and to vote at the meeting is the close of business on May 12, 2000. At that date Globe had [4,811,491] shares of Common Stock outstanding held by approximately [56] holders of record, which Globe believes represents approximately [1,055] beneficial owners. Approval of the Merger Agreement requires the affirmative vote of at least 50% of Globe's outstanding shares. For this reason, the failure to vote will have the same effect as a negative vote. If you are a shareholder of record you may use the accompanying proxy card to cast your vote or you may attend the meeting and vote in person. If your shares are held in a brokerage or similar account, you may use the enclosed form provided by the broker to cast your vote or you may ask the broker to give you its proxy which will enable you to attend the meeting and vote in person. All shares represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions indicated on the proxy card. If no instructions are given in a properly executed proxy, all shares represented by that proxy will be voted in favor of the Merger Agreement. You may revoke any proxy given at any time prior to its use. Revocation may be done by signing and returning a later dated proxy or by voting in person at the special meeting.

         At the record date, Globe's directors and executive officers together own 41% of the voting stock of Globe. All of those persons have indicated that they will vote in favor of the Merger Agreement and Messrs. Hoguet, Neller and Meisel, who together own 39% of Globe's outstanding Common Stock, are bound to vote in favor of the Merger Agreement by separate agreements with ERP. ERP owns approximately 1.3% of Globe's voting stock and is expected to vote in favor of the Merger Agreement.

         There is no requirement that the Merger Agreement be approved by a majority of security holders who are unaffiliated with Globe, ERP or Messrs. Hoguet and Neller.

         Persons who do not vote in favor of the Merger Agreement and who follow the procedures set forth in Ohio Revised Code Section 1701.85, a copy of which is attached as Appendix D to this Proxy Statement, may exercise dissenters rights to have the fair market value of their shares appraised. Full discussion of this matter is contained under "Dissenters' Rights" on page ___.

                    EXPECTED FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash in the Merger will be a taxable transaction for federal income tax purposes under the current Internal Revenue Code, and is likely to be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the stockholder's adjusted tax basis in the relevant shares purchased pursuant to the Merger. Gain or loss will be calculated separately for each block of shares surrendered in the Merger.

         If shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term gain or loss if the stockholder's holding period for the shares exceeds one year. Long-term capital gain recognized by an individual stockholder will generally be subject to federal tax at a maximum tax rate of 20%. The deductibility of capital losses is subject to certain limitations.

         The Exchange Agent will be required to withhold 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Merger unless the stockholder or other payee provides his or her tax identification number, social security number or employer identification number and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to stockholders of Globe to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to Globe and the Exchange Agent.

         The transaction is not expected to have any tax consequences to Globe. Messrs. Hoguet and Neller will have the same tax consequences as public shareholders with respect to their shares for which they receive cash consideration. It is expected that no gain or loss will be recognized for federal income tax purposes by Messrs. Hoguet and Neller upon the contribution of their Globe common shares to Globe Holding in exchange for shares of Globe Holding.

         THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES THAT ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, AND FINANCIAL INSTITUTIONS. THE DISCUSSION ALSO MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES, INCLUDING HOLDERS HOLDING SHARES AS PART OF A STRADDLE, A CONVERSION TRANSACTION, A HEDGING TRANSACTION OR OTHER SIMILAR TRANSACTION. STOCKHOLDERS ARE URGED TO

CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS OF THE MERGER.

         The foregoing discussion is based upon current provisions of the Internal Revenue Code and applicable Treasury regulations. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

         No information is provided with respect to the consequences of the Merger under applicable foreign, state or local income tax or other laws.

         Each stockholder of Globe is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger under U.S. federal, state, local or any other applicable tax laws.

                              REGULATORY APPROVALS

         Equity Residential Properties Trust and Globe Holding filed a Premerger Notification and Report Form pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1986 relating to the acquisition of ERP of securities of Globe Holding. The parties received notification of early termination of the required waiting period on March 20, 2000.

                   MATTERS FOLLOWING THE SHAREHOLDERS MEETING

         If shareholders adopt the Merger Agreement and all of the conditions of the Merger are met, it is expected that the Merger will be closed and become effective approximately eleven days after the shareholder vote unless the parties agree to an earlier date. The Merger will become effective at such time as a Certificate of Merger is filed with the Secretary of State of Ohio. At that time each issued and outstanding share of Globe, other than those held as treasury stock and those owned by Messrs. Hoguet, Neller and other senior executives which are being invested in the continuing Globe enterprise, will be converted into the right to receive $13.00 in cash.

SURRENDER OF AND PAYMENT FOR SHARES

         At the effective time of the Merger, holders of Globe common shares, other than those who have perfected their appraisal rights in accordance with the Ohio General Corporation Law, will be entitled to receive the Merger consideration described above. As soon as practicable following the effectiveness of the Merger, The Fifth Third Bank, as Exchange Agent, will send a letter of transmittal to each holder of Globe Shares. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Shares of Globe in exchange for cash. The Exchange Agent will accept certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices.

         After the effective time, there will be no further transfer on the records of Globe or its transfer agent of certificates representing Globe Shares that have been converted pursuant to the Merger Agreement into the right to receive cash. If such certificates are presented to Globe for transfer, they will be canceled against delivery of cash. Until surrendered each certificate representing Globe Shares will be deemed after the effective time to represent only the right to receive upon surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger.

         WE REQUEST THAT YOU NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE A TRANSMITTAL LETTER AND INSTRUCTIONS. LETTERS OF TRANSMITTAL WILL BE MAILED ABOUT TWO WEEKS AFTER THE EFFECTIVE TIME OF THE MERGER.

CERTAIN EFFECTS OF THE MERGER

         At the effective time of the Merger, Globe Acquisition, a wholly-owned subsidiary of Globe Holding, will merge into Globe. Globe's Common Stock will no longer be publicly traded and will represent only the right to receive the Merger consideration or to exercise dissenters rights. Trading in Globe shares on Nasdaq will cease at 4:00 p.m. eastern time on the date when the Merger becomes effective. Globe's shares will then be deregistered and it will no longer file periodic reports or proxy materials with the SEC or be subject to the going private provisions of SEC Rule 13e-3. Globe's officers and directors and 10% or greater shareholders will no longer be subject to restrictions on trading imposed by the insider trading profit provisions of Section 16 of the Securities Exchange Act of 1934. Globe and the officers and directors will thereby be relieved of the cost of compliance with these rules and the continuing securityholders of Globe Holding will no longer receive reports filed with the SEC.

         Public shareholders will benefit by receiving cash of $13.00 in the Merger. However, public shareholders will no longer have any continuing interest in the Globe business and will not participate in any potential future growth or earnings of Globe. Messrs. Hoguet and Neller will be similarly affected except that they will retain an interest in the continuing Globe entity to the extent described below. To the extent cash is received by shareholders, they will be required to consummate a taxable transaction at a time not of their choosing. As holders of the stock of a public corporation, shareholders can choose when and how much to sell in taxable transactions but this transaction will require the recognition of a taxable transaction for all of their shares in 2000. Messrs. Hoguet and Neller will not have a taxable transaction with respect to the portion of their Globe stock which they are contributing to Globe Holding, but they will receive in return Class B Common Stock of Globe Holding which will not have the liquidity of their current public shares of Globe. Globe expects to benefit by having access to synergies provided by the larger ERP organization.

                  INTERESTS OF EXECUTIVE OFFICERS IN THE MERGER

         David D. Hoguet, Blair D. Neller and other Globe executive officers will retain a minority interest in the ongoing operations of Globe through ownership of equity securities of Globe Holding Co., Inc. Globe Holding was formed by ERP and Messrs. Hoguet and Neller. Messrs. Hoguet and Neller have agreed to contribute an aggregate of 296,296 shares to Globe Holding in exchange for 4,000 shares of Class B common stock of Globe Holding. Christopher S. Gruenke, Louis W. Holliday, Sharon G. Kebe, Cory M. Nye, Jeffery D. Pederson, John H. Roby and Lyle J. Tomlinson, executive officers of Globe, have agreed to purchase the remaining 2,000 Class B Shares of Globe Holding for $944.44 per share. Their purchase will be financed by the issuance of secured recourse promissory notes payable to Globe Holding in the full amount of the purchase price. The remaining capitalization of Globe Holding will be furnished by ERP and certain of its executives. The interests of Messrs. Hoguet, Neller and the other Globe executives as a group will equal one-third of the Class B Common Shares or 5% of all Common Shares of Globe Holding.

         The Class B stockholders will have the right to elect two of the six directors of Globe Holding. In general, Class B stockholders will be entitled to 15% of the dividends and distributions on liquidation. However, once the preferred stock and initial debt of Globe Holding has received a 20% annualized rate of return and all of the common stockholders have received the same return on their investment, any additional dividends or liquidation proceeds will be distributed 25% to the Class B stockholders and 75% to the remaining stockholders. After eight years, or earlier under certain circumstances, Globe Holding shall have the right to make a payment to the Class B stockholders (calculated as though the Company were liquidated) equal to the difference between the payment that would be made to the Class B stockholders if they were entitled to a 15% rather than a 25% distribution. After receipt of this payment, the Class B stockholders are entitled only to 15% of further common dividends. For purposes of their redemption or purchase by ERP, the Class B shares of Globe Holding held by Messrs. Hoguet and Neller will be valued at $962.9630 per Globe Holding share, which is the equivalent of $13.00 per share of Globe common stock.

         If a Class B stockholder leaves the employ of Globe, dies or becomes disabled, ERP may purchase such stockholder's Class B shares at a price equal to the higher of cost or fair market value or a lower price depending on the circumstances. ERP has the right to purchase the shares of the Class B stockholders after ten years at the value of the Company based on the capitalization of earnings before interest, taxes, depreciation and amortization as if Globe Holding were liquidated.

         At the time the Merger is closed, Messrs. Hoguet and Neller will each enter into an Amended and Restated Severance Agreements with Globe pursuant to which each agrees to perform certain executive duties for Globe. If Globe terminates their employment, other than for cause, or if the executive terminates employment because of a substantial adverse change in the position, a material reduction in base salary, a material breach by Globe of the Severance Agreement or if Globe requires the executive to be based at a location away from his current place of employment, the executive is entitled to base salary and cash bonus. Amounts of base salary and cash bonus are determined by the Board of Directors of Globe and the following:

         - If termination occurs during the first fiscal year of the Severance Agreement, the executive is entitled to two years of base salary and cash bonus.

         - If termination occurs during the second fiscal year of the Severance Agreement, the executive is entitled to eighteen months of base salary and one and one-half times the amount of cash bonus received by the executive during the first fiscal year of the Severance Agreement.

         - If termination occurs after the second fiscal year of the Severance Agreement, the executive is entitled to one year of base salary and one-half of the amount of cash bonus received by the executive during the two fiscal years immediately preceding the year in which the executive's employment terminates.

         ERP will maintain the indemnification provisions for directors and officers of Globe presently contained in Globe's Code of Regulations and provide directors and officers insurance similar to that now carried by Globe.

         All outstanding options to purchase Globe Common Stock, whether vested or unvested, will be canceled at the time of the Merger and the holders will receive the same consideration per share paid to holders of Common Stock less the exercise price per share of the option. The value of the options vesting for the executive officers and directors is:


                                  Shares Subject to                                Merger Value at
        Option Holder           Accelerated Vesting(1)   Exercise Price           $13.00 Per Share
        -------------           ----------------------   --------------           ----------------
David D. Hoguet                         None

Blair D. Neller                         None

Alvin Z. Meisel                         None

William R. Griffin                      None

Thomas C. Parise                        None

Jeffery D. Pederson                      750                $ 8.0000                    $ 3,750

Christopher S. Gruenke                 7,500                $11.5000                    $11,250

                                  Shares Subject to                                Merger Value at
        Option Holder           Accelerated Vesting(1)   Exercise Price           $13.00 Per Share
        -------------           ----------------------   --------------           ----------------
Sharon G. Kebe                         7,500                $11.50                      $11,250
                                         500                $ 8.00                      $ 2,500
                                       -----                                            -------
                                       8,000                                            $13,750

Lyle J. Tomlinson                      7,500                $11.50                      $11,250
                                         500                $ 8.00                      $ 2,500
                                       -----                                            -------
                                       8,000                                            $13,750

Louis W. Holliday                      7,500                $11.50                      $11,250
                                         500                $ 8.00                      $ 2,500
                                       -----                                            -------
                                       8,000                                            $13,750

Cory M. Nye                            7,500                $11.50                      $11,250
                                         250                $ 8.00                      $ 1,250
                                       -----                                            -------
                                       7,750                                            $12,500

John H. Roby                           7,500                $11.50                      $11,250
                                         250                $ 8.00                      $ 1,250
                                       -----                                            -------
                                       7,750                                            $12,500

Timothy J. Duggan                      7,500                $12.50                      $ 3,750

(1) Only shares with an exercise price of less than $13.00 per share are listed.

         Certain executive officers of Globe, other than Messrs. Hoguet and Neller, will receive cash bonuses totaling $135,000 for their efforts in the sale process.

         Globe has agreed to waive the restriction of 1,482 shares of Globe Common Stock issued to Mr. Pederson in 1997 and, therefore, he will receive the full Merger consideration for those shares.

         The following table shows the effect of the transaction on Messrs. Hoguet and Neller in terms of book value and net earnings:


                                                   Globe Business           Globe Business
                          Globe Business           Resources, Inc.          Resources, Inc.          Globe Holding
                         Resources, Inc.            Common Stock          Common Stock Value          Common Stock
                        Shares Outstanding           Book Value             at $13.00/share          Book Value (b)
                     ---------------------------------------------------------------------------------------------------

                        Amount      Percent      Amount      Percent      Amount      Percent      Amount     Percent

                                                 ($000)                   ($000)                   ($000)
Total                 4,811,491      100.0%      $45,634      100.0%      $62,549      100.0%     $38,518      100.0%

                                                   Globe Business           Globe Business
                          Globe Business           Resources, Inc.          Resources, Inc.          Globe Holding
                         Resources, Inc.            Common Stock          Common Stock Value          Common Stock
                        Shares Outstanding           Book Value             at $13.00/share          Book Value (b)
                     ---------------------------------------------------------------------------------------------------

                        Amount      Percent      Amount      Percent      Amount      Percent      Amount     Percent

                                                 ($000)                   ($000)                   ($000)
Total
Hoguet/Neller
Shares(a)
-----------------
D.D. Hoguet            772,465       16.1%        7,326       16.1%       10,042       16.1%         NA          NA
B.D. Neller            705,643       14.7%        6,693       14.7%        9,173       14.7%         NA          NA

Shares Cashed Out
-----------------
D.D. Hoguet
B.D. Neller            624,317       13.0%        5,921       13.0%        8,116       13.0%         NA          NA
                       557,495       11.6%        5,787       11.6%        7,247       11.6%         NA          NA

Shares Exchanged
For Globe
Holding
-----------------
D.D. Hoguet
B.D. Neller            148,148        3.1%        1,405        3.1%        1,926        3.1%       1,926        5.0%
                       148,148        3.1%        1,405        3.1%        1,926        3.1%       1,926        5.0%

(a) The totals exclude options of 11,500 each for Messrs. Neller and Hoguet and 166 shares for Mr. Hoguet and 200 shares for Mr. Neller that are held in the Company's 401(k) plan. The totals include 46,751 shares held by Mr. Hoguet as custodian for his two minor children.

(b) The total cost for Globe Holding to acquire Globe Business Resources, Inc. is $62,549,000 plus expenses. The difference between $62,549,000 plus expenses and the total $38,518,000 common equity of Globe Holding will be mezzanine debt/preferred stock at the Globe Holding level.

              THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         We have highlighted the material terms of the Amended and Restated Agreement and Plan of Merger. Our summary may not contain all of the information in that document that may be important to you. For this reason, we have attached the entire Amended and Restated Agreement and Plan of Merger as Appendix A for your review. Article and Section numbers refer to numbers in the Amended and Restated Agreement and Plan of Merger.

         Section 1.1 If shareholders adopt the Merger Agreement and the other terms and conditions are met, a wholly-owned subsidiary of Globe Holding, will merge into Globe.

         Sections 1.2 & 1.6         Each outstanding share of Globe Common Stock
                                    will be canceled upon effectiveness of the Merger. Those shares will then represent only the right to receive cash of up to $13.00 per share. The Merger is expected to close eleven days after the shareholders' meeting. The delay is provided in Section
                                    7.2 to allow ERP to determine whether the condition regarding dissenters' rights has been met.

                                    Each outstanding option to purchase Globe
                                    Common Stock, whether vested or unvested, will be canceled and the holders will receive the same consideration per share paid to holders of Common Stock less the exercise price per share of the option.

         Section 1.7 Forms will be sent to shareholders instructing them how to exchange their certificates for the cash consideration.

         Article 2 Globe made representations and warranties concerning its organization, capital structure, ability to complete the transaction and the other matters set forth in Article 2, including, without limitation:

                                    2.18 No defaults under debt instruments.

                                    2.19 Receipt of the fairness opinion of FBR.

         Articles 3 & 4             ERP made representations and warranties to
                                    Globe regarding its organization and
                                    abilities to complete the transaction.

         Section 5.1 Globe is prohibited from soliciting any other offers to purchase Globe. However, Globe is permitted to furnish information and enter into negotiations with any one who makes an unsolicited proposal to acquire Globe if the Board of Directors determines that step is necessary in fulfilment of their fiduciary duties to shareholders. If a proposal is received which is superior to the terms of the acquisition of Globe by ERP, the Board of Directors may withdraw their recommendations to shareholders of the Merger Agreement and the Company may enter into the superior proposal.

         Sections 6.8 & 1.6(c)      Option holders will receive the Merger
                                    consideration of $13.00 per share less the exercise price per share for their options.
                                    All options will be fully vested for this purpose.

         Section 6.11 ERP will maintain the indemnification provisions for directors and officers of Globe presently contained in Globe's Code of Regulations and provide directors and officers insurance similar to that now carried by Globe.

         Section 7.1 The conditions of the parties to the Agreement and Plan of Merger to close the Merger are dependent upon shareholder approval and the absence of any injunction or other court restraint.

         Section 7.2 The obligation of ERP to complete the Merger depends on the representations of Globe being true and correct and Globe having performed all of its obligations under the Agreement and Plan of Merger. The additional conditions are that there be no material adverse change in Globe since November 30, 1999 except as previously disclosed, and that demands for appraisal under Ohio's dissenters' rights statute have not been received from more than 20% of Globe's outstanding shares of Common Stock.

         Section 7.3 Globe's obligation to complete the Merger is dependent upon the representations and warranties of ERP being true and correct and the same waiting period under anti-trust laws having passed.

         Section 8.1                o        The parties may terminate the
                                             Agreement and Plan of Merger by
                                             mutual consent at any time prior to
                                             effectiveness of the Merger.

                                    o        ERP and Globe may each terminate
                                             the Agreement and Plan of Merger if
                                             representations, warranties,
                                             covenants or obligations of the
                                             other have not been met or if any
                                             judgment or other court order
                                             preventing consummation of the
                                             Merger has become final and
                                             non-appealable or if shareholders
                                             do not approve the Merger Agreement
                                             or if the Merger has not been
                                             consummated by August 15, 2000.

                                    o        Globe may terminate if prior to the
                                             tabulation of votes at the
                                             shareholder meeting, Globe receives
                                             a proposal superior to the
                                             transaction with ERP.

         Section 8.2 Termination by either party under certain conditions can require that party to pay the other a fee of $2.5 million. If Globe terminates the agreement because it has received a superior proposal and closes that proposal within twelve months, Globe will owe ERP a total of $5 million.

         Section 9.2 The equitable remedy of specific performance is provided as a remedy to each party in the event the other refuses to consummate the Merger without legal justification.

               MARKET PRICE OF AND DIVIDENDS ON GLOBE COMMON STOCK

         Globe's Common Shares are traded on the Nasdaq national market. The following table sets forth the high and low sales prices per share of Globe's Common Shares as reported for the calendar periods shown:

                                                              High          Low
1998
First Quarter............................................     $21.25        $11.50
Second Quarter...........................................     $15.125       $ 9.75
Third Quarter............................................     $18.00        $14.25
Fourth Quarter...........................................     $15.50        $10.375

1999
First Quarter............................................     $15.00        $11.375
Second Quarter...........................................     $14.00        $9.75
Third Quarter............................................     $14.25        $11.50
Fourth Quarter...........................................     $15.00        $12.125

2000
First Quarter............................................     $13.00        $10.00
Second Quarter through May __............................

         On September 10, 1999, the last trading day prior to the announcement by Globe that it had retained FBR to assist it in seeking strategic alternatives, Globe's shares closed at $13.50 per share on Nasdaq. On January 13, 2000 the last trading day prior to announcement of the Merger transaction with ERP, Globe's shares closed at $11.875 per share on Nasdaq. On May 9, 2000, the last trading day prior to the announcement of the revised Merger terms, Globe's shares closed at $12.9375 per share on Nasdaq.

         On October 16, 1998, Globe purchased 50,000 shares of its Common Stock for $13.06 per share. On July 28, 1999, Mr. Hoguet purchased 1,000 shares on the open market at $12.50 per share. On March 6, 2000 Alvin Meisel donated 100,000 shares to the Meisel Family Foundation, an entity controlled by Mr. Meisel.

         Globe has not paid any dividends since it became a public corporation.

                             PRINCIPAL SHAREHOLDERS

         The following table shows ownership of Common Stock of Globe by its officers and directors and all 5% shareholders.


         Name of                                                   Amount and Nature of              Percent
         Beneficial Owner                                        Beneficial Ownership(a)             of Class
         ----------------                                        -----------------------             --------
         David D. Hoguet                                                784,087(b)                    16.3%
         11260 Chester Road, Suite 400
         Cincinnati, Ohio  45246

         Name of                                                   Amount and Nature of              Percent
         Beneficial Owner                                        Beneficial Ownership(a)             of Class
         ----------------                                        -----------------------             --------
         Blair D. Neller                                                717,261(c)                    14.9%
         340 E. Palm Lane, Suite 230
         Phoenix, Arizona  85004

         Alvin Z. Meisel                                                384,428(d)                     8.0%
         1650 Central Parkway
         Cincinnati, Ohio  45210

         Christopher S. Gruenke                                           4,948                          *

         Louis W. Holliday                                                6,513                          *

         Sharon G. Kebe                                                  11,719                          *

         Cory M. Nye                                                      7,750                          *

         Jeffrey D. Pederson                                             19,556(e)                       *

         John H. Roby                                                     6,455                          *

         Lyle J. Tomlinson                                               24,046                          *

         William R. Griffin                                               4,500                          *

         Thomas C. Parise                                                 5,000                          *

         Timothy J. Duggan                                               61,935                        1.3%

         All executive officers and directors as a group              2,038,248                       41.5%
         (13 persons)

         * less than 1%

(a) Includes options exercisable within 60 days as follows: Hoguet - 11,500; Neller - 11,500; Pederson - 17,500; Kebe - 10,625; Tomlinson -
         10,625; Meisel - 3,000; Griffin - 3,000; Parise - 3,000; Holliday -
         6,375; Nye - 7,625; Roby - 6,375; Duggan - 2,500; and Gruenke -4,875.
(b) Includes 46,751 shares held as custodian for Mr. Hoguet's two minor children.
(c) 318,492 shares are beneficially owned by the Neller Trust, of which Mr. Neller is the trustee.
(d) Includes 100,000 shares held by the Meisel Family Foundation, an entity controlled by Mr. Meisel.
(e) Does not include 1,482 restricted shares that will vest if the Merger is consummated.

                                DISSENTERS RIGHTS

         The following is a summary of the principal steps a holder of Globe Common Stock must take to perfect dissenter's rights under Ohio law. Section 1701.85 of the Ohio General Corporation Law provides that all holders of Globe Common Stock of record at the close of business on May 12, 2000, may exercise dissenter's rights with respect to the Merger. Because the description of dissenter's rights in this proxy statement is a summary, it doesn't contain all the information that may be important to you. A copy of Section 1701.85, which describes the steps a holder of Globe Common Stock must take to perfect dissenter's rights, is attached to this proxy statement as Appendix D. Any holder of Globe Common Stock contemplating exercising dissenter's rights should review Appendix D carefully and consult an attorney, because dissenter's rights will be lost if the procedural requirements under Section 1701.85 of the Ohio law are not fully and precisely satisfied.

         To perfect dissenter's rights, a Globe shareholder must satisfy each of the following conditions:

         1. Not Vote in Favor of the Merger.

         Shares of Globe Common Stock held by the dissenting Globe shareholder must not be voted at the special meeting in favor of the adoption of the Merger Agreement. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the adoption of the Merger Agreement, if no proxy is returned and no vote is cast in favor of the adoption of the Merger Agreement, or if the Globe shareholder revokes a proxy, and thereafter votes against or abstains from voting for the adoption of the Merger Agreement.

         A vote in favor of the adoption of the Merger Agreement constitutes a waiver of dissenter's rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger Agreement and will constitute a waiver of dissenter's rights. A dissenting Globe shareholder may revoke his or her proxy at any time before its exercise by giving notice of revocation to Globe in writing, by verifiable communication, at the special meeting or by signing and returning a later dated proxy although attendance at the special meeting will not in and of itself constitute revocation of a proxy.

         2. Filing Written Demand.

         Not later than ten days after the taking of the vote on the Merger Agreement, a dissenting Globe shareholder must deliver to Globe a written demand for payment of the fair cash value of the dissenting shareholder's shares of Globe Common Stock. The demand should be delivered to Globe at 11260 Chester Road, Suite 400, Cincinnati, Ohio, Attention: Corporate Secretary. It is recommended, although not required, that the demand be sent by registered or certified mail, return receipt requested. Voting against the adoption of the Merger Agreement will not itself constitute a demand. Globe will not send any further notice to Globe shareholders as to the date on which the ten-day period expires.

         The demand must identify the name and address of the holder of record of the dissenting shareholder's Globe Common Stock, the number of shares of the dissenting shareholder's Globe Common Stock and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the demand regarding the dissenting shareholder's Globe Common Stock. The demand must be signed by the shareholder of record or a duly authorized representative exactly as the shareholder's name appears on the shareholder records of Globe. A demand regarding Globe Common Stock owned jointly by more than one person must identify and be signed by all of the shareholders of record. Any person signing a demand on behalf of a partnership or corporation or in any other representative capacity, such as an attorney-in-fact, executor, administrator, trustee or guardian, must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and that person's authority to sign the demand.

         Because only shareholders of record on the record date may exercise dissenter's rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who wishes to exercise dissenter's rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy in a timely manner all of the conditions outlined in this section, the dissenter's rights for all of the shares held by that shareholder will be lost.

         From the time the demand is given until either the termination of the rights and obligations arising from the demand or the purchase of the dissenting shareholder's Globe Common Stock by Globe, all rights accruing from the shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Globe Common Stock during the suspension, an amount equal to the dividend or distribution which would have been payable on the dissenting shareholder's shares of Globe Common Stock, but for that suspension, shall be paid to the holder of record of those shares of Globe Common Stock as a credit upon the fair cash value of the shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the dissenting shareholder's Globe Common Stock by Globe, all rights will be restored to the dissenting shareholder and any distribution that would have been made to the holder of record of the shares of Globe Common Stock for which dissenter's rights have been asserted, but for the suspension, will be made at the time of the termination.

         3. Petitions to Be Filed in Court.

         If Globe and the dissenting shareholder do not reach an agreement on the fair cash value of the dissenting shareholder's Globe Common Stock within three months after the service of the demand, the dissenting shareholder or Globe may file a complaint in the Court of Common Pleas of Hamilton County, Ohio, or join or be joined in an action similarly brought by another dissenting shareholder, for a judicial determination of the fair cash value of the shares for which dissenter's rights have been asserted. Globe does not intend to file any complaint for a judicial determination of the fair cash value of any Globe Common Stock.

         For purposes of the Ohio law, "fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the demand. The fair cash value is to be determined as of the date before the vote on the Merger. Any appreciation or depreciation in the market value of the shares of Globe Common Stock for which dissenter's rights have been asserted resulting from the Merger is excluded.

         The Court of Common Pleas will hold a hearing to determine whether the dissenting shareholder is entitled to be paid the fair cash value of his or her Globe shares. If the Court of Common Pleas finds that the dissenting shareholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of that value. The Court of Common Pleas is required to make a finding as to the fair cash value of the shares of Globe Common Stock for which dissenter's rights have been asserted and to render a judgment against Globe for the payment thereof, with interest at a rate and from a date that the Court of Common Pleas considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Court of Common Pleas, are to be apportioned or assessed as the Court of Common Pleas considers equitable. Payment of the fair cash value of the shares of Globe Common Stock is required to be made within 30 days after the date of final determination of the fair cash value or the effective time of the Merger, whichever is later, only upon surrender to Globe of the certificates representing the shares of Globe Common Stock for which payment is made.

         The rights of any dissenting shareholder will terminate if, among other things:

         (1) the dissenting shareholder does not comply with Section 1701.85 of the Ohio laws;

         (2) the Merger is abandoned or otherwise not carried out or the dissenting shareholder withdraws the demand with the consent of the Globe board of directors; or

         (3) no agreement has been reached between Globe and the dissenting shareholder regarding the fair cash value of the shares of Globe Common Stock for which dissenter's rights have been asserted and no complaint is timely filed in the Court of Common Pleas.

                                  OTHER MATTERS

PENDING LITIGATION

         On January 20, 2000, a class action suit was filed by a shareholder seeking to enjoin the Merger and recover damages from Globe and its directors. The suit is captioned Nicholas Simac v. Globe et al. and it is identified as Court of Common Pleas, Hamilton County, Ohio Number A0000403. The suit alleges that the directors violated their fiduciary duty to maximize the value a shareholder will receive in the transaction by agreeing to a sale below market prices achieved in the last twelve months, taking actions to deter other offers, not announcing third quarter results prior to announcing execution of the Merger Agreement, not conducting an active auction for sale of the Company, structuring a preferential deal for the officers and directors and not disclosing non-public information. The defendants believe that, in several respects, the suit misstates Ohio law and the facts of the transaction and is contesting the suit. The pendency of the suit will not affect the progress and closing of the Merger transaction unless an injunction is issued by the court stopping the transaction. Globe and the other defendants have filed motions to dismiss the action. On April 4, 2000, the plaintiff filed an amended complaint. The amended complaint makes many of the same allegations as the original complaint, and also alleges that the process employed by the directors of Globe in deciding to proceed with the Equity transaction was unfair and flawed and was designed to enrich the defendants at the expense of the public shareholders. The amended complaint also alleges that neither the Special Committee nor FBR was independent of Globe management and that the preliminary proxy materials do not adequately disclose all material facts to Globe shareholders. The amended complaint seeks to enjoin the Merger transaction.

CERTAIN TRANSACTIONS

         On January 20, 1998, the Company loaned $100,000 to Jeffery D. Pederson, Executive Vice President, pursuant to a promissory note. Interest accrues at the rate of 7.5% per annum and is payable annually on the anniversary date of the note. The principal amount is payable on the third anniversary date of the note. The loan was issued in connection with Mr. Pederson's relocation to Cincinnati, Ohio. On May 1, 1998 the Company purchased for resale Jeffery D. Pederson's home for $328,000, also in connection with his relocation to Cincinnati, Ohio. The home was subsequently sold on September 4, 1998. The Company waived its right to offset the shortfall on the sale of Mr. Pederson's home (approximately $10,000) against the shares of restricted stock granted to him in October 1997. Globe has agreed to waive the restriction on 1,482 shares of Globe Common Stock issued to Mr. Pederson in 1997 and, therefore, he will receive the full Merger consideration for those shares.

         On February 29, 2000, Globe borrowed $4 million from a commercial bank pursuant to a subordinated term note due on the earlier of December 31, 2000 or the closing of the Merger Agreement. David D. Hoguet guaranteed payment of the note in full and secured his guarantee by a pledge of 576,565 shares of Globe Common Stock. Globe expects to increase its subordinated debt by $4 million prior to May 31, 2000. ERP has consented to these loans.

         In its normal course of business, ERP rents apartment units to Globe Business Resources, Inc. and rents furniture from Globe Business Resources, Inc. and the estimated dollar amount of such transactions for the two year period ending December 31, 1999 is $9,000,000.

SOURCE OF CONSIDERATION IN THE TRANSACTION

         The Merger is not subject to any financing contingency. The funds required to pay the merger consideration to the shareholders of Globe will be contributed by Globe Holding to Globe following the completion of the Merger. In addition, Globe Holding will contribute a sufficient amount to Globe to pay for the estimated costs of the Merger incurred by the surviving corporation or its predecessors. The cash funds required to pay the merger consideration and expenses by Globe Holding will be approximately $63 million. Such amount will be paid to Globe Holding by ERP either as a loan, through the purchase of stock or loans to individuals, including executive officers of Globe as described under "Interest in the Merger," who will purchase stock of Globe Holding. ERP plans to make available to the required funds for Globe Holding from its general working capital, including but not limited to its existing revolving credit facility. ERP is a party to a Revolving Credit Agreement dated as of August 12, 1999 among ERP, Bank of America, National Association, as administrative agent, The Chase Manhattan Bank, as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent, Bank of America Securities LLC, as joint lead arranger, and Chase Securities Inc., as joint lead arranger and the Banks listed therein. The Revolving Credit Agreement is a three year $700 million (all of which was available as of March 20, 2000) unsecured revolving credit facility which matures on August 11, 2002 and bears interest at a floating rate which averaged during calendar 1999, on a weighted basis, 6.42%. ERP has no current intentions to finance or repay the Revolving Credit Agreement in connection with this transaction. ERP has agreed to provide Globe Holding with up to $9 million in subordinated debt to repay the subordinated debt Globe incurs prior to the Merger. There have been no provisions made for alternative financing arrangements.

SHAREHOLDER PROPOSALS

         If the Merger is not completed, Globe will hold an Annual Shareholders' Meeting in 2000. Shareholders who desire to have proposals included in the Notice for the Shareholders' Meeting to be held in 2000 must have submitted their proposals in writing to Globe before January 29, 2000.

         The form of Proxy intended to be used at the 2000 Annual Shareholders' Meeting will grant authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Globe proxy statement and except for matters as to which adequate notice is received. In order for notice to be deemed adequate for the 2000 Annual Shareholders' Meeting, it must be received prior to April 13, 2000. If there is a change in the anticipated date of next year's annual meeting or these deadlines by more than 30 days, notification will be supplied through Form 10-Q filings.

ADDITIONAL INFORMATION CONCERNING GLOBE

         Globe's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended February 28, 1999 and its report to the Securities and Exchange Commission on Form 10-Q for the quarter and nine months ended November 30, 1999 are attached as Appendices D and E, respectively.

         The ratio of Globe's earnings to fixed charges for fiscal 2000 and 1999 are 1.86 and 2.95 respectively. Globe's book value per share as of February 29, 2000 is $9.50.

                       WHERE YOU CAN FIND MORE INFORMATION

         Globe files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that Globe files with the Commission at the Commission's public reference facilities at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Reference Section of the Commission at its principal office in Washington, D.C. These Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov". In addition, reports, proxy statements and other information should also be available for inspection at the offices of the NASDAQ, 9801 Washington Blvd., Gaithersburg, Maryland 20878.

         All documents filed by Globe pursuant to the Exchange Act after the date of this and prior to the date on which the Merger is consummated shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them from us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, except those we have specifically incorporated by reference an exhibit in this Proxy Statement. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from Globe at the following address:

                         Globe Business Resources, Inc.
                          11260 Chester Road, Suite 400
                             Cincinnati, Ohio 45246
                               Tel: (513) 771-8287
                     Attn: Corporate Secretary's Department

         You should rely only on the information contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated May ___, 2000.

         No provision has been made to grant unaffiliated security holders access to the corporate files of Globe, Mr. Hoguet or Mr. Neller or to obtain counsel or appraisal services at the expense of any of them.

                                                                      APPENDIX A


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ERP OPERATING LIMITED PARTNERSHIP

                             GLOBE HOLDING CO., INC.

                                       AND

                         GLOBE BUSINESS RESOURCES, INC.


                          DATED AS OF JANUARY 13, 2000
                          AS AMENDED AND RESTATED AS OF
                                  MAY 10, 2000

                                TABLE OF CONTENTS

ARTICLE 1         THE MERGER......................................................................................2
         SECTION 1.1           The Merger.........................................................................2
         SECTION 1.2           Effective Time.....................................................................2
         SECTION 1.3           Effect of the Merger...............................................................2
         SECTION 1.4           Articles of Incorporation, Code of Regulations.....................................3
         SECTION 1.5           Directors and Officers.............................................................3
         SECTION 1.6           Effect on Capital Stock............................................................3
         SECTION 1.7           Exchange of Certificates...........................................................4
         SECTION 1.8           Stock Transfer Books...............................................................6
         SECTION 1.9           No Further Ownership Rights in Common Stock........................................6
         SECTION 1.10          Lost, Stolen or Destroyed Certificates.............................................6
         SECTION 1.11          Taking of Necessary Action; Further Action.........................................6

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................7
         SECTION 2.1           Organization, Standing And Power of Company........................................7
         SECTION 2.2           Company Subsidiaries...............................................................7
         SECTION 2.3           Capital Structure..................................................................8
         SECTION 2.4           Other Interests....................................................................9
         SECTION 2.5           Authority; Noncontravention; Consents..............................................9
         SECTION 2.6           SEC Documents; Financial Statements; Undisclosed Liabilities......................11
         SECTION 2.7           Absence of Certain Changes or Events..............................................12
         SECTION 2.8           Litigation........................................................................12
         SECTION 2.9           Properties........................................................................13
         SECTION 2.10          Environmental Matters.............................................................15
         SECTION 2.11          Related Party Transactions........................................................17
         SECTION 2.12          Employee Benefits.................................................................17
         SECTION 2.13          Employee Matters..................................................................19
         SECTION 2.14          Taxes.............................................................................20
         SECTION 2.15          No Payments to Employees, Officers, Trustees or Directors.........................23
         SECTION 2.16          Brokers; Schedule of Fees And Expenses............................................24
         SECTION 2.17          Compliance With Laws..............................................................24
         SECTION 2.18          Contracts; Debt Instruments.......................................................24
         SECTION 2.19          Opinion of Financial Advisor......................................................26
         SECTION 2.20          Investment Company Act of 1940....................................................26
         SECTION 2.21          Trademarks, Patents And Copyrights................................................26
         SECTION 2.22          Insurance.........................................................................27
         SECTION 2.23          Definition of Knowledge of Company................................................27
         SECTION 2.24          Vote Required.....................................................................27
         SECTION 2.25          Year 2000.........................................................................27
         SECTION 2.26          Chapter 1704 of the Ohio Law Not Applicable.......................................27


         SECTION 2.27          Stock Issued in Connection with Acquisitions......................................27
         SECTION 2.28          Contingent Earn-Outs..............................................................28

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF ERP..........................................................28
         SECTION 3.1           Organization, Good Standing and Power of ERP......................................28
         SECTION 3.2           Authority; Noncontravention; Consents Relating to ERP.............................28
         SECTION 3.3           Brokers; Schedule of Fees And Expenses............................................29
         SECTION 3.4           State Takeover Statutes...........................................................29
         SECTION 3.5           Definition of Knowledge of ERP.  .................................................29
         SECTION 3.6           Proxy Statement...................................................................29
         SECTION 3.7           Financing.........................................................................30

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF NEWCO........................................................30
         SECTION 4.1           Organization, Good Standing and Power of Newco....................................30
         SECTION 4.2           Authority; Noncontravention; Consents Relating to Newco...........................30
         SECTION 4.3           Organization, Good Standing and Power of Acquisition..............................31
         SECTION 4.4           Authority; Noncontravention; Consents Relating to Acquisition.....................31
         SECTION 4.5           Brokers; Schedule of Fees And Expenses............................................32
         SECTION 4.6           State Takeover Statutes...........................................................32
         SECTION 4.7           Definition of Knowledge of Newco.  ...............................................32
         SECTION 4.8           Proxy Statement...................................................................33

ARTICLE 5         COVENANTS......................................................................................33
         SECTION 5.1           Acquisition Proposals.............................................................33
         SECTION 5.2           Conduct of the Company's Business Pending Merger..................................34
         SECTION 5.3           Other Actions.....................................................................37

ARTICLE 6         ADDITIONAL AGREEMENTS..........................................................................38
         SECTION 6.1           Preparation of Proxy Statement; Stockholder Meeting; Comfort Letters..............38
         SECTION 6.2           HSR Act...........................................................................39
         SECTION 6.3           Access to Information; Confidentiality............................................39
         SECTION 6.4           Best Efforts; Notification........................................................39
         SECTION 6.5           Costs of Transaction..............................................................40
         SECTION 6.6           Public Announcements..............................................................40
         SECTION 6.7           Taxes.............................................................................40
         SECTION 6.8           Optionees.........................................................................41
         SECTION 6.9           Declaration of Dividends and Distributions........................................41
         SECTION 6.10          Resignations......................................................................41
         SECTION 6.11          Indemnification...................................................................41
         SECTION 6.12          Certain Debt of the Company.......................................................42
         SECTION 6.13          Fees and Expenses.................................................................42


         SECTION 6.14          Employee Benefits.................................................................42
         SECTION 6.15          Subordinated Debt.................................................................42

ARTICLE 7         CLOSING CONDITIONS.............................................................................43
         SECTION 7.1           Conditions to Each Party's Obligation to Effect the Merger........................43
         SECTION 7.2           Conditions to Obligations of ERP..................................................43
         SECTION 7.3           Conditions to Obligations of the Company..........................................44

ARTICLE 8         TERMINATION, AMENDMENT AND WAIVER..............................................................46
         SECTION 8.1           Termination.......................................................................46
         SECTION 8.2           Certain Fees and Expenses.........................................................47
         SECTION 8.3           Effect of Termination.............................................................48
         SECTION 8.4           Amendment.........................................................................48
         SECTION 8.5           Extension; Waiver.................................................................48

ARTICLE 9         GENERAL PROVISIONS.............................................................................49
         SECTION 9.1           Nonsurvival of Representations and Warranties.....................................49
         SECTION 9.2           Notices. .........................................................................49
         SECTION 9.3           Interpretation. ..................................................................50
         SECTION 9.4           Counterparts. ....................................................................50
         SECTION 9.5           Entire Agreement; No Third-Party Beneficiaries. ..................................50
         SECTION 9.6           Governing Law.  ..................................................................50
         SECTION 9.7           Assignment. ......................................................................51
         SECTION 9.8           Specific Enforcement.  ...........................................................51
         SECTION 9.9           Severability.  ...................................................................51
         SECTION 9.10          Non-Recourse to Trustees and Officers. ...........................................51

EXHIBIT INDEX
-------------
Exhibit A -       Form of Agreement and Plan of Merger
Exhibit B -       Form of Company Counsel Opinion
Exhibit C -       Form of ERP's Counsel Opinion

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                -------------------------------------------------


         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of January 13, 2000, and as amended and restated as of May 10, 2000, but all as of January 13, 2000, is by and among GLOBE BUSINESS RESOURCES, INC., an Ohio corporation (the "Company"), GLOBE HOLDING CO., INC., a Delaware corporation ("Newco") and ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP").

                                R E C I T A L S:
                                 ---------------

         WHEREAS, the General Partner of ERP, the Board of Directors of Newco and the Board of Directors of the Company (the "Company Board"), including the Special Committee of the Company Board established to consider the transaction (the "Special Committee"), have each approved the acquisition of the Company by an indirect partially-owned subsidiary of ERP upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger by and between the parties hereto dated as of January 13, 2000 (the "Original Agreement");

         WHEREAS, the parties hereto elected to amend and restate the Original Agreement as of May 10, 2000; and

         WHEREAS, ERP, David D. Hoguet, Blair D. Neller and others have entered into that certain Amended and Restated Formation and Investment Agreement dated as May 10, 2000 (the "Formation Agreement") pursuant to which the parties have formed Newco which will, in turn, form a wholly-owned Ohio corporation ("Acquisition");

         WHEREAS, the General Partner of ERP and the Board of Directors of Newco have approved and the Board of Directors and sole shareholder of Acquisition will approve the merger (the "Merger") of Acquisition with and into the Company in accordance with the Ohio General Corporation Law (the "Ohio Law") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Company has received a fairness opinion relating to the Merger, as more fully described herein;

         WHEREAS, the Company Board, including the Special Committee, has: (i) determined that the consideration to be paid for each issued and outstanding share of common stock, no par value per share ("Common Stock") of the Company (each a "Share") in the Merger (as defined below) is fair to and in the best interests of the shareholders of the Company; and (ii) approved this Agreement and the transactions contemplated hereby and declared their advisability and resolved to recommend approval and adoption of this Agreement by the shareholders of the Company;

         WHEREAS, ERP, Newco and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Newco and ERP hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.1       THE MERGER.

         (a) AGREEMENT OF MERGER. Prior to the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger substantially in the form attached as Exhibit A hereto (the "Agreement of Merger") shall be executed and delivered by the Company and Acquisition, as soon as practicable after the date hereof, but in no event later than the date of the meeting of the shareholders of the Company called to adopt the Agreement of Merger, in accordance with Ohio Law. Pursuant to the terms of the Agreement of Merger, Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article 7, the consummation of the Merger will take place on the eleventh day following the meeting of the Company's shareholders held to vote on the approval of the Merger; provided, however, in the event that ERP waives the condition set forth in Section 7.2(j) then the Merger shall take place as soon as practicable after the meeting of the Company's shareholders, but in no event later than 3 business days after satisfaction or waiver of the conditions set forth in
Article 7 (the "Closing Date"), at the offices of Piper Marbury Rudnick & Wolfe, 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.2 EFFECTIVE TIME. On the Closing Date, Newco, Acquisition and the Company shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Ohio Law (the "Certificate of Merger"), together with any required related documents, with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with the relevant provisions of, the Ohio Law (the time of such filing being the "Effective Time").

         SECTION 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the Agreement of Merger and the Certificate of Merger and the applicable provisions of the Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4 ARTICLES OF INCORPORATION, CODE OF REGULATIONS.

         (a) ARTICLES OF INCORPORATION. At the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Ohio Law and such Articles of Incorporation.

         (b) CODE OF REGULATIONS. The Code of Regulations of the Company, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by the Ohio Law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

         SECTION 1.5 DIRECTORS AND OFFICERS. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of ERP, Acquisition, Newco, the Company or the holders of any of the following securities:

         (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be cancelled and converted into the right to receive, subject to the terms and conditions of this Agreement, $13.00 per Share (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes. The Merger Consideration shall be payable in cash without interest thereon in accordance with Section 1.7 as soon as practicable after the Deposit Date, as defined herein.

         (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by ERP, Newco, Acquisition or any direct or indirect wholly-owned subsidiary of the Company or ERP immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (c) STOCK OPTIONS. At the Effective Time, each outstanding option (a"Stock Option") to purchase Common Stock granted under or pursuant to any employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof or any other person listed on
Schedule 2.3 of the Company Disclosure Letter or otherwise existing (the "Company Stock Option Plans"), shall be cancelled and the holder thereof shall be entitled to receive in cash (the "Total Option Amount") an amount (less applicable withholding taxes) equal to the product of: (i) the number of shares of Common Stock previously subject to such Stock Option, whether vested or unvested, multiplied by; (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Stock Option, payable, as soon as practicable after the Effective Time.

         (d) CAPITAL STOCK OF ACQUISITION. Each share of common stock, no par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

         (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 1701.85 of the Ohio Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give ERP prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, ERP shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of ERP, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, the Surviving Corporation shall give ERP prompt notice of any demands received by the Surviving Corporation for appraisal of Shares and, after the Effective Time, ERP shall have the right to direct all negotiations and proceedings with respect to such demands. After the Effective Time, the Surviving Corporation shall not, except with the prior written consent of ERP, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 1.7 EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT AND PROCEDURES. Prior to the Effective Time, a bank or trust company reasonably acceptable to the Company shall be designated by ERP (the "Paying Agent") to act as agent in connection with the Merger to receive the funds to which holders of shares shall become entitled pursuant to Section 1.6(a). Promptly after the Effective Time but in no event more than three (3) business days after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by ERP, Newco, Acquisition or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing the Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

         (b) CONSIDERATION. (i) Within three (3) business days after the Effective Time (the "Deposit Date"), ERP or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Paying Agent the amount of Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.6(a) hereof.

         (c) INVESTMENT OF MERGER CONSIDERATION. The Merger Consideration shall be invested by the Paying Agent, as directed by ERP, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. and Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets.

         (d) TERMINATION OF DUTIES. Promptly following the date which is six (6) months after the Effective Time, ERP will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the funds to be deposited on the Deposit Date described in this Agreement, and the Paying Agent's duties relating thereto shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

         (e) NO LIABILITY. None of ERP, Acquisition, Newco and the Company shall be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) WITHHOLDING RIGHTS. ERP or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as ERP or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ERP or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by ERP or the Paying Agent.

         SECTION 1.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

         SECTION 1.9 NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

         SECTION 1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 1.6; provided, however, that ERP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ERP, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         SECTION 1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of ERP, Acquisition, Newco and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to ERP and Newco that, except as set forth in the written letter of even date herewith signed by the Chairman of the Board or the President of the Company, in his capacity as such, and delivered on or prior to the date hereof by the Company to ERP (the "Company Disclosure Letter"):

         SECTION 2.1 ORGANIZATION, STANDING AND POWER OF COMPANY. The Company is a corporation duly organized and validly existing under the laws of Ohio and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a corporation and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). Schedule 2.1 of the Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions. The Company has previously delivered to ERP complete and correct copies of its Articles of Incorporation and Code of Regulations, in each case, as amended or supplemented to the date of this Agreement.

         SECTION 2.2 COMPANY SUBSIDIARIES. Except as otherwise provided in the Company Disclosure Letter:

                  (a) Schedule 2.2 of the Company Disclosure Letter sets forth:

                           (i) each subsidiary of the Company (each a "Company
                  Subsidiary");

                           (ii) the legal form of each Company Subsidiary,
                  including the state or country of formation;

                           (iii) the identity and ownership interest of each
                  owner of such Company Subsidiary, including but not limited to the amount of securities of such Company Subsidiary owned by such owner;

                           (iv) each jurisdiction in which each Company
                  Subsidiary is qualified or licensed to do business; and

                           (v) each assumed name under which each Company
                  Subsidiary conducts business in any jurisdiction.

As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns a majority of any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" or "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity.

         (b) All the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") other than restrictions on transfer imposed by federal or state securities laws or regulations, and all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens other than restrictions on transfer imposed by federal or state securities laws and regulations and by the operating agreement of any such Company Subsidiary that is a limited liability company. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and, with respect to each Company Subsidiary that is a corporation, is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. True and correct copies of the Articles of Incorporation, Codes of Regulations, Bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date of this Agreement, have been previously delivered to ERP.

         SECTION 2.3 CAPITAL STRUCTURE.

         (a) As of the date hereof, the authorized shares of capital stock of the Company consist of (i) 15,000,000 shares of Common Stock (which includes all restricted stock) of which 4,803,198 are issued and outstanding and (ii) 100,000 shares of preferred stock, none of which are issued and outstanding. As of the date hereof, 677,638 shares of Common Stock were reserved for issuance but not issued under the Company Stock Option Plans. On the date hereof, except as set forth in this Section 2.3 or Schedule 2.3 of the Company Disclosure Letter, no Common Stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

         (b) Set forth in Schedule 2.3 of the Company Disclosure Letter is a true and complete list as of the date hereof of each outstanding incentive or nonqualified stock option outstanding under the Company Stock Option Plans and a total thereof, all agreements to issue shares of Restricted Stock and the amount and terms of all outstanding shares of restricted stock issued by the Company.

         (c) All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, and were not issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities exchangeable into Common Stock having the right to vote on any matters on which shareholders of the Company may vote.

         (d) Except as set forth in this Section 2.3 or in Schedule 2.3 of the Company Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (e) Except as set forth in Schedule 2.3 of the Company Disclosure Letter, all dividends or distributions on Common Stock which have been authorized or declared prior to the date of this Agreement have been paid in full.

         SECTION 2.4 OTHER INTERESTS. Except as set forth in Schedule 2.2 or 2.4 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests, the Company and each such Company Subsidiary owns such interests free and clear of all Liens, pledges, security interests, claims, options or other encumbrances. With respect to such interests, neither the Company nor any of the Company Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the Company Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Company (as defined in Section 2.23), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts.

         SECTION 2.5 AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) The Company has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of holders of at least a majority of the outstanding Common Stock entitled to vote thereon to approve the Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company or any Company Subsidiary, including the Special Committee of the Company's Board, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 2.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement by the Company and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Articles of Incorporation or Code of Regulations, in each case as amended or supplemented to the date of this Agreement, of the Company or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any Company Subsidiary is a party or their respective properties or assets are bound or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on
Schedule 2.5 of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) materials relating to the transactions contemplated by this Agreement including, but not limited to the Proxy Statement and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Ohio Secretary of State and post-closing filings of the said Certificate of Merger or other documents with the secretaries of state of other jurisdictions in which the Company is qualified to do business as a foreign corporation, (iii) the pre-merger notification of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 of the Company Disclosure Letter or
(B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company or any Company Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since February 7, 1996 through the date hereof (the "Company SEC Documents"). Schedule 2.6 of the Company Disclosure Letter contains a complete list (without exhibits) of all Company SEC Documents filed by Company with the SEC since February 7, 1996 and on or prior to the date of this Agreement. All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, or as of the date of the last amendment thereof (if amended after filing), complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed on a non- confidential basis prior to the date of this Agreement. The consolidated financial statements of the Company included in the Company SEC Documents (which, solely for purposes of this sentence, shall be deemed to include the Company's annual report on Form 10-K for the fiscal year ended February 29, 2000, as of the date filed with the
SEC) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally



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

accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act). Schedule 2.6 of the Company Disclosure Letter sets forth all Company Subsidiaries which are not consolidated for accounting purposes as of the date hereof. Except for liabilities and obligations set forth in the Company SEC Documents or in
Schedule 2.6 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto and which, individually or in the aggregate, would have a Company Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

         SECTION 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents, Schedule 2.7 of the Company Disclosure Letter or
Schedule 2.7A of the written letter dated May __, 2000, signed by the Chairman of the Board or the President of the Company, in his capacity as such, and previously delivered by the Company to ERP (the "Supplemental Disclosure Letter"), since the date of the most recent audited financial statements included in the Company SEC Documents (the "Company Financial Statement Date") the Company and the Company Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (a "Company Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Common Stock, (c) any split, combination or reclassification of any Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have caused or created a Company Material Adverse Effect, (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Company SEC Documents or required by a change in

GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company.

         SECTION 2.8 LITIGATION. Except as disclosed in the Company SEC Documents, Schedule 2.8 or Schedule 2.9 of the Company Disclosure Letter,
Schedule 2.8A of the Supplemental Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which could reasonably be expected to have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 of the Company Disclosure Letter sets forth each and every uninsured claim that the Company has Knowledge of involving a potential dollar cost to the Company in excess of $50,000 and each and every equal employment opportunity claim, claim relating to sexual harassment and/or discrimination and claim threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made since February 7, 1996 under any directors' or officers' liability insurance policy maintained at any time by the Company or any of the Company Subsidiaries.

         SECTION 2.9 PROPERTIES.

         (a) Schedule 2.9 of the Company Disclosure Letter identifies all real property owned by the Company and the Company Subsidiaries (the "Company Properties"). Except as provided in Schedule 2.9 of the Company Disclosure Letter, the Company and the Company Subsidiaries set forth on Schedule 2.2 of the Company Disclosure Letter owns fee simple title to their respective Company Properties. Except as set forth on Schedule 2.9, all such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title securing monetary obligations ("Encumbrances"). Except as set forth in
Schedule 2.2, Schedule 2.9 or Schedule 2.18 of the Company Disclosure Letter, no other Person has any ownership interest in any of the Company Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby. The Company Properties owned by the Company are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (iii) Encumbrances and Property Restrictions of record, which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby, (iv) real estate taxes and assessments which constitute a lien but are not yet due and payable and (v) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries.

         (b) Schedule 2.9 of the Company Disclosure Letter also identifies all real property leased by the Company and the Company Subsidiaries and used as showrooms, warehouses or office space (the "Company Leased Properties"). Except as set forth in Schedule 2.9, all such properties are leased pursuant to leases that are in full force and effect on the date of this Agreement, with the Company and the Company Subsidiaries not being in default under such leases and with the lessors thereof, to the Knowledge of the Company, also not being in default thereunder. The Company Leased Properties are not, to the Knowledge of the Company, subject to any Property Restrictions or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Leased Property, (iii) Encumbrances and Property Restrictions of record, which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Company Leased Properties subject thereto or affected thereby, (iv) real estate taxes and assessments which constitute a lien but are not yet due and payable and (v) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Leased Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company Subsidiaries.

         (c) Except as provided in Schedule 2.9 of the Company Disclosure Letter, the Company has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties owned by the Company or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties owned by the Company or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties owned by the Company has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties owned by the Company issued by any governmental authority; (iii) of any material structural defects relating to any Company Property owned by the Company which costs more than $50,000 to repair; (iv) of any Company Property owned by the Company whose building systems are not in working order in any material respect and costs more than $50,000 to repair; (v) of any physical damage to any Company Property owned by the Company in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration underway to any Company Property owned by the Company the cost of which exceeds $50,000; or (vii) of items referred to in Section 2.9(c)(iii)-2.9(c)(iv) which aggregate for the Company and the Company Subsidiaries more than $250,000.

         (d) Except as set forth in Schedule 2.9 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

         (e) Schedule 2.9 of the Company Disclosure Letter contains a printout which is accurate in all material respects as of January 11, 2000 of all apartment units leased or otherwise occupied by the Company, and the Company Subsidiaries and used in the Company's corporate housing business activities (the "Corporate Housing Units"), which computer printout is true and correct in all material respects as of January 11, 2000. Except as set forth on Schedule 2.9, all such Corporate Housing Units are leased pursuant to leases that are in full force and effect as of January 11, 2000, with the Company and the Company Subsidiaries not being in default under any material number of such leases, taking the Corporate Housing Units as a whole (except insofar as such leases may have been acquired by the Company and the Company Subsidiaries without compliance with consent to assignment provisions included in the leases), and with the lessors thereof, to the Knowledge of the Company, also not being in default under any material number of such leases, taking the Corporate Housing Units as a whole.

         (f) The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of August 31, 1999, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Schedule 2.9 or Schedule 2.18 of the Company Disclosure Letter or on the consolidated balance sheet of Company as of August 31, 1999, and the notes thereto, and except for liens for current taxes not yet due and payable, and Liens or Encumbrances which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of Company on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of the Company.

         (g) Except as set forth in Schedule 2.9 of the Company Disclosure Letter, no Company Property owned by the Company is currently under development or subject to any agreement with respect to development, and neither the Company nor any Company Subsidiary shall enter into any such agreements between the date hereof and the Effective Time without the prior written approval of ERP.

         SECTION 2.10 ENVIRONMENTAL MATTERS. The Company has delivered to ERP a true and complete copy of the environmental reports by third-party consulting firms listed on Schedule 2.10 of the Company Disclosure Letter (the "Company Environmental Reports"). To the Company's Knowledge, the Company Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or laboratory analysis made by or on behalf of the Company or any of the Company Subsidiaries) with respect to the Company Properties owned by the Company in the possession of the Company or any Company Subsidiary. With respect to each Company Property owned by the Company, except for any condition that individually or in the aggregate would not be reasonably likely to have a Company Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Company Property owned by the Company except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) no unlawful spills, releases, discharges or disposals of Hazardous Substances have occurred or are presently occurring on or from such Company Property owned by the Company; (c) such Company Property owned by the Company and the business conducted thereon are not in violation of Environmental Laws; and (d) the Company and the Company Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability under any Environmental Law from any Person regarding such Company Property or the business conducted thereon, provided, however, that with respect to any Company Property covered by an Environmental Report, the representation contained in this Section 2.10 covers only that period following the date of such Environmental Report. For the purposes of this Section 2.10 only, "Company Properties" shall be deemed to include all property formerly owned by the Company or the Company Subsidiaries; solely, however, as to the period of time when such property was so owned by the Company or the Company Subsidiaries.

         "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, county, state, territorial or national, at the date of this Agreement or at any prior time in force or effect relating to:

                  (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

                  (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

                  (c) the regulation of storage tanks; or

                  (d) otherwise relating to pollution or the protection the environment.

         "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, county, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including, but not limited to,

                  (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. section 1501 et. seq.;

                  (b) petroleum and petroleum products including crude oil and any fractions thereof;

                  (c) natural gas, synthetic gas, and any mixtures thereof; and

                  (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

         SECTION 2.11 RELATED PARTY TRANSACTIONS. Set forth in Schedule 2.11 of the Company Disclosure Letter is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries under which continuing obligations exist with (a) any consultant (other than a consultant entitled to receive less than $10,000 annually from the Company or any Company Subsidiary, provided, however, that if the total amount owed to consultants by the Company and the Company Subsidiaries exceeds $100,000 annually, all such agreements shall be set forth in Schedule 2.11), (b) any person who is an officer, director or Affiliate (as defined below) of the Company or any of the Company Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the

Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Common Stock in a private placement within three years preceding the date hereof, except those of a type available to the Company employees generally. To the extent in writing, such documents, copies of all of which have previously been delivered or made available to ERP, are listed in Schedule 2.11 of the Company Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         SECTION 2.12 EMPLOYEE BENEFITS. As used herein, the term "Company Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in
Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or Company Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Company Employee Plan). Each Company Employee Plan is listed on Schedule 2.12. With respect to the Company Employee Plans:

         (a) Except as disclosed in the Company SEC Documents or in Schedule
2.12 of the Company Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

         (b) Each Company Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Company Employee Plan, and each Company Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would be likely to jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Company Employee Plan. Without limiting the foregoing, except as disclosed on Schedule
2.12 of the Company Disclosure Letter, the following are true with respect to each Company Employee Plan:

                  (i) except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the United States Department of Labor) with respect to each such Company Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

                  (ii) except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

                  (iii) all contributions and payments with respect to the Company Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                  (iv) with respect to each such Company Employee Plan, to the extent applicable, the Company has delivered to ERP true and complete copies of (A) current plan documents, or any and all other documents that establish the existence of the current plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Company Employee Plan.

         (c) With respect to each Company Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or
Section 408 of ERISA.

         (d) Except as disclosed in Schedule 2.12, no Controlled Group Member has maintained or been obligated to contribute to any Company Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Company Employee Plan set forth on Schedule 2.12A, the Company represents that each such Company Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

         (e) Except as set forth in Schedule 2.12 of the Company Disclosure Letter, with respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

         SECTION 2.13 EMPLOYEE MATTERS. Schedule 2.13 of the Company Disclosure Letter lists the employee handbooks of the Company and each of the Company Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to ERP. Except as set forth in Schedule 2.13 of the Company Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company's employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

         SECTION 2.14 TAXES.

                  (a) TAX RETURNS. For all tax years ending on or after February 28, 1995, the Company and each of the Company Subsidiaries has been or will be included in the Affiliated Group (as defined below) and, to the extent eligible to do so, has been or will be included in the consolidated federal income tax returns (and any analogous combined, consolidated or unitary group defined and required under state, local, or foreign income Tax law) of the Company (the "Consolidated Group"). The Company and each of the Company Subsidiaries has filed separate, consolidated or combined tax returns, as appropriate, under state, local, or foreign income tax law as required. Except as set forth on
         Schedule 2.14(a), all Tax Returns for tax years ending on or after February 28, 1995, required to have been filed on or prior to the date hereof or the Closing Date by the Consolidated Group, the Company or any Company Subsidiary have been filed on or prior to the due date for such Tax Return and such Tax Returns are true and correct in all material respects. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. Except as set forth on Schedule 2.14(a), an extension of time within which to file any Tax Return that has not been filed has not been requested or granted. As used in this Agreement, the term "Affiliated Group" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

                  (b) PAYMENT OF TAXES. With respect to all amounts of Taxes imposed on the Consolidated Group, the Company, any Company Subsidiary or for which the Consolidated Group, the Company or any Company Subsidiary is or could be liable, whether to taxing authorities or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with except where the failure to comply would not have a Material Adverse Effect on the Company and all such amounts required to be paid by the Consolidated Group, the Company or any Company Subsidiary to taxing authorities or others on or before the Closing Date have been paid, or have been accrued for or fully reserved against on the Financial Statements.

                  (c) AUDIT HISTORY. Except as set forth on Schedule 2.14(c), all federal income tax returns of the Consolidated Group for taxable years ended prior to the date hereof, that have been examined by the Internal Revenue Service and any deficiencies or assessments, including interest and penalties thereon, claimed or made as a result of those examinations have been paid or are fully reserved against on the Financial Statements. Except as set forth on Schedule 2.14(c), no issues have been raised or, to the Knowledge of the Company or any of the Company Subsidiaries, are currently pending by any taxing authority in connection with any of the Tax Returns of the Consolidated Group or the Company or any of the Company Subsidiaries. Except as set forth on
         Schedule 2.14(c), to the Knowledge of the Company, no issue has been raised by any taxing authority in any audit of the Company or any member of the Consolidated Group that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period so audited. Except as set forth on Schedule 2.14(c), no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Consolidated Group, any members of the Consolidated Group, the Company or any Affiliates of such parties. Schedule 2.14(c) sets forth, with respect to the taxable years of the Consolidated Group, any members of the Consolidated Group, the Company and any of the Company Subsidiaries, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed. Except to the extent shown on Schedule 2.14(c), all deficiencies asserted or assessments made as a result of any examinations have been fully paid.

                  (d) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

                  (e) TAX-SHARING OR ALLOCATION AGREEMENTS. Any Tax-indemnity, Tax-sharing, Tax allocation or similar agreements of the Company or any of the Company Subsidiaries and any liability or obligation of the Company or any of the Company Subsidiaries under such agreements will terminate as of the Closing Date and be of no further force or effect. All such agreements to which the Company or any of the Company Subsidiaries is a party and are now in effect are listed on Schedule 2.14(e). Any payments pursuant to such agreements that were not reflected in the Financial Statements, are disclosed on Schedule 2.14(e).

                  (f) PRIOR AFFILIATED GROUPS. Except as set forth on Schedule 2.14(f), and except for the Consolidated Group, neither the Company nor any of the Company Subsidiaries has ever been a member of an Affiliated Group of corporations.

                  (g) TAX ELECTIONS AND METHODS OF ACCOUNTING. Except as set forth on Schedule 2.14(c), after the date hereof, no election with respect to Taxes of the Company will be made without the written consent of ERP which consent will not be unreasonably withheld and, except as required by law, no method of accounting of the Company will be changed without the written consent of ERP, which consent will not be unreasonably withheld.

                  (h) CERTAIN CONSENTS AND ELECTIONS. (i) Neither the Company nor any Affiliated Group in which the Company is or was a member has filed a consent pursuant to the collapsible corporation provisions of
         Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by the Company or any of the Company Subsidiaries; (ii) none of the assets of the Company or any of the Company Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (iii) to the Knowledge of the Company, none of the assets of the Company or any of the Company Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iv) the Company or any of the Company Subsidiaries has not made a deemed dividend election under Regulations Section 1.1502-32(f)(2) and has not made and will not make a consent dividend election under Section 565 of the Code; (v) the Company or any of the Company Subsidiaries has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; and (vi) the Company or any of the Company Subsidiaries has not been a member of an Affiliated Group that has filed an election to discontinue filing consolidated returns pursuant to Revenue Procedure 91-11.

                  (i) PARACHUTE PAYMENT. Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
         Section 280G or 4999 of the Code and the consummation of the transactions contemplated by this Agreement will not result in any excise tax withholding.

                  (j) NO WITHHOLDING. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other tax withholding provision of U.S. federal, state, local or foreign law.

                  (k) EXISTING PARTNERSHIPS. Except as set forth on Schedule 2.14(k), neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  (l) COPIES OF TAX RETURNS. The Company has true, correct and complete copies of all income Tax Returns filed by the Company and each of the Company Subsidiaries including copies of any Tax Returns filed by the Consolidated Group as listed on Schedule 2.14(l).

                  (m) DEFERRED INCOME. As a result of the transactions contemplated under this Agreement, the Company will not recognize any deferred income under federal consolidated return regulations (or similar provisions, if any, of state, local or foreign Tax laws), including, but not limited to, the deferred intercompany transaction provisions of such federal consolidated return regulations (or similar provisions, if any, of state, local or foreign tax laws).

                  (n) DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

                           (i) The term "Tax" shall mean any federal, state,
                  local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, surplus lines, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto);

                           (ii) The terms "Tax Return(s)" shall means returns,
                  declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Consolidated Group, any members of the Consolidated Group, the Company, any Company Subsidiary or any Affiliates of such parties or the administration of any laws, regulations or administrative requirements relating to any Taxes; and

                           (iii) The term "Code" shall mean the Internal Revenue
                  Code of 1986, as amended, and all citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereof.

         SECTION 2.15 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS. Set forth in Schedule 2.3 and Schedule 2.15 of the Company Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which may become payable, accelerated or vested to or in each current or former employee, officer or director of the Company or any Company Subsidiary as a result of the Merger. Except as described in Schedule 2.3, Schedule 2.7 or Schedule 2.15 of the Company Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer, trustee or director of the Company or any Company Subsidiary.

         SECTION 2.16 BROKERS; SCHEDULE OF FEES AND EXPENSES. Except as disclosed in Schedule 2.16 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

         A true and correct copy of all engagement letters executed by parties disclosed on Schedule 2.16 of the Company Disclosure Letter have been delivered to ERP prior to the date of this Agreement.

         SECTION 2.17 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents or in Schedule 2.6 or Schedule 2.17 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties, operations or the Merger, except to the extent that such violation or failure would not have a Company Material Adverse Effect.

         SECTION 2.18 CONTRACTS; DEBT INSTRUMENTS.

         (a) To the Knowledge of the Company, except as disclosed in the Company SEC Documents or in Schedule 2.18 of the Company Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names under or the geographic location in which the Company or any Company Subsidiary may conduct its business.

         (b) Neither the Company nor any Company Subsidiary has received a written notice that the Company or any Company Subsidiary is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.18 of the Company Disclosure Letter, nor to the Knowledge of the Company does such a violation or default exist, except as set forth in Schedule 2.18 of the Company Disclosure Letter, or to the extent that such violation or default, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (c) (i) Except for any of the following expressly identified in Company SEC Documents, Schedule 2.18 of the Company Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred (collectively, the "Debt Documents"), as well as, with respect to the Indebtedness evidenced by each Debt Document as of December 31, 1999, the outstanding principal balance, the maturity date, the applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) and the amount of or the method or formula for calculating any Equity Participation (as defined herein). For purposes of this Section 2.18, "Indebtedness" shall mean (1) indebtedness for borrowed money, whether secured or unsecured, (2) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (3) capitalized lease obligations,
         (4) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (5) obligations to pay any equity kicker or other participation in the operating cash flow, gross revenue or other income from the real property or other asset of the Company or any Company Subsidiary or in the gross, net or excess sale, financing, refinancing or other capital proceeds from any such property or other asset (whether or not in connection with any other Indebtedness)(each an "Equity Participation") and (6) guarantees of any such indebtedness of any other person.

                  (ii) The Company hereby represents and warrants that the Merger will not cause a default or event of default under any item of Indebtedness, except as set forth in Schedule 2.18 of the Company Disclosure Letter, and will not require the consent of or requirement to obtain the approval or confirmation as to any matter from the holder of any such Indebtedness or any other person. For purposes of this
         Section 2.18, "default" and/or "event of default" shall mean that, immediately or after the giving of notice or the passage of time (or both), such Indebtedness will not, either automatically or upon the exercise of any right or option of the holder of such Indebtedness or any other person, be accelerated or become due and payable in whole or in part as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger).

         (d) To the extent not set forth in response to the requirements of
Section 2.18(c), Schedule 2.18 of the Company Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

         (e) Except as set forth in Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

         (f) Schedule 2.18 of the Company Disclosure Letter lists all agreements entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties owned by the Company or the purchase of, or option to purchase, any real estate which are currently in effect.

         (g) Except as set forth in Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Company Properties owned by the Company, or (iii) to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company.

         (h) Except as set forth in Schedule 2.18 of the Company Disclosure Letter there are no material outstanding contractual obligations of the Company or any Company Subsidiary to make any investment in the form of a loan, capital contribution or otherwise in any Company Subsidiary or any other Person. A true and complete copy of each Note has previously been furnished to ERP.

         SECTION 2.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Friedman, Billings, Ramsey & Co., Inc. (the "Financial Advisor"), dated as of May 10, 2000, satisfactory to the Company, and a signed copy of which has been provided to ERP, to the effect that the consideration to be received by the holders of the Shares pursuant to the Merger is fair, from a financial point of view, to such holders.

         SECTION 2.20 INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         SECTION 2.21 TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in
Schedule 2.21 of the Company Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Company Material Adverse Effect, the Company and each Company Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. Each of the Company's material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted is listed on Schedule 2.21 of the Company Disclosure Letter. The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could have a Company Material Adverse Effect.

         SECTION 2.22 INSURANCE. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries are, and has been continuously since the later of February 7, 1996 or the date upon which Company acquired ownership of such Company Subsidiary, insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Company and the Company Subsidiaries during such time period. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary. The insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects. Each insurance policy of the

Company and the Company Subsidiaries in effect on the date hereof and a summary of the terms of each such policy is listed on Schedule 2.22.

         SECTION 2.23 DEFINITION OF KNOWLEDGE OF COMPANY. As used in this Agreement, the phrase "to the Knowledge of Company" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.23 of the Company Disclosure Letter.

         SECTION 2.24 VOTE REQUIRED. Except for the Company Shareholder Approval, no other vote or consent by the equity holders of Company or any Company Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby, nor shall any such equity holders be entitled to dissenters' rights or other rights of appraisal in connection with the Company Shareholder Approvals or the consummation of the transactions contemplated by this Agreement, except as provided under Ohio Law.

         SECTION 2.25 YEAR 2000. Except as set forth in Schedule 2.25 of the Company's Disclosure Letter, the information set forth under the caption "Year 2000" in Company's quarterly report on Form 10-Q for the quarterly period ended August 31, 1999 is true and correct as of the date hereof.

         SECTION 2.26 CHAPTER 1704 OF THE OHIO LAW NOT APPLICABLE. The Company Board has taken all actions so that the restrictions contained in Chapter 1704 of the Ohio Law applicable to a "business combination" (as defined in Chapter
1704) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         SECTION 2.27 STOCK ISSUED IN CONNECTION WITH ACQUISITIONS. Each offer, sale and issuance of Common Stock by the Company in connection with the acquisition of or merger with another company was effected through a transaction which was exempt from the registration requirements of the Securities Act and any applicable state securities laws, and neither the Company nor any authorized agent acting on the Company's behalf has taken any action since such offer, sale and issuance that would cause the loss of such exemption.

         SECTION 2.28 CONTINGENT EARN-OUTS. Except as listed in Schedule 2.28 of the Company Disclosure Letter, the Company is not a party to any agreement, contract or any other obligation pursuant to which the Company is or may be required to make payments based upon an "earn-out" or similar provision. The maximum amount payable by the Company pursuant to any "earn-out" agreements or similar provision is set forth in Schedule 2.28 of the Company Disclosure Letter.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF ERP

         ERP hereby represents and warrants to the Company that, except as set forth in the letter of even date herewith signed by the President or an Executive Vice President of ERP and delivered to the Company on or prior to the date hereof, by ERP (the "ERP Disclosure Letter"):

         SECTION 3.1 ORGANIZATION, GOOD STANDING AND POWER OF ERP. ERP is a limited partnership duly organized and validly existing under the laws of Illinois and has the requisite limited partnership power and authority to carry on its business as now being conducted. ERP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of ERP and the subsidiaries of ERP ("ERP Subsidiaries") taken as a whole ("ERP Material Adverse Effect").

         SECTION 3.2 AUTHORITY; NONCONTRAVENTION; CONSENTS RELATING TO ERP.

         (a) ERP has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which ERP is a party. The execution and delivery of this Agreement by ERP and the consummation by ERP of the transactions contemplated by this Agreement to which ERP is a party have been duly authorized by all necessary action on the part of ERP. This Agreement has been duly executed and delivered by ERP and constitutes a valid and binding obligation of ERP, enforceable against ERP in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 3.2 to the ERP Disclosure Letter, the execution and delivery of this Agreement by ERP do not, and the consummation of the transactions contemplated by this Agreement by ERP and compliance by ERP with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ERP or any ERP Subsidiary under, (i) ERP's Certificate of Limited Partnership or ERP's Fifth Amended and Restated Agreement of Limited Partnership, in each case as amended or supplemented to the date of this Agreement, or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other ERP Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which ERP or any ERP Subsidiary is a party or their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to ERP or any ERP Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a ERP Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ERP or any ERP Subsidiary in connection with the execution and delivery of this Agreement or the consummation by ERP of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Ohio Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, (iv) the pre-merger notification of the HSR Act; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.2 to the ERP Disclosure Letter, (B) as may be required under federal, state or local environmental laws or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent ERP from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a ERP Material Adverse Effect.

         SECTION 3.3 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ERP or any ERP Subsidiary.

         SECTION 3.4 STATE TAKEOVER STATUTES. ERP has taken all action necessary to exempt transactions between ERP and the Company and its Affiliates from the operation of any anti-takeover laws of any applicable jurisdiction designed to restrict ERP's ability to consummate the transaction contemplated by this Agreement.

         SECTION 3.5 DEFINITION OF KNOWLEDGE OF ERP. As used in this Agreement, the phrase "to the Knowledge of ERP" or (or words of similar import) means the knowledge of those individuals identified in Schedule 3.5 to the ERP Disclosure Letter.

         SECTION 3.6 PROXY STATEMENT. None of the information provided by ERP or Acquisition and/or by their auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's shareholders, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.7 FINANCING. At the Effective Time, Acquisition will have readily available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, and to perform its obligations under the Agreement of Merger and this Agreement.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

         Newco hereby represents and warrants to the Company that, except as set forth in the letter of even date herewith signed by the President or an Executive Vice President of Newco and delivered to the Company on or prior to the date hereof, by Newco (the "Newco Disclosure Letter"):

         SECTION 4.1 ORGANIZATION, GOOD STANDING AND POWER OF NEWCO. Newco is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Newco is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Newco and the subsidiaries of Newco ("Newco Subsidiaries") taken as a whole ("Newco Material Adverse Effect").

         SECTION 4.2 AUTHORITY; NONCONTRAVENTION; CONSENTS RELATING TO NEWCO.

         (a) Newco has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Newco is a party. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement to which Newco is a party have been duly authorized by all necessary action on the part of Newco. This Agreement has been duly executed and delivered by Newco and constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 4.2 to the Newco Disclosure Letter, the execution and delivery of this Agreement by Newco do not, and the consummation of the transactions contemplated by this Agreement by Newco and compliance by Newco with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco or any Newco Subsidiary under, (i) Newco's Certificate of



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

Incorporation or Newco's By-laws in each case as amended or supplemented to the date of this Agreement, or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Newco Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Newco or any Newco Subsidiary is a party or their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Newco or any Newco Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Newco Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Newco or any Newco Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Newco of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Ohio Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, (iv) the pre-merger notification of the HSR Act; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 4.2 to the Newco Disclosure Letter, (B) as may be required under federal, state or local environmental laws or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Newco from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Newco Material Adverse Effect.

         SECTION 4.3 ORGANIZATION, GOOD STANDING AND POWER OF ACQUISITION. Acquisition will on the Effective Date be a corporation duly incorporated and validly existing under the laws of Ohio and will have the requisite corporate power and authority to carry out the transactions contemplated by the Agreement of Merger and hereby.

         SECTION 4.4 AUTHORITY; NONCONTRAVENTION; CONSENTS RELATING TO ACQUISITION.

         (a) The consummation by Acquisition of the transactions contemplated by the Agreement of Merger and hereby to which Acquisition will be a party will, as of the Effective Time, have been duly authorized by all necessary action on the part of Acquisition and will constitute a valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 4.4 to the Newco Disclosure Letter, the consummation of the transactions contemplated by the Agreement of Merger and this Agreement by Acquisition and compliance by Acquisition with the provisions of the Agreement of Merger and this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquisition or under, (i) Acquisition's Articles of Incorporation or Code of Regulations, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Acquisition is a party or its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Acquisition or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that would prevent the consummation of the transactions contemplated by the Agreement of Merger or this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquisition in connection with the execution and delivery of this Agreement or the consummation by Acquisition of any of the transactions contemplated by this Agreement, except for (i) the acceptance for record of the Certificate of Merger by the Ohio Secretary of State, (ii) the pre-merger notification of the HSR Act; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 4.4 to the Newco Disclosure Letter, (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by the Agreement of Merger or this Agreement or otherwise prevent Acquisition from performing its obligations under this Agreement in any material respect.

         SECTION 4.5 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Newco or any Newco Subsidiary.

         SECTION 4.6 STATE TAKEOVER STATUTES. Newco has taken all action necessary to exempt transactions between Newco and the Company and its Affiliates from the operation of any anti-takeover laws of any applicable jurisdiction designed to restrict Newco's ability to consummate the transaction contemplated by this Agreement.

         SECTION 4.7 DEFINITION OF KNOWLEDGE OF NEWCO. As used in this Agreement, the phrase "to the Knowledge of Newco" or (or words of similar import) means the knowledge of those individuals identified in Schedule 4.7 to the Newco Disclosure Letter.

         SECTION 4.8 PROXY STATEMENT. None of the information provided by Newco or Acquisition and/or by their auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's shareholders, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.1 ACQUISITION PROPOSALS. Prior to the Effective Time, the Company agrees that:

         (a) neither it nor any of the Company Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

         (b) it will use its best efforts not to permit any of its officers, employees, agents or financial advisors to engage in any of the activities described in Section 5.1(a);

         (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 5.1(b) of the obligations undertaken in this Section 5.1; and

         (d) it will notify ERP immediately if the Company receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 5.1 shall prohibit the Company Board from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Company Board determines in good faith that failure to do so would create a reasonable probability of a breach of its duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to ERP to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which the

Company determined in good faith was required to be executed in order for the Company Board to comply with its duties to shareholders imposed by law), the Company keeps ERP informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), (y) permit the Company to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of the Company under this Agreement; provided, however, that, subject to the provisions of Section 8.2, the Company Board may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Company Board determines in good faith to be more favorable to the Company's shareholders from a financial point of view than the Merger and which the Company Board determines is reasonably capable of being consummated.

         SECTION 5.2 CONDUCT OF THE COMPANY'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in Schedule 5.2 of the Company Disclosure Letter, (iii) set forth in Schedule 5.2A of the Supplemental Disclosure Letter or (iv) consented to in writing by ERP, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the ordinary course of business, the Company shall, and shall cause each of the Company Subsidiaries to:

                  (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

                  (b) confer on a regular basis with one or more representatives of ERP to report operational matters of materiality and, subject to
         Section 5.1, any proposals to engage in material transactions not otherwise expressly permitted under Section 5.2;

                  (c) promptly notify ERP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  (d) promptly deliver to ERP true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

                  (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided the Company notifies ERP that it is availing itself of such extensions;

                  (g) not make or rescind any express or deemed election relative to Taxes (unless required by law);

                  (h) not amend its Articles of Incorporation or Code of Regulations or the articles of incorporation, codes of regulations, bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any Company Subsidiary without ERP's prior written consent, which shall not be unreasonably withheld or delayed;

                  (i) not issue or make any change in the number of, shares of, capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to those items disclosed in Schedule 2.3 of the Company Disclosure Letter;

                  (j) not grant any options or other right or commitment relating to its shares of capital stock, or any security convertible into its shares of capital stock, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

                  (k) except for dividends and distributions by a Company Subsidiary to the Company or a wholly-owned Company Subsidiary, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest;

                  (l) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except for sales or leases of furniture and other personal property in the ordinary course of business consistent with past practice and for leases of corporate housing units to customers in the ordinary course of business consistent with past practice;

                  (m) not make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances and capital contributions to wholly-owned Company Subsidiaries in existence on the date hereof; (ii) any advances to any officer or director of the Company made pursuant to the terms of a note, provided, however, that under no circumstances shall the terms of any note be amended to increase the total aggregate amount of borrowings available thereunder; and (iii) advances of travel and other business expenses to employees in the ordinary course of business consistent with past practice;

                  (n) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to ERP or incurred in the ordinary course of business consistent with past practice;

                  (o) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $200,000 or aggregate Commitments in excess of $500,000; provided, however, that notwithstanding the foregoing, the Company may purchase or make Commitments to purchase (i) furniture to fill specific, bona fide customer sales orders and (ii) in addition to those purchases and Commitments to purchase permitted by (i) hereof, up to $2,500,000 in furniture each month;

                  (p) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                  (q) not enter into or amend any Commitment with any officer, director, consultant or Affiliate of the Company or any of the Company Subsidiaries other than Commitments with consultants involving payments of (i) less than $10,000 per consultant and (ii) total aggregate payments to all consultants of less than $100,000;

                  (r) not increase any compensation or enter into or amend any employment agreement or other arrangement with any of its officers, directors or employees earning more than $50,000 per annum as of the date hereof, other than waivers by employees of benefits under such agreements, enter into any employment agreement or arrangement with any other Person not currently an employee of the Company or a Company Subsidiary, providing for compensation in excess of $50,000 per annum or increase any compensation or enter into or amend any employment agreement or other arrangement with any new or current employee earning more than $50,000 per annum except in the ordinary course of business and consistent with past practice in timing and amount or pursuant to the terms of any such agreement or arrangement; provided, however, that the Company may increase compensation to employees in connection with promotions or otherwise, by not more than ten percent (10%);

                  (s) not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law;

                  (t) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement without the prior written approval of ERP, which approval shall not be unreasonably withheld or denied (it being understood that it is the intent of the parties to avoid, to the extent practicable, the termination of this Agreement pursuant to
         Article 8 hereof);

                  (u) not reduce its ownership of any of the Company Subsidiaries except pursuant to a transaction which has the same effect as a transaction permitted by subsection 5.2(l) hereof;

                  (v) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Common Stock;

                  (w) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are Affiliates of the Company or any Company Subsidiary or any officer, director or employee, of the Company or any Company Subsidiary;

                  (x) except as provided in the Company Disclosure Letter, not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity; and

                  (y) take all action necessary to cause the payment of compensation customarily made at the end of each quarter to the members of the Company Board; and

For purposes of this Section 5.2 only, any contract, transaction or other event for which a specific amount is not set forth above shall be deemed to be material and to be subject to the terms hereof if it would result or is expected to result in a net impact on the Company's consolidated income statement in excess of $200,000, or on the Company's consolidated balance sheet in excess of $500,000.

         SECTION 5.3 OTHER ACTIONS. Each of the Company on the one hand and ERP and Newco on the other hand shall not, and shall use its reasonable best efforts to cause its Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 5.1, any of the conditions to the Merger set forth in Article 7 not being satisfied.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDER MEETING; COMFORT LETTERS.

         (a) Promptly following the date of this Agreement, the Company shall prepare the Schedule 13E-3 with respect to the transactions contemplated by this Agreement and a proxy statement (the "Proxy Statement") required to be distributed to holders of Common Stock in connection with the Merger and include therein the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and include therein the written opinion of the Financial Adviser that the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders; provided, however, that the Company Board may fail to make or may withdraw or modify such recommendation, if, in accordance with Section 5.1, the Company Board recommends a Superior Proposal. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and Schedule 13E-3 and, after consultation with ERP, respond promptly to any comments made by the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement and Schedule 13E-3 and any preliminary version thereof, ERP and Newco will cooperate with the Company in connection with the preparation of the Proxy Statement and Schedule 13E-3 including, but not limited to, furnishing to the Company any and all information regarding ERP as may be required to be disclosed therein. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable.

         (b) All filings with the SEC and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement and
Schedule 13E-3, shall be subject to the prior review, comment and approval of ERP and Newco (and such approval shall not be unreasonably withheld or delayed).

         (c) The Company shall, as promptly as practicable following the date of this Agreement and in consultation with ERP and Newco, duly call and give notice of, and, provided that this Agreement has not been terminated, convene and hold, the Company Stockholders' Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by Ohio Law (the "Company Stockholders' Meeting"). The Company will use reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

         (d) Upon the request of ERP, the Company shall use reasonable best efforts to cause to be delivered to the Company and ERP a letter of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated a date within two (2) business days before the date of mailing the Proxy Statement to the stockholders of the Company and a letter of PricewaterhouseCoopers LLP dated a date within two (2) business days before the Company Stockholders' Meeting, addressed to the Company, in each case customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement; provided, however, that such letters shall only be delivered to the extent permitted under accounting principles and pronouncements applicable to the U.S. accounting profession.

         SECTION 6.2 HSR ACT. As promptly as practicable after the date of this Agreement, the Company, ERP and Newco shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

         SECTION 6.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the Company, ERP and Newco shall, and shall cause each of the Company Subsidiaries and ERP Subsidiaries, respectively, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, ERP and Newco shall, and shall cause each of the Company Subsidiaries and ERP Subsidiaries, respectively, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and ERP shall, and shall cause the Company Subsidiaries and ERP Subsidiaries, respectively, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreements dated as of October 11, 1999 between the Company and ERP (the "Confidentiality Agreements").

         SECTION 6.4 BEST EFFORTS; NOTIFICATION.

         (a) Subject to the terms and conditions herein provided, the Company, Newco, Acquisition and ERP shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time, from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to the Company and ERP; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, furnishing all information required to be included in the Proxy Statement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trustees of the Company, Newco and ERP shall take all such necessary action.

         (b) The Company shall give prompt notice to ERP, and ERP shall give prompt notice to the Company, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 6.5 COSTS OF TRANSACTION. In the event that the Merger is not consummated, each of ERP and the Company shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement. This Section 6.5 shall in no way affect the rights and obligations of the parties hereto under Article 8 hereof.

         SECTION 6.6 PUBLIC ANNOUNCEMENTS. ERP, Acquisition and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including (without limitation) the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement. For purposes of this Section 6.6, "written public statements" shall include any written statement transmitted to the New York Stock Exchange Inc. ("NYSE"), Nasdaq National Market or the shareholders of ERP or the Company.

         SECTION 6.7 TAXES. At ERP's expense, the Company will and will cause each Company Subsidiary to consult with and provide ERP the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof by the

Company with respect to Taxes including, without limitation, the Company's federal, state and local income tax returns for its taxable year ended February 29, 2000 (collectively, the "Company Tax Returns"), and shall not file any such returns without the prior review and comment of ERP and Acquisition, which shall not be unreasonably delayed.

         SECTION 6.8 OPTIONEES.

         (a) Prior to the Closing, the Company will, through its Board (or any committee thereof), take all action required for the cancellation as of the Effective Time of all Stock Options in consideration for cash in an amount set forth in section 1.6(c).

         (b) From and after the date hereof, the Company, through its Board or otherwise, will not modify any Stock Option Plan or authorize, and the Company will not grant, any Stock Options.

         (c) The Company shall require each employee who exercises a Stock Option or otherwise receives any payment from the Company as a result of the transactions contemplated by this Agreement, to pay to the Company in cash an amount sufficient to satisfy in full the Company's obligation to withhold Taxes incurred by reason of such exercise, issuance or receipt.

         SECTION 6.9 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, neither the Company, nor any of the Company Subsidiaries shall make any dividend or distribution to its shareholders without the prior written consent of ERP.

         SECTION 6.10 RESIGNATIONS. On the Closing Date, if requested by ERP, the Company shall cause the directors of each of the Company and the Company Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

         SECTION 6.11 INDEMNIFICATION.

         (a) From and after the Effective Time, ERP shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director of the Company or any Company Subsidiary (the "Indemnified Parties") which is the same as the exculpation, indemnification and advancement of expenses provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Articles of Incorporation or Code of Regulations as in effect at the close of business on the date hereof; PROVIDED, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Surviving Corporation shall use commercially reasonable efforts to obtain and, if obtained, maintain in effect from the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a commercially reasonable coverage amount and other terms and conditions, including exclusions, as are commercially reasonable and at least as favorable as now provided by the Company; provided, however, in no event shall the Surviving Corporation be required to expend in respect of any year's coverage in excess of 300% of the annual premium currently paid by the Company for such coverage with respect to their service as such prior to the Effective Time (the "Run-Off Policy"). The Surviving Corporation shall provide the Company with a true and complete copy of a binder with respect to the Run-Off Policy at least 10 days prior to the Effective Time, and shall use its reasonable best efforts to provide to the Company a true and complete copy of the Run-Off Policy as proposed to be issued prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time.

         (b) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of ERP and the Surviving Corporation. ERP agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of ERP or the Surviving Corporation under this Section 6.11. The provisions of this
Section 6.11 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

         (c) In the event that ERP or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 6.11, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         SECTION 6.12 CERTAIN DEBT OF THE COMPANY. The Company shall maintain in full force and effect that certain loan outstanding as of the date hereof from those lenders party to that certain Note Purchase Agreement (the "Note Purchase Agreement") dated as of September 1, 1997 (the "Section 6.12 Debt") and there shall be no default or event of default or any condition which upon the passage of time or the giving of notice or both which would cause such an event of default or a default to exist under the Note Purchase Agreement as of the Effective Time.

         SECTION 6.13 FEES AND EXPENSES. The Company and the Company Subsidiaries shall not incur (a) fees and expenses and (b) liabilities (collectively, the "Transaction Expenses") in excess of the amount set forth on
Schedule 7.2(g)A of the Supplemental Disclosure Letter.

         SECTION 6.14 EMPLOYEE BENEFITS. Neither the Company nor the Surviving Corporation shall amend, modify or revise any Employee Plan without the prior written consent of ERP.

         SECTION 6.15 SUBORDINATED DEBT. On or prior to the Closing Date, ERP shall provide Newco with a subordinated debt facility of up to $9 million, which facility shall have a one (1) year term, fifteen percent (15%) annual interest rate (interest being payable quarterly in arrears) and the proceeds of which shall be loaned to the Company and used solely to enable the Company to repay any outstanding subordinated debt incurred by the Company prior to Closing, with the prior consent of ERP.


                                    ARTICLE 7

                               CLOSING CONDITIONS

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) SHAREHOLDER APPROVAL. The Merger shall have been approved and adopted by the shareholders of each of the Company and Acquisition.

         (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

         SECTION 7.2 CONDITIONS TO OBLIGATIONS OF ERP. The obligations of ERP to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by ERP:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ERP shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the Company contained herein are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect. For the purposes of Section 7.2(a), the representations and warranties of the Company shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ERP shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since November 30, 1999, except as discussed in Schedule 2.7 of the Company Disclosure Letter or Schedule 2.7A of the Supplemental Disclosure Letter, there shall have been no Company Material Adverse Change and ERP shall have received a certificate of the chief executive officer or chief financial officer of the Company, in such capacity, certifying to such effect.

         (d) COMFORT LETTER. If required by ERP, ERP shall have received the letter from the accountants for the Company required by Section 6.9 hereof.

         (e) OPINION OF COUNSEL. ERP shall have received an opinion of Keating, Muething & Klekamp, P.L.L. or other counsel to the Company reasonably satisfactory to ERP dated the Closing Date in form and substance reasonably satisfactory to ERP addressing the matters set forth in Exhibit "B" hereto.

         (f) CONSENTS. Except as set forth on Schedule 7.2 to the Company Disclosure Letter, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an ERP Material Adverse Effect or a Company Material Adverse Effect.

         (g) CERTAIN FEES, EXPENSES AND LIABILITIES. The Transaction Expenses set forth in Schedule 7.2(g)A of the Supplemental Disclosure Letter shall not exceed the amounts set forth in such Schedule.

         (h) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no restrictive order or other requirements shall have been placed on ERP or the Surviving Corporation in connection therewith which would have a material adverse effect on the expected benefits to ERP of the transactions contemplated hereby.

         (i) FORMATION AGREEMENT. The Closing, as defined in the Formation Agreement, shall have been consummated.

         (j) DISSENTERS' RIGHTS. The record holders of not more than 20% of the issued and outstanding shares of Common Stock on the Effective Date have properly served a demand on the Company seeking relief pursuant to the provisions of Section 1701.85 of the Ohio Law.

         SECTION 7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by the Company:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ERP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of ERP contained herein are so qualified) signed on behalf of ERP and Acquisition by the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this
Section 7.3(a), the representations and warranties of ERP shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an ERP Material Adverse Effect.

         (b) PERFORMANCE OF OBLIGATIONS OF ERP AND ACQUISITION. ERP and Acquisition shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of ERP signed on behalf of ERP by the chief executive officer or the chief financial officer of ERP, in such capacity, to such effect.

         (c) OPINION OF COUNSEL. The Company shall have received an opinion from Piper Marbury Rudnick & Wolfe or other counsel to ERP reasonably satisfactory to the Company dated the Closing Date in form and substance reasonably satisfactory to the Company addressing the matters set forth in Exhibit "C" hereto dated the Closing Date.

         (d) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an ERP Material Adverse Effect or a the Company Material Adverse Effect.

         (e) CERTAIN FEES, EXPENSES AND LIABILITIES. The (x) fees and expenses and (y) liabilities set forth in Schedule 7.2(g) of the Company Disclosure Letter shall not exceed the amounts set forth in such Schedule.

         (f) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no restrictive order or other requirements shall have been placed on ERP or the Surviving Corporation in connection therewith which would have a material adverse effect on the expected benefits to ERP of the transactions contemplated hereby.

         (g) FORMATION AGREEMENT. The Closing, as defined in the Formation Agreement, shall have been consummated.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the acceptance of the Certificate of Merger for record by the Secretary of State of the State of Ohio, whether before or after the Shareholder Approval have been obtained:

         (a) by mutual written consent duly authorized by both the Company Board and the General Partner of ERP;

         (b) by ERP, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would be incapable of being satisfied by August 15, 2000 (or as otherwise extended);

         (c) by the Company, upon a breach of any representation, warranty, covenant obligation or agreement on the part of ERP set forth in this Agreement, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would be incapable of being satisfied by August 15, 2000 (or as otherwise extended);

         (d) by either ERP or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either ERP or the Company, if the Merger shall not have been consummated before August 15, 2000; provided, that in the case of termination pursuant to this Section 8.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

         (f) by either ERP or the Company if, upon a vote at a duly held the Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approval shall not have been obtained as contemplated by Section 6.1;

         (g) by the Company, if prior to the conclusion of the tabulation of the votes with respect to the Merger at the Company Shareholders Meeting, the Company Board shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved, recommended or entered into, a Superior Acquisition Proposal; and

         (h) by ERP if (i) prior to the Company Shareholders Meeting, the Company Board shall have withdrawn or modified in any manner adverse to ERP its approval or recommendation of the Merger or this Agreement in connection with, or approved, recommended or entered into, any Superior Acquisition Proposal, or
(ii) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal.

         (i) by ERP if the record holders of more than 20% of the issued and outstanding shares of Common Stock on the Effective Date have properly served a demand on the Company seeking relief pursuant to the provisions of Section 1701.85 of the Ohio Law.

         SECTION 8.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 8.1(g) or 8.1(h), then the Company will pay ERP (provided the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to Section 8.1(b) or 8.1(f), then the Company will pay ERP (provided the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) an amount equal to the ERP Liquidated Damages Amount (as defined below).

         If this Agreement shall be terminated pursuant to Section 8.1(c), then ERP (rather than Newco) will pay the Company (provided ERP was not entitled to terminate this Agreement pursuant to Section 8.1(b) at the time of such termination), an amount equal to the Company Liquidated Damages Amount (as defined below).

         If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 8.1(a) or 8.1(c), or ERP pursuant to 8.1(e)), and at the time of the termination of this Agreement an Acquisition Proposal has been received by the Company, and either prior to the termination of this Agreement or within twelve (12) months thereafter the Company or any the Company Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then the Company shall pay the Break-Up Fee to ERP.

         The Company and ERP agree that actual damages accruing from a termination of the Agreement pursuant to the subsections of Section 8.1 with respect to which the provisions of Section 8.2 provide for the payment of damages are incapable of precise estimation and would be difficult to prove, that the payment to ERP or the Company, as applicable, of the ERP Liquidated Damages Amount, the Company Liquidated Damages Amount or the Break-Up Fee shall constitute liquidated damages, that the rights to the ERP Liquidated Damages Amount, Company Liquidated Damages Amount or Break-Up Fee, as applicable, stipulated in this Section 8.2 bear a reasonable relationship to the potential injury likely to be sustained in the event of such a termination and that such stipulated rights to liquidated damages are intended by the parties to provide just compensation in the event of such a termination and are not intended to compel performance or to constitute a penalty for nonperformance. Other than as set forth in Section 9.8 hereof, payment of the ERP Liquidated Damages Amount or the Break-Up Fee by the Company shall terminate all of ERP's rights and remedies at law or in equity against the Company in respect of a termination of this Agreement pursuant to the subsections of
Section 8.1 with respect to which the provisions of Section 8.2 provide for the payment of damages. Other than as set forth in Section 9.8 hereof, payment of the Company Liquidated Damages Amount by ERP shall terminate all of the Company's rights and remedies at law or in equity against ERP in respect of a termination of this Agreement pursuant to Section 8.1 (c). The ERP Liquidated Damages Amount or the Break-Up Fee shall be paid by the Company to ERP, or the Company Liquidated Damages Amount, shall be paid by ERP to the Company, in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred.

         The "ERP Liquidated Damages Amount" payable to ERP by the Company shall be $2,500,000.

         The "Company Liquidated Damages Amount" payable to the Company by ERP shall be $2,500,000.

         As used in this Agreement, "Break-Up Fee" shall be an amount equal to $5,000,000, less the ERP Liquidated Damages Amount, if such ERP Liquidated Damages Amount has been paid in full by the Company to ERP,

         SECTION 8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or ERP as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ERP or Newco, or the Company, other than the last sentence of Section 6.3, Section 8.2, this Section 8.3 and Article 9.

         SECTION 8.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of the Board of Trustees of the General Partner of ERP, by the Company's Board and the Board of Directors of Newco at any time before or after any Shareholder Approval is obtained and prior to the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; PROVIDED, HOWEVER, that, after the Shareholder Approval is obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

         SECTION 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      If to ERP, Acquisition or Newco:

                  ERP Operating Limited Partnership
                  Two North Riverside Plaza, Suite 400
                  Chicago, Illinois 60606
                  Telecopier No.: (312) 454-0434
                  Telephone No.: (312) 474-1300
                  Attention: Bruce C. Strohm

                  With a copy to:

                  Piper Marbury Rudnick & Wolfe
                  203 North LaSalle Street, Suite 1800
                  Chicago, Illinois 60601
                  Telecopier No.: (312) 236-7516
                  Telephone No.: (312) 368-4033
                  Attention: Errol R. Halperin, Esq.

         (b)      If to the Company:
                  Globe Business Resources, Inc.
                  11260 Chester Road, Suite 400
                  Cincinnati, Ohio 45246
                  Telecopier No.: (513) 771-5354
                  Telephone No.: (513) 771-8287
                  Attention: David D. Hoguet

                  With a copy to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio 45202
                  Telecopier No.: (513) 579-6578
                  Telephone No.: (513) 579-6468
                  Attention: Edward E. Steiner, Esq.

All notices shall be deemed given only when actually received.

         SECTION 9.3 INTERPRETATION. All references made herein to any party shall include any predecessor to such party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         SECTION 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreements and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 6.11 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the officers and directors of the Company who had been officers and directors of the Company prior to the Effective Time. The Company shall not be deemed to have made to ERP or Newco any representation or warranty including with respect to any projections, estimates or budgets of future revenues, expenses or expenditures or future results of operations except other than as expressly set forth in Article 2 of this Agreement.

         SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         SECTION 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.8 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (x) the parties shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement; and
(y) in lieu of and as an alternative to any and all monetary damages, including, without limitation, the liquidated damages provided for in Section 8.2 hereof, the parties shall be entitled to a court order to enforce specifically (by means of a mandatory injunction or otherwise) the terms and provisions of this Agreement, in either case in any court of the United States located in the State of Illinois or Ohio or state court located in Illinois or Ohio. Without limiting the generality of the foregoing, the parties agree that the Company is a unique asset and that (i) the holders of the Shares would be irreparably injured in a manner not adequately compensated by money damages (including without limitation, by payment of the Company Liquidated Damages Amount) in the event ERP refused to consummate the Merger without legal justification under this Agreement and (ii) ERP would be irreparably injured in a manner not adequately compensated by money damages (including without limitation, by payment of the ERP Liquidated Damages Amount) in the event the Company refused to consummate the Merger without legal justification under this Agreement. The parties hereto hereby waive (to the maximum extent permitted by applicable law) all legal and equitable defenses to a motion or other proceeding by the Company or ERP, as the case may be, for specific performance of the Merger and the other transactions contemplated by this Agreement as a remedy in the event ERP or the Company, as the case may be, refuses to consummate the Merger without legal justification under this Agreement. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Illinois or Ohio or any Illinois or Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; provided, however, that both the Company and ERP reserve all rights to assert that legal justification does or does not exist.

         SECTION 9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 9.10 NON-RECOURSE TO TRUSTEES AND OFFICERS. This Agreement and all documents, certificates, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the General Partner of ERP by the undersigned in his capacity as a trustee or officer of the General Partner of ERP, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of ERP dated as of November 2, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of the General Partner of ERP shall be personally bound or have any personal liability hereunder. The Company shall look solely to the assets of ERP for satisfaction of any liability of ERP with respect to this Agreement and any other agreements to which it is a party. The Company will not seek recourse or commence any action against any of the shareholders of the General Partner of ERP or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of the General Partner of ERP or seek recourse against any of their personal assets, for the performance or payment of any obligation of ERP hereunder or thereunder.

         (Remainder of page intentionally blank; signature page follows)

         IN WITNESS WHEREOF, ERP, the Company and Newco have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        ERP OPERATING LIMITED PARTNERSHIP




                                        By:/s/Bruce C. Strohm
                                           -------------------------------
                                        Name: Bruce C. Strohm
                                        Title: Executive Vice President



                                        GLOBE BUSINESS RESOURCES, INC.




                                        By:/s/David D. Hoguet
                                           -------------------------------
                                        Name: David D. Hoguet
                                        Title: Chairman


                                        GLOBE HOLDING CO. INC.




                                        By:/s/Bruce C. Strohm
                                           -------------------------------
                                        Name: Bruce C. Strohm
                                        Title: President




                                        By:/s/David D. Hoguet
                                           -------------------------------
                                        Name: David D. Hoguet
                                        Title: Secretary

                                                                      APPENDIX B

                               AGREEMENT OF MERGER
                               -------------------

         THIS AGREEMENT OF MERGER (the "Agreement), dated as of _____________, 2000, is by and among, ACQUISITION, an Ohio corporation ("Acquisition") and GLOBE BUSINESS RESOURCES, INC., an Ohio corporation ("Globe"). Any capitalized terms used herein but not defined herein shall have the meanings respectively assigned thereto in that certain Agreement and Plan of Merger between Globe, ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), and Globe Hunting Co., Inc., a Delaware corporation ("Newco"), dated as of January 13, 2000 as amended and restated as of May 10, 2000. (the "Merger Agreement").

                                R E C I T A L S:
                                 - - - - - - - -

         WHEREAS, Globe is a corporation duly organized and existing under the laws of the Sate of Ohio;

         WHEREAS, Acquisition is a corporation duly organized and existing under the laws of the State of Ohio;

         WHEREAS, Acquisition desires to merger with and into Globe, and Globe desires to merge with Acquisition upon the terms and subject to the conditions of this Agreement and the Merger Agreement and in accordance with the applicable provisions of the laws of the State of Ohio; and

         WHEREAS, the respective Boards of Directors of Globe and Acquisition deem it advisable and in the best interest of each such corporation and their respective shareholders that Acquisition be merged with and into Globe as provided herein, and they have accordingly adopted resolutions approving this Agreement and direct the submission of this Agreement to the shareholders of Globe and Acquisition.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Globe and Acquisition hereby agree as follows:

                                    ARTICLE 1
                                    ---------

                           THE MERGER; EFFECTIVE TIME
                           --------------------------

         1.1 THE MERGER. At the Effective Time, Globe and Acquisition shall consummate the merger (the "Merger") in accordance with the provisions of the Merger Agreement and (a) Acquisition shall be merged with and into Globe and the separate corporate existence of Acquisition shall thereupon cease; (b) Globe shall be the surviving corporation in the Merger (in this capacity, the "Surviving Corporation"), the separate corporate existence of Globe with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and Globe shall continue to be governed by the laws of the State of Ohio.

         1.2 EFFECTIVE TIME. The Effective Time shall be 4:00 p.m. E.S.T. time, as set forth in the Certificate of Merger as filed with the Secretary of State of the State of Ohio.

         1.3 EFFECTS OF THE MERGER. Acquisition and Globe agree that the terms and conditions of the Merger shall be governed by the Merger Agreement and by the applicable provisions of the Ohio Law.

                                    ARTICLE 2
                                    ---------

                    MANNER AND BASIS OF CONVERSION OF SHARES
                    ----------------------------------------

         2.1 CONVERSION. At the Effective Time (a) each share of common stock, no par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted in the manner set forth in the Merger Agreement; (b) each share of Globe Common Stock issued and outstanding immediately prior to the Effective Time shall be converted in the manner set forth in the Merger Agreement; (c) each share of Globe Common Stock held in the treasury of Globe and each share of Globe Common Stock owned by ERP, Newco, Acquisition or any direct or indirect wholly- owned subsidiary of Globe or ERP immediately prior to the Effective Time shall be canceled and retired in the manner set forth in the Merger Agreement; and at the Effective Time, each outstanding option to purchase Globe Common Stock granted under or pursuant to any employee stock option plan or agreement entered into by Globe with any employee of Globe or any subsidiary thereof or any other person listed on
Schedule 2.3 of Globe Disclosure Letter or otherwise existing shall be canceled and the holder thereof shall be entitled to receive in cash in the manner set forth in the Merger Agreement.

                                    ARTICLE 3
                                    ---------

                            AMENDMENT AND TERMINATION
                            -------------------------

         3.1 AMENDMENT. The Boards of Directors of Globe and Acquisition may amend this Agreement at any time prior to the approval hereof by the shareholders of Globe.

         3.2 TERMINATION. The provisions of this Agreement may be terminated and abandoned at any time before the Effective Time by the respective Boards of Directors of Acquisition and Globe.

                                    ARTICLE 4
                                    ---------

                                  MISCELLANEOUS
                                  -------------

         4.1 COUNTERPART. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument.

         4.2 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio.

         4.3 WAIVER; SUCCESSORS AND ASSIGNS. The provisions of this Agreement:
(a) shall not be waived, except by an instrument in writing, signed by the party to be charged, and (b) shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         4.4 FURTHER ACTIONS. Each of Acquisition and Globe will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Globe and Acquisition, the officers and directors of Globe and Acquisition immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of Globe and Acquisition has caused this Agreement of Merger to be executed on its behalf by its officers hereunto duly authorized, all as of the date first written above.

                                      GLOBE BUSINESS RESOURCES, INC.,
                                      an Ohio corporation



                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      ACQUISITION, an Ohio corporation



                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________

                                                                    Appendix C

                          STOCKHOLDER VOTING AGREEMENT


         THIS STOCKHOLDER VOTING AGREEMENT (the "Agreement") dated as of January 13, 2000 between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP"), and the undersigned holder of shares of common stock, no par value (the "Common Stock"), of GLOBE BUSINESS RESOURCES, INC., an Ohio corporation (the "Company") for and on behalf of itself and each of its affiliates which is a holder of Common Stock (the undersigned holder, the "Stockholder" and, where the content requires, all such holders, the "Stockholders" or each a "Stockholder").

         WHEREAS, ERP, Globe Holding Co., Inc., a Delaware corporation ("Newco"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Agreement and Plan of Merger"; capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger) providing for the merger of Acquisition, an Ohio corporation to be formed, with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger;

         WHEREAS, the Stockholder owns the number of shares of Common Stock set forth below his name on the signature page of this Agreement (such shares of Common Stock, the "Existing Shares" and, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, ERP has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Stockholder hereby represents and warrants to ERP as of the date hereof as follows:

                  (a) Stockholder has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under any provision of, any agreement to which any Stockholder is a party. Except as contemplated by that certain Formation and Investment Agreement dated as of the date hereof (the "Formation Agreement"), the Existing Shares are not subject to any lien, pledge or encumbrance of any kind except for any encumbrances under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (b) Each Stockholder is the record holder or beneficial owner of the number of Existing Shares as is set forth on the signature page hereto. On the date hereof, the Existing Shares set forth on the signature page hereto constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Stockholder does not have record or beneficial ownership of any shares of Common Stock not set forth on the signature page hereto. Each Stockholder has sole power of disposition with respect to all of the Existing Shares set forth on the signature page hereto and sole voting power with respect to the matters set forth in Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth on the signature page hereto, with no restrictions on such rights, subject to the terms of this Agreement.

                  (c) Each Stockholder's Existing Shares and the certificates representing such shares and the Subject Shares and the certificates representing such shares when acquired are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (d) The Stockholder is a bona fide resident of the State set forth below Stockholder's name on the signature page hereto.

         2. REPRESENTATIONS AND WARRANTIES OF ERP. ERP hereby represents and warrants to the Stockholder that ERP has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the general partner of ERP, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action on the part of ERP. This Agreement has been duly executed and delivered by the general partner of ERP and constitutes a valid and binding obligation of ERP enforceable in accordance with its terms.

         3. COVENANTS OF STOCKHOLDER. From and after the date hereof and until the termination of this Agreement in accordance with Section 7, Stockholder agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger or the Agreement and Plan of Merger or any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the transactions contemplated by the Agreement and Plan of Merger is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares in favor of the Merger, the adoption by the Company of the Agreement and Plan of Merger and the approval of the terms thereof and the transaction contemplated thereby.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares against (i) any merger agreement or merger (other than the Agreement and Plan of Merger and the Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal (collectively, "Takeover Proposal"), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Agreement and Plan of Merger or this Agreement or (iii) (x) any material amendment of the Company's articles of incorporation or code of regulations, (y) any change in a majority of the persons who constitute the Board of Directors of the Company or (z) any other proposal or transaction involving the Company, which is intended by any Stockholder to, or which ERP notifies any Stockholder that ERP reasonably believes will, impede, frustrate, prevent, delay or nullify (A) the ability of the Company to consummate the Merger or (B) any of the transactions contemplated by this Agreement or the Agreement and Plan of Merger.

                  (c) Except as contemplated by the Formation Agreement, Stockholder agrees not to (i) offer to sell, sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement with respect to or consent to the Transfer of, the Subject Shares or any interest therein to any person other than pursuant to the terms of the Merger, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into any voting arrangement with respect to the Subject Shares, or any interest in the foregoing, except with ERP, (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect to have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions.

                  (d) Stockholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (e) Stockholder agrees with, and covenants to, ERP that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

                  (f) Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the sale, voting or other disposition of the Existing Shares or a business combination transaction involving the Company. Stockholder shall not directly or indirectly, through any employee of the Company, representative, agent or other person, solicit or encourage the initiation or submission of any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of the Company, whether or not in writing and whether or not delivered to the Company or to the stockholders of the Company generally (including, without limitation, by way of a tender offer) by any party other than ERP or its affiliates (any such inquiry, proposal or offer being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent any Stockholder from considering or negotiating, solely in his capacity as a director of the Company, an unsolicited, bona fide Acquisition Proposal in accordance with Section
         5.1 of the Agreement and Plan of Merger. Stockholder will immediately notify ERP, orally and in writing, of any direct or indirect contact related in any way to an Acquisition Proposal, including the identity of the person involved in such contact, or on whose behalf such contact is made, and the terms and conditions of any Acquisition Proposal made.

                  (g) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS ERP AND ANY DESIGNEE OF ERP, AND EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION TO VOTE THE SUBJECT SHARES OF STOCKHOLDER AS INDICATED IN SECTION 3(A) AND 3(B) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION TO REVOKE AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO SUCH STOCK HOLDER'S SUBJECT SHARES.

         4. FORMATION AGREEMENT. Notwithstanding anything herein to the contrary, the Stockholder's execution of the Formation Agreement shall not be deemed to be a violation or breach of this Agreement in any manner.

         5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as ERP may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successor and assigns.

         7. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the Effective Time or sooner termination of the Agreement and Plan of Merger pursuant to Section 8.1 thereof, and the payment, if required, by the Company to ERP of the Break-Up Fee or the ERP Liquidated Damages Amount. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

         8. COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         9. GENERAL PROVISIONS.

                  (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to ERP in accordance with Section 9.2 of the Agreement and Plan of Merger and to Stockholder at its address set forth on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

                  (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the one party, it being understood that each party need not sign the same counterpart.

                  (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Ohio or an Ohio state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         11. JOINDER. If the Stockholder resides in a community property state, the Stockholder has delivered to ERP a spousal joinder or consent in the form heretofore provided by ERP.


                            (signature page follows)

         IN WITNESS WHEREOF, ERP has caused this Agreement to be signed by its general partner and Stockholder has signed this Agreement, all as of the date first written above.

                                    ERP OPERATING LIMITED
                                    PARTNERSHIP

                                    By: Equity Residential Properties Trust, its
                                        general partner


                                        By: /s/ Bruce C. Strohm
                                           -------------------------------------
                                        Name: Bruce C. Strohm
                                             -----------------------------------
                                        Title:  Executive Vice President
                                              ----------------------------------


                                    STOCKHOLDER


                                    By:  /s/ David D. Hoguet
                                       -----------------------------------------
                                    Name:    David D. Hoguet
                                    Address: 11260 Chester Road
                                             Suite 400
                                             Cincinnati, Ohio 45246



                                    By:  /s/ David D. Hoguet
                                       -----------------------------------------
                                    Name:    David D. Hoguet, as custodian
                                             for Jennifer L. Hoguet
                                    Address: 11260 Chester Road
                                             Suite 400
                                             Cincinnati, Ohio 45246


                                    By:  /s/ David D. Hoguet
                                       -----------------------------------------
                                    Name:    David D. Hoguet, as custodian
                                             for Laura B. Hoguet
                                    Address: 11260 Chester Road
                                             Suite 400
                                             Cincinnati, Ohio 45246

                                    Aggregate Number of Existing Shares: 772,630

                                JOINDER OF SPOUSE

         I, Elizabeth P. Neller, spouse of Blair D. Neller, acknowledge that I have read the Stockholder Voting Agreement and the Formation and Investment Agreement, each dated as of January 13, 2000 both of which this Joinder is attached as an addendum (each an "Agreement," and together the "Agreements") and that I know the contents thereof. All capitalized terms not defined herein shall have the meanings set forth in the Agreements.

         I am aware that by the provisions of the Stockholder Voting Agreement
(a) my spouse is required to vote his Subject Shares in favor of the Merger, the adoption by the Company of the Agreement and Plan of Merger and the approval of the terms thereof and the transactions thereby; (b) certain other restrictions are imposed upon the sale, transfer or other disposition of the Subject Shares;
(c) my spouse irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that my spouse may have; (d) my spouse must terminate any activities, negotiations or discussions with any parties heretofore conducted with respect to the sale, voting or other disposition of the Existing Shares or a business combination transaction involving the Company; and (e) my spouse granted and appointed ERP and any designee of ERP, his irrevocable (until termination of the Agreement) proxy and attorney-in-fact to vote his Subject Shares.

         I am aware that by the provisions of the Formation and Investment Agreement (a) my spouse has agreed, subject to certain conditions, to contribute certain of his shares of GBR Common Stock to Newco; (b) the shares of Class B Common Stock that he would receive in exchange therefor will be subject to certain restrictions on transfer (whether voluntary or involuntary) as set forth in the Stockholders Agreement; (c) my spouses' shares of Class B Common Stock are subject to certain buy-back provisions whereby ERP or an affiliate of ERP or others may buy-back his shares of Class B Common Stock; (d) my spouses' shares of Class B Common Stock will be subject to certain "drag-along" rights; (e) my spouse will deposit certain shares of his GBR Common Stock into an escrow account; and (f) if my spouse is terminated by the Company for any reason (whether by death, disability, termination or otherwise), ERP may be entitled to purchase his shares of Class B Common Stock at pre-determined valuation

         I hereby agree that my interest, if any, in the Existing Shares subject to the Stockholder Voting Agreement and the Formation and Investment Agreement shall be irrevocably bound by the Agreement. I understand that the execution of this Joinder of Spouse shall not create any right or interest in any of the shares of stock described herein.

         I am aware that the legal and related matters contained in the Agreements are complex and that I am free to seek independent professional guidance or counsel with respect to this Joinder. I have either sought such guidance or counsel or determined after reviewing the Agreements carefully that I will waive such right.

                            [signature page follows]

Dated as of the 13th day of January, 2000.


                                                 By: /s/ Elizabeth P Neller
                                                   -----------------------------
                                                    Elizabeth P. Neller

                          STOCKHOLDER VOTING AGREEMENT


         THIS STOCKHOLDER VOTING AGREEMENT (the "Agreement") dated as of January 13, 2000 between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP"), and the undersigned holder of shares of common stock, no par value (the "Common Stock"), of GLOBE BUSINESS RESOURCES, INC., an Ohio corporation (the "Company") for and on behalf of itself and each of its affiliates which is a holder of Common Stock (the undersigned holder, the "Stockholder" and, where the content requires, all such holders, the "Stockholders" or each a "Stockholder").

         WHEREAS, ERP, Globe Holding Co., Inc., a Delaware corporation ("Newco"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Agreement and Plan of Merger"; capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger) providing for the merger of Acquisition, an Ohio corporation to be formed, with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger;

         WHEREAS, the Stockholder owns the number of shares of Common Stock set forth below his name on the signature page of this Agreement (such shares of Common Stock, the "Existing Shares" and, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, ERP has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Stockholder hereby represents and warrants to ERP as of the date hereof as follows:

                  (a) Stockholder has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under any provision of, any agreement to which any Stockholder is a party. Except as contemplated by that certain Formation and Investment Agreement dated as of the date hereof (the "Formation Agreement"), the Existing Shares are not subject to any lien, pledge or encumbrance of any kind except for any encumbrances under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (b) Each Stockholder is the record holder or beneficial owner of the number of Existing Shares as is set forth on the signature page hereto. On the date hereof, the Existing Shares set forth on the signature page hereto constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Stockholder does not have record or beneficial ownership of any shares of Common Stock not set forth on the signature page hereto. Each Stockholder has sole power of disposition with respect to all of the Existing Shares set forth on the signature page hereto and sole voting power with respect to the matters set forth in Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth on the signature page hereto, with no restrictions on such rights, subject to the terms of this Agreement.

                  (c) Each Stockholder's Existing Shares and the certificates representing such shares and the Subject Shares and the certificates representing such shares when acquired are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (d) The Stockholder is a bona fide resident of the State set forth below Stockholder's name on the signature page hereto.

         2. REPRESENTATIONS AND WARRANTIES OF ERP. ERP hereby represents and warrants to the Stockholder that ERP has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the general partner of ERP, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action on the part of ERP. This Agreement has been duly executed and delivered by the general partner of ERP and constitutes a valid and binding obligation of ERP enforceable in accordance with its terms.

         3. COVENANTS OF STOCKHOLDER. From and after the date hereof and until the termination of this Agreement in accordance with Section 7, Stockholder agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger or the Agreement and Plan of Merger or any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the transactions contemplated by the Agreement and Plan of Merger is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares in favor of the Merger, the adoption by the Company of the Agreement and Plan of Merger and the approval of the terms thereof and the transaction contemplated thereby.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares against (i) any merger agreement or merger (other than the Agreement and Plan of Merger and the Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal (collectively, "Takeover Proposal"), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Agreement and Plan of Merger or this Agreement or (iii) (x) any material amendment of the Company's articles of incorporation or code of regulations, (y) any change in a majority of the persons who constitute the Board of Directors of the Company or (z) any other proposal or transaction involving the Company, which is intended by any Stockholder to, or which ERP notifies any Stockholder that ERP reasonably believes will, impede, frustrate, prevent, delay or nullify (A) the ability of the Company to consummate the Merger or (B) any of the transactions contemplated by this Agreement or the Agreement and Plan of Merger.

                  (c) Except as contemplated by the Formation Agreement, Stockholder agrees not to (i) offer to sell, sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement with respect to or consent to the Transfer of, the Subject Shares or any interest therein to any person other than pursuant to the terms of the Merger, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into any voting arrangement with respect to the Subject Shares, or any interest in the foregoing, except with ERP, (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect to have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions.

                  (d) Stockholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (e) Stockholder agrees with, and covenants to, ERP that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

                  (f) Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the sale, voting or other disposition of the Existing Shares or a business combination transaction involving the Company. Stockholder shall not directly or indirectly, through any employee of the Company, representative, agent or other person, solicit or encourage the initiation or submission of any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of the Company, whether or not in writing and whether or not delivered to the Company or to the stockholders of the Company generally (including, without limitation, by way of a tender offer) by any party other than ERP or its affiliates (any such inquiry, proposal or offer being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent any Stockholder from considering or negotiating, solely in his capacity as a director of the Company, an unsolicited, bona fide Acquisition Proposal in accordance with Section
         5.1 of the Agreement and Plan of Merger. Stockholder will immediately notify ERP, orally and in writing, of any direct or indirect contact related in any way to an Acquisition Proposal, including the identity of the person involved in such contact, or on whose behalf such contact is made, and the terms and conditions of any Acquisition Proposal made.

                  (g) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS ERP AND ANY DESIGNEE OF ERP, AND EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION TO VOTE THE SUBJECT SHARES OF STOCKHOLDER AS INDICATED IN SECTION 3(A) AND 3(B) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION TO REVOKE AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO SUCH STOCK HOLDER'S SUBJECT SHARES.

         4. FORMATION AGREEMENT. Notwithstanding anything herein to the contrary, the Stockholder's execution of the Formation Agreement shall not be deemed to be a violation or breach of this Agreement in any manner.

         5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as ERP may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successor and assigns.

         7. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the Effective Time or sooner termination of the Agreement and Plan of Merger pursuant to Section 8.1 thereof, and the payment, if required, by the Company to ERP of the Break-Up Fee or the ERP Liquidated Damages Amount. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

         8. COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         9. GENERAL PROVISIONS.

                  (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to ERP in accordance with Section 9.2 of the Agreement and Plan of Merger and to Stockholder at its address set forth on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

                  (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the one party, it being understood that each party need not sign the same counterpart.

                  (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agree ment and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Ohio or an Ohio state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         11. JOINDER. If the Stockholder resides in a community property state, the Stockholder has delivered to ERP a spousal joinder or consent in the form heretofore provided by ERP.


                            (signature page follows)

         IN WITNESS WHEREOF, ERP has caused this Agreement to be signed by its general partner and Stockholder has signed this Agreement, all as of the date first written above.

                                    ERP OPERATING LIMITED
                                    PARTNERSHIP

                                    By: Equity Residential Properties Trust, its
                                        general partner


                                        By: /s/ Bruce C. Strohm
                                           -------------------------------------
                                        Name:   Bruce C. Strohm
                                             -----------------------------------
                                        Title:  Executive Vice President
                                              ----------------------------------


                                    STOCKHOLDER


                                    By:  /s/ Blair D. Neller
                                       -----------------------------------------
                                    Name:    Blair D. Neller
                                    Address: 340 E. Palm Lane
                                             Suite 230
                                             Phoenix, Arizona 85004


                                    By:  /s/ Blair D. Neller
                                       -----------------------------------------
                                    Name:    Blair D. Neller, Trustee for the
                                             Neller Trust
                                    Address: 340 E. Palm Lane
                                             Suite 230
                                             Phoenix, Arizona 85004


                                    Number of Existing Shares: 705,709

                          STOCKHOLDER VOTING AGREEMENT


         THIS STOCKHOLDER VOTING AGREEMENT (the "Agreement") dated as of January 13, 2000 between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP"), and the undersigned holder of shares of common stock, no par value (the "Common Stock"), of GLOBE BUSINESS RESOURCES, INC., an Ohio corporation (the "Company") for and on behalf of itself and each of its affiliates which is a holder of Common Stock (the undersigned holder, the "Stockholder" and, where the content requires, all such holders, the "Stockholders" or each a "Stockholder").

         WHEREAS, ERP, Globe Holding Co., Inc., a Delaware corporation ("Newco"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Agreement and Plan of Merger"; capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger) providing for the merger of Acquisition, an Ohio corporation to be formed, with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger;

         WHEREAS, the Stockholder owns the number of shares of Common Stock set forth below his name on the signature page of this Agreement (such shares of Common Stock, the "Existing Shares" and, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, ERP has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Stockholder hereby represents and warrants to ERP as of the date hereof as follows:

                  (a) Stockholder has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under any provision of, any agreement to which any Stockholder is a party. Except as contemplated by that certain Formation and Investment Agreement dated as of the date hereof (the "Formation Agreement"), the Existing Shares are not subject to any lien, pledge or encumbrance of any kind except for any encumbrances under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (b) Each Stockholder is the record holder or beneficial owner of the number of Existing Shares as is set forth on the signature page hereto. On the date hereof, the Existing Shares set forth on the signature page hereto constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Stockholder does not have record or beneficial ownership of any shares of Common Stock not set forth on the signature page hereto. Each Stockholder has sole power of disposition with respect to all of the Existing Shares set forth on the signature page hereto and sole voting power with respect to the matters set forth in Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth on the signature page hereto, with no restrictions on such rights, subject to the terms of this Agreement.

                  (c) Each Stockholder's Existing Shares and the certificates representing such shares and the Subject Shares and the certificates representing such shares when acquired are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the terms of the Stockholder's margin account in which the Existing Shares are held, but with respect to such margin account, only for the period permitted by, and subject to the provisions of, the Formation Agreement.

                  (d) The Stockholder is a bona fide resident of the State set forth below Stockholder's name on the signature page hereto.

         2. REPRESENTATIONS AND WARRANTIES OF ERP. ERP hereby represents and warrants to the Stockholder that ERP has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the general partner of ERP, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action on the part of ERP. This Agreement has been duly executed and delivered by the general partner of ERP and constitutes a valid and binding obligation of ERP enforceable in accordance with its terms.

         3. COVENANTS OF STOCKHOLDER. From and after the date hereof and until the termination of this Agreement in accordance with Section 7, Stockholder agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger or the Agreement and Plan of Merger or any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the transactions contemplated by the Agreement and Plan of Merger is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares in favor of the Merger, the adoption by the Company of the Agreement and Plan of Merger and the approval of the terms thereof and the transaction contemplated thereby.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, each Stockholder shall vote (or cause to be voted) all of the Subject Shares against (i) any merger agreement or merger (other than the Agreement and Plan of Merger and the Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal (collectively, "Takeover Proposal"), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Agreement and Plan of Merger or this Agreement or (iii) (x) any material amendment of the Company's articles of incorporation or code of regulations, (y) any change in a majority of the persons who constitute the Board of Directors of the Company or (z) any other proposal or transaction involving the Company, which is intended by any Stockholder to, or which ERP notifies any Stockholder that ERP reasonably believes will, impede, frustrate, prevent, delay or nullify (A) the ability of the Company to consummate the Merger or (B) any of the transactions contemplated by this Agreement or the Agreement and Plan of Merger.

                  (c) Except as contemplated by the Formation Agreement, Stockholder agrees not to (i) offer to sell, sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement with respect to or consent to the Transfer of, the Subject Shares or any interest therein to any person other than pursuant to the terms of the Merger, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into any voting arrangement with respect to the Subject Shares, or any interest in the foregoing, except with ERP, (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect to have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions.

                  (d) Stockholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (e) Stockholder agrees with, and covenants to, ERP that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

                  (f) Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the sale, voting or other disposition of the Existing Shares or a business combination transaction involving the Company. Stockholder shall not directly or indirectly, through any employee of the Company, representative, agent or other person, solicit or encourage the initiation or submission of any direct or indirect inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or any of the assets or any shares of capital stock of the Company, whether or not in writing and whether or not delivered to the Company or to the stockholders of the Company generally (including, without limitation, by way of a tender offer) by any party other than ERP or its affiliates (any such inquiry, proposal or offer being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent any Stockholder from considering or negotiating, solely in his capacity as a director of the Company, an unsolicited, bona fide Acquisition Proposal in accordance with Section
         5.1 of the Agreement and Plan of Merger. Stockholder will immediately notify ERP, orally and in writing, of any direct or indirect contact related in any way to an Acquisition Proposal, including the identity of the person involved in such contact, or on whose behalf such contact is made, and the terms and conditions of any Acquisition Proposal made.

                  (g) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS ERP AND ANY DESIGNEE OF ERP, AND EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION TO VOTE THE SUBJECT SHARES OF STOCKHOLDER AS INDICATED IN SECTION 3(A) AND 3(B) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION TO REVOKE AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO SUCH STOCK HOLDER'S SUBJECT SHARES.

         4. FORMATION AGREEMENT. Notwithstanding anything herein to the contrary, the Stockholder's execution of the Formation Agreement shall not be deemed to be a violation or breach of this Agreement in any manner.

         5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as ERP may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successor and assigns.

         7. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the Effective Time or sooner termination of the Agreement and Plan of Merger pursuant to Section 8.1 thereof, and the payment, if required, by the Company to ERP of the Break-Up Fee or the ERP Liquidated Damages Amount. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

         8. COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         9. GENERAL PROVISIONS.

                  (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to ERP in accordance with Section 9.2 of the Agreement and Plan of Merger and to Stockholder at its address set forth on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

                  (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the one party, it being understood that each party need not sign the same counterpart.

                  (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agree ment and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Ohio or an Ohio state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         11. JOINDER. If the Stockholder resides in a community property state, the Stockholder has delivered to ERP a spousal joinder or consent in the form heretofore provided by ERP.


                            (signature page follows)

         IN WITNESS WHEREOF, ERP has caused this Agreement to be signed by its general partner and Stockholder has signed this Agreement, all as of the date first written above.

                                        ERP OPERATING LIMITED
                                        PARTNERSHIP

                                              By: Equity Residential Properties
                                              Trust, its general partner


                                              By: /s/ Bruce C. Strohm
                                                 -------------------------------
                                              Name:   Bruce C. Strohm
                                                   -----------------------------
                                              Title:  Executive Vice President
                                                    ----------------------------


                                        STOCKHOLDER


                                        By:  /s/ Alvin Z. Meisel
                                           -------------------------------------
                                        Name:    Alvin Z. Meisel
                                        Address: 1650 Central Parkway
                                                 Cincinnati, Ohio 45210
                                        Number of Existing Shares: 381,428

OH ST Section 1701.85, QUALIFICATIONS OF AND PROCEDURES
FOR DISSENTING SHAREHOLDERS

                                                                    APPENDIX D
                                                                    ----------

R.C. Section 1701.85

                           BALDWIN'S OHIO REVISED CODE
                              ANNOTATED TITLE XVII.
                            CORPORATIONS-PARTNERSHIPS
                              CHAPTER 1701. GENERAL
                           CORPORATION LAW MERGER AND
                                  CONSOLIDATION

                   Current through 1999 Portion of 123rd G.A.,
                          Files 1 and 2, apv. 3/31/1999

1701.85 QUALIFICATIONS OF AND
         PROCEDURES FOR DISSENTING
         SHAREHOLDERS

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constituents service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such

OH ST Section 1701.85, QUALIFICATIONS OF AND PROCEDURES
FOR DISSENTING SHAREHOLDERS



endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is

OH ST Section 1701.85, QUALIFICATIONS OF AND PROCEDURES
FOR DISSENTING SHAREHOLDERS



specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgement against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or

OH ST Section 1701.85, QUALIFICATIONS OF AND PROCEDURES
FOR DISSENTING SHAREHOLDERS


prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                     Appendix E

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 10-K


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
               OF 1934 For the fiscal year ended February 28, 1999

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                           Commission File No. 0-27682

                         GLOBE BUSINESS RESOURCES, INC.

Incorporated under the                                    IRS Employer
     laws of Ohio                                Identification No. 31-1256641

                               11260 Chester Road
                                    Suite 400
                             Cincinnati, Ohio 45246
                              Phone: (513) 771-8287

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  None

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                               TITLE OF EACH CLASS
                               -------------------
                           Common Stock, no par value

                            ------------------------

         Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                             ---  ---

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and need not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

         As of April 26, 1999, 4,797,489 shares of the Registrant's common stock, no par value, were outstanding. The aggregate market value of Common Stock held by non-affiliates of the Registrant at April 26, 1999, was approximately $37.6 million computed at the closing price of $13.125 per share on that date.

                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE:

         Portions of the Proxy Statement for the 1999 Annual Meeting of Shareholders are incorporated by reference in Part III.

--------------------------------------------------------------------------------

                         GLOBE BUSINESS RESOURCES, INC.
                             INDEX TO ANNUAL REPORT
                                  ON FORM 10-K


                                                                                                          Page
                                                                                                          ----

Part I
------
Item 1        -   Business                                                                                   1
Item 2        -   Properties                                                                                 8
Item 3        -   Legal Proceedings                                                                          8
Item 4        -   Submission of Matters to a Vote of Security Holders                                        8
                  Executive Officers of the Registrant                                                       9

Part II
-------
Item 5        -   Market for Registrant's Common Equity and Related Stockholder Matters                     11
Item 6        -   Selected Financial Data                                                                   12
Item 7        -   Management's Discussion and Analysis of Financial Condition
                    and Results of Operations                                                               14
Item 7(a)     -   Quantitative and Qualitative Disclosures about Market Risk                                22
Item 8        -   Financial Statements and Supplementary Data                                               23
Item 9        -   Changes in and Disagreements with Accountants on
                    Accounting and Financial Disclosure                                                     23

Part III
--------
Item 10       -   Directors and Executive Officers of the Registrant                                        23
Item 11       -   Executive Compensation                                                                    23
Item 12       -   Security Ownership of Certain Beneficial Owners and Management                            23
Item 13       -   Certain Relationships and Related Transactions                                            23

Part IV
-------
Item 14       -   Exhibits, Financial Statement Schedules and Reports on Form 8-K                          S-1


                                     PART I

                                     ITEM 1

                                    BUSINESS
                                    --------

INDUSTRY BACKGROUND

         Globe Business Resources, Inc. is a major participant in the temporary relocation industry, serving primarily corporate customers in both the corporate housing and furniture rental businesses.

         The furniture rental business serves both corporate and individual customers who generally have immediate, temporary needs for office or residential furniture but who typically do not seek ownership. Office furniture customers range from large corporations who desire flexibility to meet their temporary and transitional needs, to small businesses and professionals who need office furniture but seek to conserve capital. Residential furniture customers include institutional customers (consisting of apartment property management companies and corporate housing specialists that provide short-term leased housing to relocated, transferred and temporary personnel) and individual customers.

         The "rent-to-rent" segment of the furniture rental business, in which Globe participates, is differentiated from the "rent-to-own" segment of the furniture rental business, in which Globe does not participate, primarily by the terms of the rental arrangements and the type of customers served. Rent-to-rent customers generally desire high-quality furniture to meet temporary needs, have good credit and pay by the month. Typically, these customers do not seek to acquire the property rented. By contrast, rent-to-own arrangements are generally made by customers without established credit whose objective is to acquire ownership of the property by renting it through the full term of the lease. Those arrangements typically involve weekly payments made over 18 to 24 months.

         The corporate housing business provides short-term housing (furnished apartments) to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers. Corporate housing operators typically maintain an inventory of leased housing units, although some operators own a portion of their units. Most corporate housing operators lease their furniture, housewares and electronics, but a small percentage of operators maintain their own furniture inventory and a greater percentage maintain their own housewares and electronics inventories.

         Corporate housing has become an important distribution channel for furnished apartments over the last several years, growing at a faster rate than the other major distribution channels, such as property management companies renting furnished apartments, and individuals renting unfurnished apartments and using a furniture rental company to furnish the apartment. The rapid growth of corporate housing has created margin pressures for furniture rental companies. Additionally, corporate housing companies serve as middlemen, blocking the access of furniture rental companies to the corporate end-user, thereby hampering the ability of furniture rental companies to cross-sell office furniture to these end-users and to secure new business leads.

         The United States' market for paid room nights of four or more weeks is estimated to generate annual revenues of $2.4 billion. Corporate housing generates in excess of $800 million of these revenues and conventional lodging generates the remainder. The furniture rental business is also estimated to generate in excess of $800 million in annual revenues. Historically, a significant portion of these businesses has been comprised of small local and regional providers. Both businesses have experienced significant consolidation over the last several years and are expected to undergo continued consolidation in the future, as consolidators capitalize on the desire of many corporations to have both corporate housing and furniture rental providers that can meet their needs nationally. The top four companies in the corporate housing business account for a market share approaching 70%, while the top four companies in the furniture rental business account for a market share of approximately 75%. Globe is the largest, and the only publicly-held, company that is currently pursuing a strategy of integrating these two consolidating businesses. There are several private companies that have integrated corporate housing and furniture rental.

COMPANY BACKGROUND AND STRATEGY

         Globe is an Ohio corporation formed in 1988 to acquire two existing furniture rental businesses. At that time, the Company operated in Michigan and Ohio. Subsequently, Globe implemented an aggressive strategy of expanding market share through both internal growth, primarily by commencing operations in several midwestern cities, and through four furniture rental acquisitions in both the midwest and west. The Company completed an initial public offering of its common stock in February of 1996, at which time it had operations in four midwestern and six western states. Since completion of the initial public offering, Globe has accelerated its expansion through an aggressive corporate housing acquisition program coupled with selected acquisitions of furniture rental companies, as discussed under "Current Business Developments" below, and is a leading consolidator in the temporary relocation industry. Globe currently has operations in 34 markets in 23 states, as discussed under "Operations" below.

         The Company operates in the corporate housing business, doing business as Globe Corporate Stay International, and in the furniture rental business, doing business as Globe Furniture Rentals. Both businesses are highly competitive. Globe is vying with two other corporate housing companies for the number two position in corporate housing and is the third largest company in furniture rental. The Company has an established reputation for quality furniture and a high level of customer service.

         Management believes that the demand for corporate housing, as well as office and residential rental furniture, is driven by the changing trends in American business towards flexibility and outsourcing, continued growth in management and professional employment levels and the resulting impact of a more mobile and transitory white collar workforce. Corporate housing customers include transferring or temporarily assigned corporate personnel and other individuals whose lives are in transition. Office furniture rental customers include Fortune 500 companies with temporary, seasonal or outsourcing requirements as well as small businesses and professional practices that desire to conserve capital. Residential furniture customers include both institutional and individual customers.

         Globe distinguishes itself from most of its furniture rental competitors by maintaining the majority of its showrooms as combined rental/clearance showrooms in 14,000-15,000 square foot superstore formats. The Company believes that selling expenses generally are reduced by combining retail clearance centers with rental showrooms. Inside sales personnel are trained to perform both rental and retail sales functions within the same facility.

         The Company intends to become the leading national player in meeting the country's temporary relocation needs and, to that end, is integrating its corporate housing and furniture rental businesses. To further this integration, the Company operates under a regional management structure which was put in place in mid-fiscal 1998. Each region is headed by a Regional Vice President who is responsible for operations in both businesses and reports to an Executive Vice President in charge of operations. Business integration has progressed from the beginning of fiscal 1998 when none of Globe's 21 markets contained both corporate housing and furniture rental to the end of April 1999 when 16 of 34 markets contained both.

         Globe's furniture rental operating formula emphasizes its combined rental/retail facilities, high quality furniture, new furniture sales, decentralized sales and marketing and an ongoing commitment to superior customer service. Management believes this formula has been an important contributor to its success.

         The companies acquired by Globe in the corporate housing businesses have similar characteristics to Globe's furniture rental operations, as they have strong reputations for superior customer service. As is the case in many Globe Furniture Rentals markets, Globe Corporate Stay International enjoys a leading market share in many of its markets.

         The Company is currently implementing both a comprehensive corporate housing business information system and an enhanced furniture rental inventory system. The corporate housing system includes fully integrated business management and financial reporting capabilities. The inventory system provides upgraded inventory management capabilities, including a perpetual inventory system which is designed to provide more accurate and timely information concerning merchandise availability. Both systems are designed to allow the Company to better service customer needs. Implementation of these systems will take several months and is expected to be completed during early fiscal 2001.

         The Company's growth strategies include: (1) continuing to acquire corporate housing companies, particularly in major metropolitan markets where the Company has no presence; (2) continuing to expand the furniture rental business, both through selected acquisitions and through grass roots operations in markets where the Company has recently acquired a corporate housing business; and (3) increasing market share in the office furniture business.

CURRENT BUSINESS DEVELOPMENTS

         Globe implemented an aggressive acquisition strategy in fiscal 1997. In the last three fiscal years, the Company completed fifteen asset acquisitions and two stock acquisitions. Fourteen of these acquisitions were in corporate housing, thereby supporting the corporate housing consolidation strategy.

         During fiscal 1999, the Company used approximately $20.0 million from its line of credit, issued 287,784 shares of stock, issued $2.0 million in notes payable and assumed certain liabilities in completing four corporate housing acquisitions and one furniture rental acquisition, in addition to settling contingent consideration on three fiscal 1998 acquisitions. In April 1998, the assets of privately owned Express Furniture Rental were acquired. In May 1998, the assets of privately owned Feld Corporate Housing were acquired. In June 1998, the assets of privately owned Village Suites were acquired. The assets of privately owned Castleton and Corporate Condominiums were acquired in January 1999. An additional asset acquisition, Castleton of Tulsa, was completed in March 1999. See Note 2 to the Consolidated Financial Statements for further discussion of these acquisitions.

         From March 1, 1999 through April 26, 1999, the Company used approximately $0.3 million from its line of credit, issued $0.3 million of notes payable and assumed certain liabilities in completing the Tulsa asset acquisition and in paying contingent consideration and other purchase price adjustments related to certain fiscal 1999 acquisitions. See Note 2 to the Consolidated Financial Statements for further discussion of this acquisition-related activity.

         With the corporate housing acquisitions to date, Globe has expanded its corporate housing presence into 29 markets, with annualized corporate housing revenues of approximately $110 million. Globe is currently vying with two other corporate housing companies for the number two position in the industry based on revenues.

         The impact of the corporate housing acquisitions on the Company's operating results is discussed in more detail in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

OPERATIONS

         The Company operates in the corporate housing market by providing fully furnished short-term housing through an inventory of leased housing units to temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers in Arizona, California, Colorado, Connecticut, Florida, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Carolina, New Jersey, New York, Ohio, Oklahoma, Oregon, Tennessee, Texas, Washington and Wisconsin.

         Globe leases most of its housing units on a short-term basis under leasing arrangements typically ranging from one month to one year. These leases are designed to match customer demand and, consequently, have staggered expiration dates within each market. Management believes that these arrangements allow the Company to react to changes in demand for certain types of accommodations or to address the seasonal nature of the business. The Company's goal is to maintain occupancy rates which exceed 90%.

         The Company rents office and residential furniture to a variety of corporate and individual customers with temporary and transitional needs through 20 showrooms in Arizona, California, Colorado, Indiana, Kentucky, Michigan, Nevada, North Carolina, Ohio, Oregon, Tennessee and Washington. The Company sells residential and office furniture that no longer meets its showroom condition standards for rental through its clearance centers and sells new furniture through its showrooms and its account executives.

         The following table sets forth the major metropolitan areas where Globe maintains leased corporate housing units or furniture rental showrooms.



SHOWROOMS ONLY                     CORPORATE HOUSING ONLY                      SHOWROOMS AND CORPORATE HOUSING
--------------                     ----------------------               --------------------------------------------------
Las Vegas                          Chicago                              Ann Arbor                     Los Angeles
Reno                               Cleveland                            Charlotte                     Louisville/Lexington
Sacramento                         Dallas/Ft. Worth                     Cincinnati                    Nashville
San Jose                           Fairfield County, CT                 Columbus                      Orange County, CA
Toledo                             Kansas City                          Dayton                        Phoenix
                                   Lansing                              Denver                        Portland
                                   Milwaukee                            Detroit                       San Diego
                                   Minneapolis                          Indianapolis                  Seattle
                                   New York City
                                   Orlando
                                   Raleigh
                                   St. Louis
                                   Tulsa

         Based on monthly rent roll (aggregate monthly rental payments required by outstanding leased housing unit or furniture leases), Globe believes it has the leading market position in ten of its 29 markets for corporate housing and in ten of its 21 furniture rental markets.

         The following table shows historical operating data as of each year-end.





                                                               Years Ended February 28/29,
                                                   --------------------------------------------------
                                                     1999       1998       1997       1996      1995
                                                   -------    -------    -------    -------    ------
Operating Data:
Markets served
  Furniture rental only                                  5          8         17         17        17
  Corporate housing only                                13          6          4          -         -
  Furniture rental/Corporate housing                    16         11          -          -         -
                                                   -------    -------    -------    -------   -------
    Total markets served                                34         25         21         17        17

Number of furniture leases
  Unaffiliated customers                            14,934     17,016     17,591     16,332    16,492
  Corporate housing affiliates (a)                   2,797        900          -          -         -
                                                   -------    -------    -------    -------   -------
    Total number of furniture leases                17,731     17,916     17,591     16,332    16,492

Number of available leased housing units (b)         4,790      3,396      1,331          -         -
Annual occupancy rate (c)                             91.4%      89.0%      85.0%         -         -
Number of units with Company-owned furniture         3,609      2,060        778          -         -
Percentage of units with Company-owned furniture      75.0%      64.0%      58.5%         -         -

Monthly furniture rent roll
  Unaffiliated customers                           $ 3,265    $ 3,477    $ 3,642    $ 2,962   $ 2,932
  Corporate housing affiliates (a)                     563        155          -          -         -
                                                   -------    -------    -------    -------   -------
    Total monthly furniture rent roll              $ 3,828    $ 3,632    $ 3,642    $ 2,962   $ 2,932

Average furniture lease
  Unaffiliated customers                           $   218    $   204    $   207    $   181   $   178
  Corporate housing affiliates (a)                     201        172          -          -         -
    Average furniture lease                            216        203        207        181       178

Monthly leased housing units rent roll             $ 7,949    $ 5,297    $ 1,779    $     -   $     -

Average corporate housing lease                    $ 1,837    $ 1,684    $ 1,528    $     -   $     -




(a) Excludes furniture owned by acquired companies and the corresponding monthly rent roll in markets where Globe has not established furniture rental operations.

(b) Due to the seasonal nature of the business, these numbers reflect units at a low point. Fiscal 1999 peak units, adjusted for the January 1999 acquisitions, would be 5,919.

(c) Represents average occupancy for the fiscal year rather than at fiscal year-end.


         The Company's sale of residential and office furniture that no longer meets its showroom condition standards for rental through its 18 clearance centers allows the Company to recover a substantial portion of original cost and maintain the freshness of rental furniture. The Company distinguishes itself from its furniture rental competition by selling new furniture through its showrooms and its account executives. This provides additional marketing opportunities, especially with office furniture customers, and generates additional operating revenues with little added operating expense.

         Globe Business Resources markets its products and services under four brands: (1) Globe Corporate Stay International, which includes corporate housing sales; (2) Globe Furniture Rentals, which includes both residential rental sales and residential new furniture sales; (3) Globe Instant Office, which includes both office rental sales and office new furniture sales; and (4) Globe Clearance Center, which includes all clearance sales.

         The following table sets forth revenues by category for fiscal 1999.



                                        Year Ended February 28, 1999
                                        ----------------------------
                                           Dollars in  Percent of
                                            Thousands    Total
                                            ---------   ------
Rental sales:
   Corporate housing                        $ 87,248     59.2%
   Residential furniture                      30,296     20.5%
   Office furniture                           13,088      8.9%
                                            --------    ------
       Total rental sales                    130,632     88.6%

Retail sales:
  Clearance
   Residential furniture                       5,494      3.7%
   Office furniture                            2,406      1.6%
                                            --------    ------
     Total clearance sales                     7,900      5.4%

  New
   Residential furniture                       2,698      1.8%
   Office furniture                            6,220      4.2%
                                            --------    ------
     Total new sales                           8,918      6.0%
                                            --------    ------
       Total retail sales                     16,818     11.4%
                                            --------    ------
Total revenues                              $147,450    100.0%
                                            ========    ======

Revenues by brand:
  Globe Corporate Stay International        $ 87,248     59.2%
  Globe Furniture Rentals                     32,994     22.4%
  Globe Instant Office                        19,308     13.1%
  Globe Clearance Center                       7,900      5.4%
                                            --------    ------
       Total revenues                       $147,450    100.0%
                                            ========    ======



         The fiscal 1999 acquisitions accounted for approximately $18.7 million of rental revenues and $0.2 million of retail revenues.

COMPETITION

         The corporate housing business is highly competitive, with many local and regional participants. Management believes that Oakwood Corporate Housing, BridgeStreet Accommodations, Inc. and ExecuStay Corporation (recently acquired by Marriott International) are the Company's significant competitors. In addition to these companies, Globe also competes with a number of regional and local corporate housing businesses. The impact of the Marriott acquisition of ExecuStay is not certain, but management believes it will create increased visibility for the industry and may increase its competitiveness. Globe believes that the principal competitive factors in the corporate housing business are location of the corporate housing units, service, ability to handle customers' needs in multiple markets, terms of the rental agreement and price.

         The rent-to-rent segment of the furniture rental business is highly competitive. Management believes that Cort Business Services, Aaron Rents and Brook Furniture Rental are the Company's significant competitors. In addition to these companies, Globe also competes with a number of regional and local furniture rental companies. Globe believes that the principal competitive factors in the furniture rental business are service, speed of delivery, product selection and availability, price, furniture condition, terms of the rental agreement and reputation.

         The office and residential furniture retail businesses are also highly competitive. The Company competes with numerous new and used furniture dealers in these businesses, many of whom are larger than the Company and have greater financial resources. Management believes that the principal competitive factors in new furniture sales are price, value, service and speed of delivery and in used furniture sales the principal factors are price and value.

EMPLOYEES

         At April 26, 1999, Globe had 778 full-time and 55 part-time employees, of whom 274 full-time and 10 part-time were in executive and administrative positions, 168 full-time and 12 part-time were in marketing and sales positions and 336 full-time and 33 part-time were in warehouse, housekeeping and distribution positions. The Company's employees are not represented by a collective bargaining agreement, and employee relations, in the opinion of management, are good.

GENERAL

         The Company does not have any customers accounting for 10% or more of revenues, the loss of which would have a material adverse effect on the business.

         The Company markets its products and services through its showrooms and its account executives, supplemented by a variety of sales and marketing collateral and print and broadcast media.

         The Company delivers its furniture using a fleet of 104 delivery trucks, of which 93 are owned and 11 are leased.

         The Company acquires furniture from a large number of manufacturers and is not dependent on any particular manufacturer as a sole source of supply. In fiscal 1999, there were no material business interruptions due to delays in acquiring furniture.

         Furniture purchases are seasonally weighted to the first half of the fiscal year in order to ensure adequate levels of inventory to meet customer needs during the spring and summer months, which are typically the busiest.

         On May 14, 1998, the Company's $30.0 million unsecured line of credit was increased to $45.0 million. See the discussion of liquidity and capital resources in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations", for further information relative to this transaction.

         The Company regularly evaluates and pursues potential acquisition candidates. As a general rule, acquisitions are announced only after a definitive agreement has been reached. The Company has no agreements or understandings for any acquisition.

         The Company is not involved in any issues related to compliance with environmental protection laws.

         Risks and uncertainties that affect the Company are discussed in greater detail in a separate Exhibit 99 to the Company's Form 10-K for fiscal 1999.

YEAR 2000

         The Company has developed a Year 2000 Remediation Plan and is currently evaluating the potential impact of the Year 2000 issue on both its information technology systems and its non-information technology systems, including internal risks and those resulting from third-party non-compliance. See the discussion of the Year 2000 issue in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations", for further information relative to this issue.

                                     ITEM 2
                                   Properties
                                   ----------

         With the exception of a warehouse purchased as part of an October 1996 acquisition and a showroom/clearance center/warehouse opened in July, 1997 in Indianapolis, Globe leases space for all of its store and warehouse operations under operating leases expiring at various times through 2008. Many of these leases contain renewal options for additional periods ranging up to ten years at rental rates generally adjusted for changes in the level of the consumer price index or other factors.

         Globe currently maintains duplicate facilities in several markets as a result of acquisitions and is actively pursuing modification or termination of any leases which are not required. All of Globe's facilities are well maintained and suitable for their current and reasonably foreseeable uses. Globe regularly reviews the appearance of its showrooms and clearance centers and improves or refurbishes them on an on-going basis.

         The Company leases all of its corporate housing units and maintains an inventory of these units under various short-term (one year or less) leasing arrangements. This inventory fluctuates throughout the year, subject to seasonality of customer demands. These facilities are well maintained and suitable for their current and reasonably foreseeable uses.

                                     ITEM 3
                                Legal Proceedings
                                -----------------

         The Company is involved in certain legal proceedings arising in the normal course of its business. The Company believes that the outcome of these matters will not result in a material adverse impact upon its business or financial condition.

                                     ITEM 4
               Submission of Matters to a Vote of Security Holders
               ---------------------------------------------------

                                      None

                      Executive Officers of the Registrant
                      ------------------------------------

         The following information regarding the executive officers of Globe Business Resources, Inc. is presented as of April 26, 1999.


Name and Age                                Office and Experience
------------                                ---------------------
David D. Hoguet, 47                         Mr. Hoguet has been Chairman of the Board and Chief
                                            Executive Officer of the Company since April 1990. From
                                            1986 to 1990, he served as President of the Company and
                                            its predecessor businesses. He has been a director
                                            since 1988. Prior to joining Globe, Mr. Hoguet was Vice
                                            President of Finance, Treasurer and a director of
                                            Chemed Corporation. Mr. Hoguet is currently a director
                                            of the International Furniture Rental Association,
                                            serving a three year term from May 1997 through May
                                            2000. He served as the Association's Chairman from May
                                            1993 to March 1994 and as its President from March 1991
                                            to May 1993. Mr. Hoguet is a founder of the Company.

Blair D. Neller, 46                         Mr. Neller joined the Company as Executive Vice
                                            President in April 1989 and has been President and
                                            Chief Operating Officer since April 1990 and a director
                                            since 1989. Prior to joining Globe, Mr. Neller was a
                                            Vice President in the Consumer Markets Division of
                                            Merrill Lynch & Co. Mr. Neller was a director of the
                                            International Furniture Rental Association from May
                                            1995 through May 1997. Mr. Neller is a founder of the
                                            Company.

Jeffery D. Pederson, 39                     Mr. Pederson has served as Executive Vice President
                                            since January 1996. From January 1996 until October
                                            1997 he was responsible for the Company's western
                                            operations. In October 1997 Mr. Pederson's
                                            responsibilities were expanded to include all the
                                            Company's operations. From April 1994 until January
                                            1996, he served as Senior Vice President. Prior to
                                            joining Globe, Mr. Pederson was employed as the Vice
                                            President and Chief Operating Officer of Budget Rents
                                            Furniture, Inc.

 Sharon G. Kebe, 38                         Ms. Kebe has served as the Company's Senior Vice
                                            President - Finance and Treasurer since January 1996.
                                            She joined the Company as Controller in January 1993
                                            and also served as Vice President - Finance between
                                            January 1995 and January 1996. Prior to that time, Ms.
                                            Kebe was employed by Ernst & Young in various positions
                                            including audit manager and recruitment coordinator.
                                            Ms. Kebe is a certified public accountant.

Lyle J. Tomlinson, 37                       Mr. Tomlinson has served as Regional Senior Vice
                                            President of the Company since October 1997. From
                                            February 1993 to September 1997 he served as Senior
                                            Vice President of the Company and was a Vice President
                                            from April 1990 through January 1993. Prior to April
                                            1990, Mr. Tomlinson was a District Manager of the
                                            Company.

Louis W. Holliday, Jr., 39                  Mr. Holliday has served as Regional Vice President
                                            since October 1997. From March 1997 to September 1997
                                            he was a Regional Manager and from April 1996 to
                                            February 1997 he



                                            served as District General Manager. From August 1992
                                            through March 1996, Mr. Holliday worked as a realtor in
                                            the real estate services division of Polley Polley and
                                            Madsen, previously acquired by Coldwell Banker.

Cory M. Nye, 38                             Mr. Nye has served as a Regional Vice President since
                                            October 1997. From January 1997 to October 1997 he was
                                            a Regional Manager and from June 1994 to January 1997,
                                            he served as a District General Manager. From May 1992
                                            through May 1994, Mr. Nye was employed by B.K.M.
                                            California, a Steelcase dealership in Los Angeles,
                                            holding a variety of positions including Rental
                                            Division Manager, New Business Development Manager and
                                            Contract Sales Manager.

John H. Roby, 36                            Mr. Roby has served as Regional Vice President since
                                            October 1997. From February 1997 to September 1997, he
                                            served as a Regional Manager and from November 1991 to
                                            January 1997 he was a District General Manager. Mr.
                                            Roby was an elected Officer and Vice President of the
                                            Columbus Apartment Association in 1997 and served on
                                            its Board of Trustees in 1996 and 1997. Prior to
                                            joining Globe, he was a District Manager for Glicks
                                            Furniture Rental, which Globe acquired in November
                                            1991.

Timothy J. Duggan, 39                       Mr. Duggan joined the Company as Vice President in
                                            January 1999. From July 1987 until January 1999, Mr.
                                            Duggan was President and Chief Executive Officer of
                                            Castleton, a corporate housing company he founded and
                                            which Globe acquired in January 1999. Prior to July
                                            1987, he was employed by The Residence Inn by Marriott
                                            as regional sales and marketing director. Mr. Duggan
                                            was a charter member of the National Interim Housing
                                            Network and the founder of the Association of Interim
                                            Housing Providers, the corporate housing industry trade
                                            association.

Christopher S. Gruenke, 37                  Mr. Gruenke joined the Company as Vice President and
                                            Chief Information Officer in October 1997. For two
                                            years prior to joining Globe, he was the President and
                                            founding partner of Westminster's Billiard Club. From
                                            1983 through 1995 he was employed by Marion Merrell Dow
                                            in their Information Systems division. He served as the
                                            Director of Information Systems for Marion Merrell Dow
                                            (Canada) located in Montreal, Quebec from 1992 through
                                            1995.

George S. Quay IV, 32                       Mr. Quay joined the Company as Vice President and
                                            Director of National Sales in June 1998. From June 1990
                                            until June 1998, Mr. Quay was Vice President and
                                            General Manager of Village Suites, a corporate housing
                                            company acquired by Globe in June 1998. Prior to June
                                            1990, he was employed by Hyatt Corporation. Mr. Quay
                                            served on the Board of the National Interim Housing
                                            Network from 1992 until 1997 and as its President in
                                            1995. Mr. Quay was also the founding
                                            Secretary/Treasurer of the Association of Interim
                                            Housing Providers, a position he continues to hold.

                                     PART II

                                     ITEM 5

      Market for Registrant's Common Equity and Related Stockholder Matters
      ---------------------------------------------------------------------

         The Company's Common Stock is publicly traded on The Nasdaq Stock Market under the trading symbol "GLBE". The range of high and low sales prices by quarter for fiscal years 1999 and 1998, as reported by the Market, appear in the following table.



                            Fiscal 1999                     Fiscal 1998
                   ----------------------------    ----------------------------
Quarter               High             Low             High            Low
                   ------------    ------------    -------------   ------------

First                 15 1/8           9 3/4            11               9 1/4
Second                18              14                16 1/2          10
Third                 16              10 3/8            26 3/8          14 1/4
Fourth                15              10 7/8            22 1/8          11 1/2



         As of April 26, 1999 there were 69 shareholders of record. The Company believes there are approximately 1,200 beneficial owners of its common stock.

         Globe has never paid any cash dividends on its common stock and the Board of Directors intends to retain all the Company's earnings for use in the expansion of the Company's business for the foreseeable future. The Company's credit agreement dated September 29, 1997 and amended May 14, 1998 contains covenants that limit the amount of dividends or distributions it can pay on its common stock and the amount of stock the Company can repurchase. See Note 5 to the Consolidated Financial Statements for further discussion of these restrictions.

         On January 4, 1999 the Company issued 82,283 shares of common stock as part of the consideration for the acquisition of Castleton. Of these shares, 59,367 were issued to Timothy Duggan, the prior owner, and the rest to 24 employees. On January 14, 1999, the Company issued 133,601 shares of common stock to Corporate Condominiums, Inc. as part of the consideration for the acquisition of Corporate Condominiums. These issuances were exempt from registration under the Securities Act of 1933 pursuant to the exemptions from registration provided by Section 4(2) of the Act.

                                     ITEM 6

                             Selected Financial Data
                             -----------------------
             (Dollars and shares in thousands except per share data)

         The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto, Item 8, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", Item 7.


                                                                         Years Ended February 28/29,
                                                        -------------------------------------------------------------
                                                         1999 (1)     1998 (2)     1997 (3)       1996         1995
                                                        ---------    ---------    ---------     --------    ---------
INCOME STATEMENT DATA:
Revenues
  Corporate housing sales                               $  87,248    $  42,840    $  11,811     $      -    $       -
  Rental sales                                             43,384       45,337       40,940       36,580       36,711
  Retail sales                                             16,818       15,723       14,769       13,717       11,740
                                                        ---------    ---------    ---------     --------    ---------
    Total revenues                                        147,450      103,900       67,520       50,297       48,451
                                                        ---------    ---------    ---------     --------    ---------
Gross profit
  Corporate housing sales                                  25,067       11,832        3,517            -            -
  Rental sales                                             39,956       41,673       37,635       34,211       34,510
  Retail sales                                              6,852        5,811        5,551        5,899        4,874
                                                        ---------    ---------    ---------     --------    ---------
    Gross profit before depreciation
     and disposals                                         71,875       59,316       46,703       40,110       39,384
  Furniture depreciation and disposals                     (8,680)      (8,259)      (7,390)      (6,244)      (4,918)
                                                        ---------    ---------    ---------     --------    ---------
    Combined gross profit                                  63,195       51,057       39,313       33,866       34,466

Operating expenses                                         48,181       40,150       31,334       26,040       26,249
Amortization of intangible assets                           2,034        1,003          225            -            -
                                                        ---------    ---------    ---------     --------    ---------

Operating income                                           12,980        9,904        7,754        7,826        8,217

Interest/other expenses                                     4,389        3,241        1,368        2,461        2,783
                                                        ---------    ---------    ---------     --------    ---------
Income before income taxes                                  8,591        6,663        6,386        5,365        5,434
Provision for income taxes                                  3,437        2,598        2,478        2,136        2,079
                                                        ---------    ---------    ---------     --------    ---------

Net income                                                  5,154        4,065        3,908        3,229        3,355

Preferred stock dividends                                       -            -            -          505          557
                                                        ---------    ---------    ---------     --------    ---------

Net income applicable to common stock                   $   5,154    $   4,065    $   3,908     $   2,724   $   2,798
                                                        =========    =========    =========     =========   =========

Earnings per common share:
  Basic                                                 $    1.13    $    0.91    $    0.90     $    1.05   $    1.54
                                                        =========    =========    =========     =========   =========
  Diluted                                               $    1.10    $    0.89    $    0.89     $    1.03   $    1.10
                                                        =========    =========    =========     =========   =========

Weighted average number of common shares
 outstanding:
  Basic                                                     4,578        4,475        4,336         2,600       1,812
  Diluted                                                   4,689        4,577        4,372         2,650       2,553




                                                                   February 28/29,
                                               ----------------------------------------------------
                                                 1999       1998      1997      1996 (5)    1995
                                               --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets                                   $131,797   $ 99,437   $ 71,778   $ 44,461   $ 39,512
Total debt                                       68,900     49,713     30,516     10,573     19,900
Redeemable preferred stock                            -          -          -          -      5,794
Preferred stock                                       -          -          -          -        500
Common stock and other shareholders' equity      43,114     35,421     29,836     24,664      4,024
Cash dividends declared per common share (4)          -          -          -          -          -


OTHER DATA:
Number of employees at year-end                     834        690        551        430        412




(1) Results include the impact of five acquisitions during the year, which accounted for approximately $18.9 million in revenues and $3.2 million in operating income. See further discussion of the impact of these acquisitions in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) Results include the impact of seven acquisitions during the year, which accounted for approximately $18.6 million in revenues and $0.9 million in operating income. See further discussion of the impact of these acquisitions in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(3) Results include the impact of five acquisitions during the year, which accounted for approximately $14.8 million in revenues and $1.9 million in operating income. See further discussion of the impact of these acquisitions in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(4)  The Company has not declared cash dividends on its common stock.

(5) The Company completed an initial public offering in February 1996 and realized net proceeds of $17.4 million, which were used to redeem preferred stock and accrued dividends and repay a portion of the Company's indebtedness.

                                     ITEM 7

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations
                  ---------------------------------------------

         The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements.

COMPONENTS OF OPERATING INCOME

         Revenues. Globe's revenues are derived from corporate housing rental income, furniture leases and the sale of new and used furniture. Rental revenues are recognized in the month in which they are earned. Furniture sales revenues and rental buyout revenues are recognized when the furniture is delivered to the customer or taken off lease by the customer.

         Globe derives additional revenues from various fees which are included in the applicable corporate housing, rental and retail sales revenue categories.

         Intercompany revenues, consisting of furniture and housewares rentals to corporate housing affiliates, are eliminated in consolidation.

         Cost of Revenues. Cost of corporate housing sales consists primarily of housing unit rental and various furniture, housewares, utility and cleaning charges. Cost of rental sales consists primarily of housewares expenses and lease buyout related charges. Cost of retail sales is primarily the depreciated book value of the furniture sold.

         Furniture depreciation and disposals are reflected as a separate component of cost of revenues. As a result of the ongoing integration of the Company's business, these expenses cannot be related to specific revenue categories. Furniture is depreciated on a straight-line basis at a rate of 1% per month, which is designed to approximate an estimated useful life of four years with provision for a 50% residual value.

         Intercompany costs, consisting of furniture and housewares rentals to corporate housing affiliates, are eliminated in consolidation.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses include warehousing, occupancy, selling, advertising, administrative and other operating expenses and non-rental depreciation.

         Amortization. Goodwill and other intangibles are amortized on a straight-line basis over periods ranging from three to 35 years.

GENERAL

         Globe is a major participant in the temporary relocation industry, operating in both the corporate housing and furniture rental businesses. The corporate housing business provides short-term housing through an inventory of leased housing units to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers. The furniture rental business rents quality office and residential furniture to a variety of corporate and individual customers. Additionally, the Company sells residential and office furniture that no longer meets its showroom condition standards for rental through its clearance centers and sells new furniture through its showrooms and account executives.

RESULTS OF OPERATIONS

         Globe's increase in total revenues to $147.5 million in fiscal 1999 from $48.5 million in fiscal 1995 and in operating income to $13.0 million from $8.2 million over the same period is mainly attributable to acquisitions, particularly acquisitions in the corporate housing business.

         The Company's business mix has changed since fiscal 1995, with furniture rental revenues decreasing to 29.4% of total revenues in fiscal 1999 from 75.7% of total revenues in fiscal 1995, while corporate housing revenues, which were non-existent in fiscal 1995, represented 59.2% of total revenues in fiscal 1999. Additionally, retail sales have decreased to 11.4% of total revenues in fiscal 1999 from 24.3% of total revenues in fiscal 1995. This shift in business mix reflects the Company's decision in fiscal 1997 to become a consolidator in the corporate housing business. The percentage of revenues represented by corporate housing is expected to increase in the future.

         The following table sets forth for the periods indicated certain income statement data as a percentage of total revenues and certain gross profit data as a percentage of respective corporate housing, rental and retail sales revenues.





                                                    Years Ended February 28/29,
                                          ----------------------------------------------
                                           1999       1998      1997      1996      1995
                                          ------     -----     -----     -----     -----

Revenues:
  Corporate housing sales                   59.2%     41.2%     17.5%      0.0%      0.0%
  Rental sales                              29.4%     43.7%     60.6%     72.7%     75.7%
  Retail sales                              11.4%     15.1%     21.9%     27.3%     24.3%
                                          ------     -----     -----     -----     -----
    Total revenues                         100.0%    100.0%    100.0%    100.0%    100.0%

Gross profit:
  Corporate housing sales                   28.7%     27.6%     29.8%      N.A.      N.A.
  Rental sales                              92.1%     91.9%     91.9%     93.5%     94.0%
  Retail sales                              40.7%     37.0%     37.6%     43.0%     41.5%
                                           -----     -----     -----     -----     -----
    Gross profit before depreciation
      and disposals                         48.7%     57.1%     69.2%     79.7%     81.3%
  Furniture depreciation and disposals      (5.9%)    (7.9%)   (10.9%)   (12.4%)   (10.2%)
                                           -----     -----     -----     -----     -----
    Combined gross profit                   42.9%     49.1%     58.2%     67.3%     71.1%

Operating expenses                          32.7%     38.6%     46.4%     51.8%     54.2%
Amortization of intangible assets            1.4%      1.0%      0.3%      0.0%      0.0%
                                           -----     -----     -----     -----     -----
Operating income                             8.8%      9.5%     11.5%     15.6%     16.9%
Interest/other                               3.0%      3.1%      2.0%      4.9%      5.7%
                                           -----     -----     -----     -----     -----
Income before taxes                          5.8%      6.4%      9.5%     10.7%     11.2%
                                           =====     =====     =====     =====     =====



IMPACT OF GRANTREE AND CORPORATE HOUSING ACQUISITIONS

         In January 1993, Globe acquired all of the outstanding common stock of GranTree, a west coast-based furniture rental company, for $9.3 million. At the time of the acquisition, GranTree was experiencing significant operational problems and declining revenues. Management's initial strategy with respect to GranTree was to reduce operating expenses and to reverse the declining revenue trend, which was largely accomplished by the end of fiscal 1995.

         From the date of the GranTree acquisition through November 1995, the Company's reported cost of revenues was favorably impacted as furniture was sold to retail customers or bought out by lease customers due to the adoption of fresh-start reporting in March 1992, at which time GranTree reduced the net book value of its rental furniture by approximately $7.1 million, and the $3.3 million amount by which the book value for GranTree exceeded the purchase price paid by the Company (collectively, the "GranTree Gross Profit Accounting Effects").

         The following table sets forth for the periods indicated certain income statement data as a percentage of total revenues adjusted to exclude the effect of the GranTree Gross Profit Accounting Effects on fiscal 1996 and 1995 results.



                               Years Ended February 28/29,
                          ------------------------------------
                          1999    1998    1997    1996    1995
                          ----    ----    ----    ----    ----
Combined gross profit     42.9%   49.1%   58.2%   64.3%   65.1%
Operating income           8.8%    9.5%   11.5%   12.5%   10.9%
Income before taxes        5.8%    6.4%    9.5%    7.6%    5.2%
                          ====    ====    ====    ====    ====

         Globe entered the corporate housing business in fiscal 1997 by making three acquisitions. Seven additional corporate housing businesses were acquired in fiscal 1998. Globe continued its corporate housing acquisition program in fiscal 1999 with the asset acquisitions of Feld Corporate Housing in May 1998, Village Suites in June 1998 and Castleton and Corporate Condominiums in January 1999. Castleton of Tulsa was acquired in March 1999, subsequent to fiscal year-end. All acquisitions to date have been accounted for using the purchase method of accounting.

         Corporate housing companies' assets consist primarily of accounts receivable, customer deposits and some minor furniture and fixed asset balances. Consequently, the purchase price for these businesses is allocated largely to goodwill and other intangibles. Cost of goodwill and other intangibles related to corporate housing acquisitions approximates $49.6 million and is being amortized on a straight-line basis over periods ranging from three to 35 years, with a weighted average life of approximately 24 years. Goodwill and intangibles amortization, which is a separate component of operating expenses, reduced operating profit by $2.0 million, or 1.4% of sales, in fiscal 1999; by $1.0 million, or 1.0% of sales, in fiscal 1998; and by $0.2 million, or 0.3% of sales, in fiscal 1997.

         The corporate housing business has a slightly lower operating margin than the furniture rental business, consisting of a lower gross profit margin offset somewhat by lower operating expenses. As a result, the Company's gross profit margin and operating expenses as a percentage of revenues have been declining since the Company entered the corporate housing business in fiscal 1997. Gross profit margin decreased to 42.9% in fiscal 1999 from 49.1% in fiscal 1998 and 58.2% in fiscal 1997, resulting from corporate housing's increasing percentage of total revenues (59.2% in fiscal 1999 versus 41.2% and 17.5% in fiscal 1998 and 1997, respectively). Gross profit margin on rental sales in fiscal 1999 was 92.1% versus 28.7% for corporate housing. Comparable gross profit margins for fiscal 1998 were 91.9% and 27.6%, respectively. Because the Company is integrating its furniture rental and corporate housing operations, these gross profit percentages exclude furniture depreciation and disposals which can no longer be related to specific revenue categories. An additional result of this integration is that operating expenses and, therefore, operating margins for furniture rental and corporate housing cannot be specifically identified. Operating expenses, excluding amortization, decreased to 32.7% of revenues in fiscal 1999 from 38.6% in fiscal 1998 and 46.4% in fiscal 1997, while the operating margin, excluding amortization, decreased to 10.2% of revenues in fiscal 1999 from 10.5% in fiscal 1998 and 11.8% in fiscal 1997. The reduction in operating margin is primarily the result of the increasing mix of corporate housing revenues, as well as additions to the Company's management team and related infrastructure spending to support the Company's rapid growth. Including amortization expenses, operating margins declined to 8.8% in fiscal 1999 from 9.5% in fiscal 1998 and 11.5% in fiscal 1997.

         Globe plans to continue its consolidation of corporate housing through additional acquisitions, thereby capitalizing on the desire of many corporations to have a corporate housing company that can meet their needs nationally. With the acquisitions to date, Globe has expanded its presence into 29 markets and is the market leader in ten of these markets, with annualized corporate housing revenues of approximately $110 million. Globe is vying with two other corporate housing companies for the number two position in the industry based on revenues.

         A major risk of Globe's increasing presence in the corporate housing business is the potential loss of furniture rental revenues from competing corporate housing companies that are also customers. To date, the majority of this business with unaffiliated customers has been retained, which is largely attributable to the Company's superior level of service. Additionally, the significance of this risk has lessened over the three years that Globe has been in corporate housing. In fiscal 1999, unaffiliated corporate housing customers accounted for $7.4 million, or 5.0%, of Globe's revenues. During this time period, furniture rental revenues from affiliated corporate housing providers, which are not included in reported revenues, increased to $5.7 million.

         Due to the significant impact of the GranTree acquisition and the related GranTree Gross Profit Accounting Effects and the corporate housing acquisitions on the Company's operations and financial results, the Company's historical results of operations and period-to-period comparisons will not be indicative of future results.

CLEARANCE CENTER SALES

         Sales through the Company's clearance centers of used furniture that no longer meets showroom condition standards for rental allow Globe to recover a substantial portion of original cost and to maintain the freshness of rental furniture inventory. Clearance center revenues and cost recovery ratios for the last five years are presented in the following table.



                                             Years Ended February 28/29,
                              --------------------------------------------------------
(Dollars in thousands)          1999        1998        1997        1996        1995
                              --------    --------    --------    --------    --------

Clearance center sales        $  7,900    $  6,877    $  7,649    $  6,529    $  6,223
Original cost of furniture       8,887       7,326       8,608       7,493       7,225
Cost recovery ratio               88.9%       93.9%       88.9%       87.1%       86.1%
Cost recovery ratio, former
  GranTree operations             84.5%       87.4%       81.0%       75.3%       70.7%




         Management believes that the ability to recover a substantial portion of the original cost of its furniture through its clearance center sales is a key contributor to the Company's profitability. The improvement in the cost recovery ratio over the 1995-1998 period is due primarily to upgrading the quality of furniture in the former GranTree operations. The decrease in the cost recovery ratio in fiscal 1999 reflects the Company's disposal of excess older inventory at reduced prices to support its focus on improved inventory management.

COMPARISON OF FISCAL YEARS ENDED FEBRUARY 28, 1999 AND FEBRUARY 28, 1998

         Total revenues of $147.5 million increased $43.6 million, or 41.9%, in fiscal 1999 from $103.9 million in fiscal 1998 primarily due to acquisitions. Excluding the corporate housing operations and the impact of the elimination of intercompany revenues (furniture rented to Company-owned corporate housing operations), total revenues increased $4.3 million, or 6.9%, in fiscal 1999 compared to fiscal 1998.

         Corporate housing sales of $87.2 million in fiscal 1999 increased 103.7% from $42.8 million in fiscal 1998. This increase was primarily caused by acquisitions.

         Rental sales of $43.4 million in fiscal 1999 decreased $1.9 million, or 4.3%, from $45.3 million in fiscal 1998 largely as a result of intercompany eliminations. Excluding the impact of these eliminations, rental revenues increased 6.9%.

         Retail sales of $16.8 million increased $1.1 million, or 7.0%, in fiscal 1999 from $15.7 million in fiscal 1998, driven by an increase of 14.9% in clearance center revenues.

         Gross profit of $63.2 million in fiscal 1999 increased $12.1 million, or 23.8%, from $51.1 million in fiscal 1998 and declined as a percentage of revenues to 42.9% from 49.1% over the same period due primarily to the higher mix of corporate housing revenues and the lower margins associated with these revenues. Gross profit percentages on corporate housing, rental and retail sales revenues all improved versus the comparable prior year period.

         Operating expenses of $48.2 million (excluding amortization) in fiscal 1999 increased $8.0 million, or 20.0%, from $40.2 million (excluding amortization) in fiscal 1998, primarily as a result of acquisitions, as well as additions to the Company's management team and related infrastructure spending to support the Company's rapid growth. As a percentage of total revenues, these expenses declined to 32.7% from 38.6% over the same period as a result of corporate housing's lower operating expenses as a percentage of revenues.

         Amortization of intangible assets increased $1.0 million, or 102.8%, to $2.0 million in fiscal 1999, from $1.0 million in fiscal 1998, as a result of acquisitions. As a percentage of revenues, amortization expenses increased to 1.4% from 1.0% over the same period.

         As a result of the changes in revenues, gross profit, operating expenses and amortization of intangible assets discussed above, operating income increased 31.1% to $13.0 million, or 8.8% of revenues in fiscal 1999, from $9.9 million, or 9.5% of revenues in fiscal 1998.

         Interest/other expense (income) increased $1.2 million, or 35.4%, to $4.4 million in fiscal 1999 from $3.2 million in fiscal 1998 and as a percentage of total revenues decreased slightly to 3.0% from 3.1% over the same period. The $1.4 million increase in interest expense for fiscal 1999 was due primarily to higher debt balances resulting from funding required for acquisitions. Other income in fiscal 1999 included a $0.2 million insurance settlement.

         Income before income taxes of $8.6 million in fiscal 1999 increased $1.9 million, or 28.9%, compared to fiscal 1998 and as a percentage of revenues decreased to 5.8% from 6.4% over the same period.

         The Company's effective tax rate, which includes federal, state and local taxes, increased to 40.0% in fiscal 1999 from 39.0% in fiscal 1998.

COMPARISON OF FISCAL YEARS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1997

         Total revenues of $103.9 million increased $36.4 million, or 53.9%, in fiscal 1998 from $67.5 million in fiscal 1997 due largely to seven acquisitions completed during 1998. Excluding the corporate housing operations and the impact of the elimination of intercompany revenues, total revenues increased $5.9 million, or 10.5%, in fiscal 1998 compared to fiscal 1997.

         Corporate housing sales of $42.8 million in fiscal 1998 increased 262.7% from $11.8 million in fiscal 1997. This increase was primarily caused by acquisitions.

         Rental sales of $45.3 million in fiscal 1998 increased $4.4 million, or 10.7%, from $40.9 million in fiscal 1997. This growth resulted from significant volume increases in the California and Denver markets, as well as several midwestern markets, and is partially attributable to furniture rental acquisitions in Detroit and Southern California which occurred during the second and third quarters of fiscal 1997. Excluding the impact of intercompany eliminations, rental sales increased $4.9 million, or 12.0%.

         Retail sales of $15.7 million increased $0.9 million, or 6.5%, in fiscal 1998 from $14.8 million in fiscal 1997, driven by an individually significant new office furniture sale.

         Gross profit of $51.1 million in fiscal 1998 increased $11.7 million, or 29.9%, from $39.3 million in fiscal 1997 and declined as a percentage of revenues to 49.1% from 58.2% over the same period due primarily to the higher mix of corporate housing revenues and the lower margins associated with these revenues. Gross profit margin on rental sales remained constant at 91.9% in each year, while the corporate housing margin declined to 27.6% from 29.8% and the retail sales gross profit margin declined to 37.0% from 37.6%. In addition, the Company recorded a physical inventory adjustment of $0.6 million during the fourth quarter of fiscal 1998.

         Operating expenses of $40.2 million (excluding amortization) in fiscal 1998 increased $8.8 million, or 28.1%, from $31.3 million (excluding amortization) in fiscal 1997, primarily as a result of acquisitions, as well as additions to the Company's management team and increased infrastructure spending to support the Company's rapid growth. Operating expenses as a percentage of total revenues declined to 38.6% from 46.4% over the same period as a result of corporate housing's lower operating expenses as a percentage of revenues.

         Amortization of intangible assets increased $0.8 million, or 345.8%, to $1.0 million in fiscal 1998, from $0.2 million in fiscal 1997, as a result of acquisitions. As a percentage of revenues, amortization expenses increased to 1.0% from 0.3% over the same period.

         As a result of the changes in revenues, gross profit, operating expenses and amortization of intangible assets discussed above, operating income increased 27.7% to $9.9 million, or 9.5% of revenues in fiscal 1998, from $7.8 million, or 11.5% of revenues in fiscal 1997.

         Interest/other expense (income) increased $1.8 million, or 136.9%, to $3.2 million in fiscal 1998 from $1.4 million in fiscal 1997 and as a percentage of total revenues increased to 3.1% from 2.0% over the same period. The increased expense for fiscal 1998 was due primarily to higher debt balances resulting from funding required for acquisitions.

         Income before income taxes of $6.7 million in fiscal 1998 increased $0.3 million, or 4.3%, compared to fiscal 1997 and as a percentage of revenues decreased to 6.4% from 9.5% over the same period.

         The Company's effective tax rate, which includes federal, state and local taxes, increased slightly to 39.0% in fiscal 1998 from 38.8% in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

         On September 29, 1997, the Company completed a private placement of $30.0 million of unsecured 7.54% Senior Notes due September 1, 2007, with interest payable semi-annually on March 1 and September 1. Principal payments of $4.3 million are due annually beginning September 1, 2001. These Senior Notes may be redeemed at a premium.

         Also, on September 29, 1997, the Company established a $30.0 million unsecured line of credit which replaced an existing $45.0 million secured line of credit. This $30.0 million line was increased on May 14, 1998, to $45.0 million. Interest is currently the lesser of the prime rate minus 25 basis points or LIBOR plus 150 basis points. At April 26, 1999, the unused line was $9.6 million, which is available for acquisitions and general corporate purposes.

         The term of the line of credit will expire on September 30, 2000, requiring full payment of the then outstanding balance. The Company expects to have other financing arrangements in place prior to this date.

         From March 1, 1998 through April 26, 1999 Globe used approximately $20.3 million from its lines of credit, issued 215,884 shares of common stock for fiscal 1999 acquisitions and 71,900 shares of common stock previously held in escrow for fiscal 1998 acquisitions, issued approximately $2.3 million of notes payable and assumed approximately $1.2 million of certain liabilities in completing six acquisitions and settling certain contingent consideration for three fiscal 1998 acquisitions. (See Note 2 to the Consolidated Financial Statements for further discussion of these acquisitions.)

         Other than acquisitions, the Company's principal use of cash is for furniture purchases. The Company purchases furniture to replace furniture which has been sold and to maintain adequate levels of rental furniture to meet existing and new customer needs. Furniture purchases were $21.2 million in fiscal 1999 and $23.6 million in fiscal 1998. The lower level of purchases in fiscal 1999 reflects the Company's efforts to better manage inventory levels while continuing to ensure that existing and new customer needs can be met. As the Company's growth strategies are implemented, furniture purchases are expected to increase.

         Capital expenditures were $2.6 million, $3.7 million and $2.4 million in fiscal 1999, 1998 and 1997, respectively. These expenditures are largely attributable to ongoing development of computer systems and construction of a showroom/warehouse facility in Indianapolis, Indiana during fiscal 1998 and 1997. Acquisitions of property and equipment financed through capital leases and not reflected in the preceding capital expenditure data were $0.1 million, $0.5 million and $0.2 million over the same periods.

         On March 13, 1997, Globe obtained a $1.5 million mortgage note to finance the showroom/warehouse facility in Indianapolis. The Company can elect to fix the interest rate for a one-, three-, or five-year period based on the corresponding Treasury Note rate plus 175 basis points, currently 6.25%. The initial term of the note requires full payment of the then outstanding balance on December 1, 2002, however the Company expects to renew the note for an additional five-year period at that date.

         Costs to further develop the computer systems will be incurred in the next 12-15 months and are anticipated to exceed $2.0 million. The systems development is expected to be financed through cash generated by operations. Remaining capital expenditures are expected to exceed $1.0 million and are also expected to be funded by cash generated by operations. Any temporary cash deficiencies resulting from timing of these expenditures will be funded via the line of credit.

         The Company paid no material Federal income tax until fiscal 1994 when it began paying alternative minimum tax. At February 28, 1999, Globe had alternative minimum tax credit carryforwards of $0.6 million that can be carried forward indefinitely.

         In fiscal 1999 and 1998, net cash provided by operations was $27.8 million and $23.5 million, respectively, generating $4.0 million more cash than was necessary to fund investing activities (excluding acquisitions) in fiscal 1999 and $3.8 million less cash than was necessary to fund investing activities (excluding acquisitions) in fiscal 1998. The improvement in cash flow in fiscal 1999 results primarily from higher levels of net income, depreciation and amortization and lower levels of furniture purchases and capital expenditures.

         In October 1998, Globe repurchased 50,000 shares of stock for $0.7 million, pursuant to an authorized $3.0 million stock repurchase program. These shares are held in treasury.

         Aside from acquisitions, furniture purchases, which have historically been seasonally weighted to the first half of the fiscal year, are the primary reason for use of the credit facilities. Any temporary cash deficiencies resulting from these purchases will be funded via the line of credit. The Company expects cash flow from operations plus the credit facilities to be sufficient to fund the Company's needs for the foreseeable future, except for significant acquisitions and any additional repurchases that may be made under the Company's stock repurchase program.

INFLATION AND GENERAL ECONOMIC CONDITIONS

         Historically, the Company has been able to offset increases in furniture prices with increases in rental rates. Management believes that increases in new furniture prices have averaged less than the overall inflation rate over the last three years and expects this trend to continue.

         Management believes the Company will be able to offset future increases in leased corporate housing unit rents and utilities with increases in rental rates.


YEAR 2000

         The Company has developed a Year 2000 Remediation Plan and is currently evaluating the potential impact of the Year 2000 issue on both its information technology systems and its non-information technology systems. The initial phases of the plan consist of planning and assessment and involve developing complete inventories of all hardware and software containing potential date sensitivity, completing vendor and customer surveys and performing a series of controlled tests to determine compliance. The inventory phase has been completed. The planning/assessment and vendor/customer survey phases are approximately 60% complete. The vendor and customer surveys have been sent and the results are now being compiled. No issues have been identified to date. The controlled tests are currently scheduled for May and June 1999. Preliminary results indicate that the Company's existing internal financial and operational software is Year 2000 compliant, and that a moderate number of desktop computers may need to be replaced. The corporate housing and furniture rental inventory systems currently under development have been designed to be Year 2000 compliant.

         Globe expects to have the initial phases of the remediation plan completed by June 30, 1999. Costs incurred to date and those anticipated to complete the initial phases are immaterial to the Company's results of operations.

         Based upon the results of the initial phases, Globe will develop a detailed remediation and contingency plan. This plan will address such concerns as the time required to replace equipment or software and contingency plans for unforeseen Year 2000 failures, including the identification of alternate vendors or financial institutions, as well as the financial resources necessary to reasonably ensure compliance by the Year 2000. It is expected that this plan will be completed by September 1, 1999. Costs associated with this phase are not expected to exceed $0.1 million.

         While Globe is not aware of exposures related to the operations of customers or vendors and it does not have a relationship with any third-party vendor which is material to its operations, there can be no assurance that the systems of other companies on which the Company relies will be converted in a timely manner or that the failure to convert would not have an adverse impact on Globe's operations. Costs associated with any such failure cannot be reasonably estimated.


                                    ITEM 7(a)
           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
           ----------------------------------------------------------

INTEREST RATE RISK

         The Company is exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposures include movements in the prime rate, U.S. Treasury Note rates and LIBOR.

         The table below provides information on Globe's significant debt issuances by expected maturity date. (See Note 5 to the Consolidated Financial Statements for further information.)



                                                                         Years Ended February 28/29,
                                          ----------------------------------------------------------------------------------
(Dollars in thousands)                     2000        2001        2002        2003         2004      Thereafter    Total
                                          ------     --------     -------    --------    ---------    ----------  ----------

Debt Characteristics:

Unsecured revolving note                             $34,416                                                        $34,416
Average interest rate                                   6.62%                                                          6.62%

Unsecured senior note                                $ 4,285      $4,286     $4,286       $4,286       $12,857      $30,000
Fixed interest rate                                     7.54%       7.54%      7.54%        7.54%         7.54%        7.54%

Mortgage note                             $  63      $    73      $   77     $   82       $   87       $ 1,063      $ 1,445
Fixed interest rate                        6.25%        6.25%       6.25%      6.25%        6.25%         6.25%        6.25%

Other debt issues                         $ 736      $   711      $  488     $  578                                 $ 2,513
Average fixed interest rate                5.86%        5.85%       5.77%      5.69%                                   5.79%

                                     ITEM 8
                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                   -------------------------------------------

Index to Financial Statements

Financial Statements:                                                    Page
                                                                         ----

Report of Independent Accountants                                         F-1

Consolidated Balance Sheet:
         February 28, 1999 and February 28, 1998                          F-2

Consolidated Statement of Income:
         Years ended February 28, 1999, February 28, 1998 and             F-3
         February 28, 1997

Consolidated Statement of Cash Flows:
         Years ended February 28, 1999, February 28, 1998 and             F-4
         February 28, 1997

Consolidated Statement of Changes in Shareholders' Equity:
         Years ended February 28, 1999, February 28, 1998 and             F-5
         February 28, 1997

Notes to Consolidated Financial Statements                                F-6

Financial Statement Schedule:
         Schedule II - Valuation and Qualifying Accounts for the          F-21
         three years ended February 28, 1999

         All other schedules are omitted because they are not applicable or the required information is shown in the Company's financial statements or the notes thereto.

"Selected Quarterly Financial Data" has been included in Note 11 to Globe's Financial Statements.

                                     ITEM 9

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
           -----------------------------------------------------------
                            AND FINANCIAL DISCLOSURE
                            ------------------------

                                      None

                                    PART III
                                    --------

         Except for the information presented under Part I, "Executive Officers of the Registrant", the information required by the following Items will be included in Globe's definitive Proxy Statement which will be filed with the Securities and Exchange Commission in connection with the 1999 Annual Meeting of Shareholders and is incorporated herein by reference:

         Item 10  Directors and Executive Officers of the Registrant
                  --------------------------------------------------

         Item 11  Executive Compensation
                  ----------------------

         Item 12  Security Ownership of Certain Beneficial Owners and Management
                  --------------------------------------------------------------

         Item 13  Certain Relationships and Related Transactions
                  ----------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Globe Business Resources, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Globe Business Resources, Inc. and its subsidiaries at February 28, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 9, 1999

                         GLOBE BUSINESS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)


                                                               February 28,
                                                         ----------------------
                                                            1999        1998
                                                         ---------    ---------

ASSETS:
Cash                                                     $   1,123    $     526
Trade accounts receivable, less allowance for doubtful
  accounts of $977 and $609, respectively                   11,982        8,252
Other receivables                                            1,418          131
Prepaid expenses                                             4,229        2,038
Rental furniture, net                                       55,426       53,220
Property and equipment, net                                  8,469        7,743
Goodwill and other intangibles, less accumulated
  amortization of $3,262 and $1,228, respectively           47,580       26,695
Note receivable from officer                                   100          100
Other, net                                                   1,470          732
                                                         ---------    ---------
  Total assets                                           $ 131,797    $  99,437
                                                         =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                         $   6,250    $   3,561
Customer deposits                                            2,072        2,027
Accrued compensation                                         2,628        2,061
Accrued taxes                                                  304          325
Deferred income taxes                                        5,738        4,183
Accrued interest payable                                     1,541        1,121
Other accrued expenses                                       1,250        1,025
Debt                                                        68,900       49,713
                                                         ---------    ---------
  Total liabilities                                         88,683       64,016
                                                         ---------    ---------

Common stock and other shareholders' equity:
  Common stock, no par, 15,000,000 shares
    authorized, 4,794,489, and 4,548,399
    shares outstanding                                      24,018       21,492
  Retained earnings                                         23,180       18,013
  Fair market value in excess of historical cost of
    acquired net assets attributable to related
    party transactions                                      (4,084)      (4,084)
                                                         ---------    ---------

  Total common stock and other shareholders' equity         43,114       35,421
                                                         ---------    ---------

  Total liabilities and shareholders' equity             $ 131,797    $  99,437
                                                         =========    =========


         The accompanying notes are an integral part of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands except per share data)



                                                              Years Ended February 28,
                                                        ----------------------------------
                                                          1999         1998         1997
                                                        ---------    ---------   ---------

Revenues:
     Corporate housing sales                            $  87,248    $  42,840   $  11,811
     Rental sales                                          43,384       45,337      40,940
     Retail sales                                          16,818       15,723      14,769
                                                        ---------    ---------   ---------
                                                          147,450      103,900      67,520
                                                        ---------    ---------   ---------

Cost of revenues:
     Cost of corporate housing sales                       62,181       31,008       8,294
     Cost of rental sales                                   3,428        3,664       3,305
     Cost of retail sales                                   9,966        9,912       9,218
     Furniture depreciation and disposals                   8,680        8,259       7,390
                                                        ---------    ---------   ---------
                                                           84,255       52,843      28,207
                                                        ---------    ---------   ---------

Gross profit                                               63,195       51,057      39,313

Operating expenses:
     Warehouse and delivery                                10,366        9,509       7,929
     Occupancy                                              7,456        7,012       6,012
     Selling and advertising                               10,818        9,198       8,740
     General and administration                            19,541       14,431       8,653
     Amortization of intangible assets                      2,034        1,003         225
                                                        ---------    ---------   ---------
                                                           50,215       41,153      31,559
                                                        ---------    ---------   ---------

Operating income                                           12,980        9,904       7,754

Other expense (income):
    Interest expense                                        4,410        3,055       1,640
    Other, net                                                (21)         186        (272)
                                                        ---------    ---------   ---------
                                                            4,389        3,241       1,368

Income before income taxes                                  8,591        6,663       6,386

Provision for income taxes                                  3,437        2,598       2,478
                                                        ---------    ---------   ---------

Net income                                              $   5,154    $   4,065   $   3,908
                                                        =========    =========   =========

Earnings per common share:
  Basic                                                 $    1.13    $    0.91   $    0.90
                                                        =========    =========   =========
  Diluted                                               $    1.10    $    0.89   $    0.89
                                                        =========    =========   =========

Weighted average number of common shares outstanding:
  Basic                                                     4,578        4,475       4,336
  Diluted                                                   4,689        4,577       4,372



         The accompanying notes are an integral part of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                                             Years Ended February 28,
                                                       -----------------------------------
                                                         1999          1998         1997
                                                       ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $   5,154    $   4,065    $   3,908
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Rental furniture depreciation                          7,781        7,177        6,055
    Other depreciation and amortization                    4,130        2,625        1,157
    Provision for losses on accounts receivable              463          541          173
    Provision for deferred income taxes                    1,555        1,282        1,108
    (Gain)/loss on sale of property and equipment             (3)          10           44
    Book value of furniture sales and rental buyouts      12,812       12,368       11,832
    Changes in assets and liabilities:
      Accounts receivable                                 (4,952)      (3,467)      (1,587)
      Note receivable                                          -         (100)           -
      Other assets, net                                     (402)        (272)           9
      Prepaid expenses                                    (1,442)        (107)        (334)
      Accounts payable                                     2,677         (877)         394
      Customer deposits                                     (366)         400         (324)
      Accrued compensation                                   413         (598)         (35)
      Accrued taxes                                          (41)        (285)          11
      Accrued interest payable                               420          736          251
      Other accrued expenses                                (405)         (27)        (176)
                                                       ---------    ---------    ---------
        Net cash provided by operating activities         27,794       23,471       22,486
                                                       ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to rental furniture                            (21,242)     (23,620)     (21,845)
Purchases of property and equipment                       (2,622)      (3,742)      (2,377)
Purchases of businesses, net of cash acquired            (19,940)     (15,055)     (15,354)
Other investing activities                                    31            6          (56)
                                                       ---------    ---------    ---------
        Net cash used in investing activities            (43,773)     (42,411)     (39,632)
                                                       ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on the revolving credit agreements            172,820      131,213      100,053
Repayments on the revolving credit agreements           (154,880)    (143,290)     (81,329)
Borrowings on the senior note                                  -       30,000            -
(Repayments)/borrowings of other debt                       (546)       1,309         (671)
Principal payments under capital lease obligations          (170)        (508)        (338)
Exercise of common stock options                               5           25           15
Purchase of treasury stock                                  (653)           -            -
                                                       ---------    ---------    ---------
        Net cash provided by financing activities         16,576       18,749       17,730
                                                       ---------    ---------    ---------

Net increase/(decrease) in cash                              597         (191)         584
Cash at beginning of period                                  526          717          133
                                                       ---------    ---------    ---------
Cash at end of period                                  $   1,123    $     526    $     717
                                                       =========    =========    =========

Supplemental cash flow information:
  Cash paid for interest                               $   4,075    $   2,348    $   1,408
                                                       =========    =========    =========
  Cash paid for income taxes                           $   1,922    $   1,485    $   1,302
                                                       =========    =========    =========



         The accompanying notes are an integral part of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Dollars in thousands)


                                         Common Stock                        Excess
                                  ------------------------                    Fair
                                  Outstanding                  Retained      Market
                                    Shares        Amount       Earnings       Value         Total
                                  ----------    ----------    ----------    ----------    ----------

Balance at February 29, 1996       4,254,369    $   18,549    $   10,199    $   (4,084)   $   24,664

Stock issued in connection with
  acquisitions                       169,000         1,324                                     1,324
Exercise of options, net of tax
  effects                             17,140            10           (70)                        (60)
Net income                                                         3,908                       3,908
                                  ----------    ----------    ----------    ----------    ----------

Balance at February 28, 1997       4,440,509    $   19,883    $   14,037    $   (4,084)   $   29,836

Stock issued in connection with
  acquisitions                        94,595         1,479                                     1,479
Restricted stock issued                4,446           100                                       100
Exercise of options, net of tax
  effects                              8,849            30           (89)                        (59)
Net income                                                         4,065                       4,065
                                  ----------    ----------    ----------    ----------    ----------

Balance at February 28, 1998       4,548,399    $   21,492    $   18,013    $   (4,084)   $   35,421

Stock issued in connection with
  acquisitions                       287,784         3,171                                     3,171
Purchase of treasury stock           (50,000)         (653)                                     (653)
Exercise of options, net of tax
  effects                              8,306             8            13                          21
Net income                                                         5,154                       5,154
                                  ----------    ----------    ----------    ----------    ----------

Balance at February 28, 1999       4,794,489    $   24,018    $   23,180    $   (4,084)   $   43,114
                                  ==========    ==========    ==========    ==========    ==========



         The accompanying notes are an integral part of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data;
                  Shares in whole numbers except where noted)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------

NATURE OF BUSINESS AND COMMENCEMENT OF OPERATIONS

         Globe Business Resources, Inc., formerly known as Globe Furniture Rentals, Inc., commenced operations on March 1, 1989 with the acquisition of certain assets and assumption of certain liabilities of the former Globe Furniture Rentals, Inc. and Globe Furniture Rental of Tri-County, Inc. (collectively, the Selling Corporations). The transaction was accounted for as a purchase. Certain shareholders of the Company (either directly or through related party relationships) also had a 50% ownership in the Selling Corporations. Consequently, only 50% of the amount by which the fair market value of the net assets acquired exceeded their historical basis was considered in establishing the carrying value of the net assets. The remaining 50% of such excess was accounted for as a $4,084 reduction of shareholders' equity.

         The Company provides fully furnished short-term housing through an inventory of leased housing units to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers throughout the United States. Additionally, the Company rents and sells furniture to a diversified base of commercial and residential customers throughout the United States.

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions are eliminated.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of accounts receivable, other assets, accounts payable, accrued expenses and debt approximate fair value.

RENTAL FURNITURE

         Rental furniture is stated at cost and depreciated on a straight-line basis at a rate of 1% per month, which is designed to approximate an estimated useful life of four years with provision for a 50% residual value.

PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost, including interest on funds borrowed to finance the acquisition or construction of major capital additions. Capitalized interest was $16, $27 and $15 in fiscal 1999, 1998 and 1997, respectively. Depreciation expense is provided on a straight-line basis over estimated useful lives of three to ten years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases. Expenditures that enhance or extend the useful lives of the assets involved are capitalized. Maintenance and repair expenditures are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in income.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


GOODWILL AND OTHER INTANGIBLES

         Goodwill and other intangibles are amortized on a straight-line basis over periods ranging from three to 35 years. The Company periodically reviews goodwill and other intangibles and impairments will be recognized if a permanent decline in value has occurred. Accumulated amortization of goodwill and other intangibles was $3,262 and $1,228 at February 28, 1999 and 1998, respectively.

REVENUE RECOGNITION

         Leased housing unit rentals vary in terms from a few days to several months. Leases of furniture generally have an initial term of three to six months in duration and can be extended by the customer on a month-to-month basis. Leased housing unit rentals and furniture rentals are accounted for as operating leases, and revenue is recorded in the month earned. For sales of furniture, as well as rental buyouts, revenue and related cost of sales are recorded when the furniture is delivered or taken off lease.

ADVERTISING

         The costs of advertising are generally expensed as incurred.

INCOME TAXES

         In accordance with SFAS No. 109, "Accounting for Income Taxes", deferred taxes are provided for all differences between the financial statement basis and the tax basis of assets and liabilities using the enacted tax rate. A valuation allowance is provided for deferred tax assets which are more likely than not unrealizable.

EARNINGS PER SHARE

         For all periods presented, basic earnings per share was calculated by dividing net income applicable to common stock by the weighted average number of shares outstanding during the period.

         For all periods presented, diluted earnings per share was calculated by dividing net income applicable to common stock by the weighted average number of shares and dilutive potential common shares outstanding during the period. Potential common shares include outstanding stock options for all periods presented and contingently issuable shares in fiscal 1999 and 1998.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The following table presents the calculation of basic and diluted earnings per share for the periods indicated.


(Shares in thousands)                                           Years Ended February 28,
                                                                ------------------------
                                                                 1999     1998     1997
                                                                ------   ------   ------

Net income used to calculate basic and diluted
  earnings per share                                            $5,154   $4,065   $3,908
                                                                ======   ======   ======

Weighted average common shares used to calculate
  basic earnings per share                                       4,578    4,475    4,336
                                                                ======   ======   ======

Basic earnings per common share                                 $ 1.13   $ 0.91   $ 0.90
                                                                ======   ======   ======


Shares used in the calculation of diluted earnings per share:
  Weighted average common shares                                 4,578    4,475    4,336
  Dilutive effect of assumed exercise of options
    for the purchase of common shares                               52       82       36
  Dilutive effect of assumed issuance of
    contingently issuable shares                                    59       20        -
                                                                ------   ------   ------
Weighted average common shares used to calculate
    diluted earnings per share                                   4,689    4,577    4,372
                                                                ======   ======   ======

Diluted earnings per common share                               $ 1.10   $ 0.89   $ 0.89
                                                                ======   ======   ======



USE OF ESTIMATES

         The financial statements, which are prepared in conformity with generally accepted accounting principles, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform with the current year presentation.

STOCK OPTION PLAN

         The Company follows Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees", in accounting for its employee stock options and has not recognized compensation expense for those options granted in the years ended February 28,

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


1999, 1998 and 1997. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to adopt the disclosure only provisions. (See Note 7 for further information.)

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". All pronouncements were adopted in fiscal year 1999 and had no effect on the Company's financial reporting.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The pronouncement, which must be adopted in fiscal year 2001, applies to all entities and all types of derivatives. The Company is currently evaluating the impact of this pronouncement on its future financial reporting.

NOTE 2--ACQUISITIONS:
---------------------

         During fiscal 1999, the Company completed five asset acquisitions and settled certain contingent consideration on three fiscal 1998 acquisitions. These transactions were completed by payment of approximately $20.0 million in cash, issuance of 287,784 shares of common stock (including 71,900 shares previously held in escrow), issuance of $2.0 million of notes payable and the assumption of certain liabilities. On fiscal 1999 acquisitions, additional contingent consideration of up to $3.3 million is payable in cash and notes payable, subject to achieving certain future earnings levels. Additional contingent consideration of up to $1.0 million and 50,000 shares of common stock, currently held in escrow, is payable on fiscal 1998 acquisitions, subject to resolution of certain purchase contract issues.

         One of the fiscal 1999 acquisitions operates in the furniture rental business. The remaining acquisitions, which include Detroit-based Village Suites, St. Louis-based Castleton and Stamford-based Corporate Condominiums, operate in the corporate housing business, providing short-term housing to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers. At their respective dates of acquisition, the corporate housing businesses maintained inventories totaling approximately 2,000 leased housing units and had annual revenues in their most recent fiscal year totaling approximately $37.0 million.

         In accordance with APB No. 16, all acquisitions were accounted for using the purchase method.

         The purchase price allocation for the businesses is as follows:



Cash, receivables and prepaids                            $     1,572
Rental furniture                                                1,557
Property and equipment                                            125
Other assets                                                      336
Goodwill and other intangibles                                 22,918
                                                          -----------
                                                               26,508
Liabilities assumed                                            (3,103)
                                                          -----------
                                                          $    23,405
                                                          ===========


                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The following table sets forth certain consolidated income statement data on an unaudited proforma basis, as if the businesses were acquired at the beginning of the periods indicated.


(Shares in thousands)                      Twelve months ended February 28,
                                           --------------------------------
                                             1999                   1998
                                             ----                   ----

Revenues                                   $170,225              $141,801
Net income                                    6,053                 5,044
Basic earnings per common share            $   1.25              $   1.08
Diluted earnings per common share          $   1.23              $   1.05
Weighted average number of common
  shares outstanding:
      Basic                                   4,824                 4,691
      Diluted                                 4,935                 4,793



Subsequent Events:
------------------

         In March and April 1999, the Company acquired Castleton of Tulsa and paid certain other consideration on fiscal 1999 acquisitions. These transactions were completed by use of approximately $0.3 million from the line of credit, issuance of $0.3 million of notes payable and the assumption of certain liabilities.


NOTE 3--RENTAL FURNITURE:
-------------------------

         Rental furniture consists of the following:


                                                 February 28,
                                            ----------------------
                                               1999         1998
                                            ---------    ---------

Furniture on rental                          $ 43,648     $ 41,884
Furniture on hand                              24,120       21,537
                                            ---------    ---------
                                               67,768       63,421
Accumulated depreciation                      (12,342)     (10,201)
                                            ---------    ---------
                                             $ 55,426     $ 53,220
                                            =========    =========


                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 4--PROPERTY AND EQUIPMENT AND LEASES:
------------------------------------------

         Property and equipment consists of the following:


                                                     February 28,
                                                 --------------------
                                                   1999        1998
                                                 --------    --------

Land                                             $    370    $    370
Buildings                                           1,949       1,950
Leasehold improvements                              2,888       2,569
Delivery equipment                                  2,811       1,973
Office and store equipment                          6,183       4,963
Assets under capital lease (primarily delivery
  and computer equipment)                           1,000       1,231
Construction in progress                              519           1
                                                 --------    --------
                                                   15,720      13,057
Accumulated depreciation and amortization          (7,251)     (5,314)
                                                 --------    --------
                                                 $  8,469    $  7,743
                                                 ========    ========




         The Company leases certain real property and equipment under operating leases from unrelated third parties and from certain of the Company's directors. Lease terms range from one to 15 years. Rental expense was $4,354, $4,149 and $3,703 in 1999, 1998 and 1997, respectively.

         Acquisition of assets financed through capital leases totaled $103, $543, and $153 in 1999, 1998 and 1997, respectively.

         Minimum future rentals under noncancelable capital and operating leases at February 28, 1999 are as follows:



                                                              Operating Leases
                                                            ----------------------
                                                 Capital     Related     Unrelated
                                                  Leases     Parties      Parties     Total
                                                 -------    --------     ---------   --------

2000                                             $   273     $   275      $  3,517   $  4,065
2001                                                 251         187         3,080      3,518
2002                                                  39         187         2,245      2,471
2003                                                   -         187         1,510      1,697
2004                                                   -         187           840      1,027
Thereafter                                             -         824            27        851
                                                 --------    --------     --------   --------
Total minimum lease payments                         563       1,847        11,219     13,629
Amounts receivable from sublease                       -           -          (176)      (176)
                                                 --------    --------     --------   --------
Minimum future lease obligations                     563     $ 1,847      $ 11,043   $ 13,453
                                                             ========     ========   ========
Amount representing interest                         (37)
                                                 --------
Present value of capital lease obligations       $   526
                                                 ========


                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 5--DEBT:
-------------

         Outstanding debt consists of the following:





                                                                                      February 28,
                                                                                  ------------------
                                                                                    1999       1998
                                                                                  --------   -------

The Fifth Third Bank, PNC Bank and
  Norwest Bank unsecured revolving note,
  average interest of 6.62%                                                        $34,416   $     -

The Fifth Third Bank and PNC Bank unsecured
  revolving note, average interest of 7.39%                                              -    16,476

7.54% Senior Notes, unsecured, interest
  payable semi-annually on March 1 and
  September 1, due September 1, 2007                                                30,000    30,000

6.25% mortgage note payable to The Fifth
  Third Bank, interest payable in monthly
  installments, due December 1, 2002                                                 1,445     1,510

6.0% note payable to seller of acquired
  business, payable in monthly installments,
  due December 31, 2000                                                                550       850

7.5% note payable to seller of acquired
  business, payable in monthly installments,
  due November 2, 1998                                                                   -       181

6.0% note payable to seller of acquired
  business, payable in quarterly
  installments, due December 31, 2002                                                1,463         -

5.0% note payable to seller of acquired
  business, payable in quarterly
  installments, due December 31, 2002                                                  500         -

Capital lease obligations                                                              526       696
                                                                                   -------   -------
                                                                                   $68,900   $49,713
                                                                                   =======   =======


         On September 29, 1997, the Company obtained a $30 million unsecured line of credit with The Fifth Third Bank and PNC Bank. This line of credit was increased, by amendment, on May 14, 1998 to a $45 million unsecured line of credit with The Fifth Third Bank, PNC Bank and Norwest Bank. Interest rates for this revolving line of credit are based on a leverage formula, which is currently the lesser of the prime rate minus 25 basis points or

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


LIBOR plus 150 basis points. At February 28, 1999, the line of credit provided a total unused credit facility of approximately $10.6 million. Unused facility fees are payable at 0.20% per year. The term of the line of credit will expire on September 30, 2000. Interest rates for the $30 million line of credit were based on a leverage formula, which at February 28, 1998 was the lesser of the prime rate minus 25 basis points or LIBOR plus 150 basis points.

         The line of credit, as amended, contains covenants that limit the amount of dividends or distributions the Company can pay on its common stock and the amount of its own stock the Company can repurchase. The Company may pay dividends or distributions on its common stock or repurchase shares of its common stock as long as the aggregate amount is not in excess of $2 million in any fiscal year. Any portion of such $2 million which is not utilized in a fiscal year ending February 28/29 will be available for utilization during the next fiscal year in addition to the $2 million already available for that year.

         On March 13, 1997, the Company obtained a $1.5 million construction loan with The Fifth Third Bank to fund construction of a showroom/clearance center/warehouse facility. Effective December 1, 1997 the construction loan was amended to a mortgage note due December 1, 2002, with principal and interest payable monthly. The Company can elect to fix the interest rate for a one-, three-, or five-year period based on the corresponding Treasury Note rate plus 175 basis points. Principal and interest are amortized over a 15-year period. At February 28, 1999 the interest rate was 6.25%.

         On September 29, 1997, the Company completed a private placement of $30 million of unsecured 7.54% Senior Notes due September 1, 2007, with interest payable semi-annually on March 1 and September 1. Principal payments of $4.3 million are due annually beginning September 1, 2001. These Senior Notes may be redeemed at a premium.

         The aggregate payments of debt outstanding at February 28, 1999 for the next five fiscal years and thereafter are summarized as follows:




2000                                  $  1,046
2001                                    39,726
2002                                     4,889
2003                                     4,946
2004                                     4,373
Thereafter                              13,920
                                      --------
                                      $ 68,900
                                      ========



NOTE 6-SHAREHOLDERS' EQUITY:
----------------------------

         One hundred thousand authorized but unissued shares of preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine without any approval of shareholders.

         On March 12, 1998, the Company's Board of Directors approved a program for the repurchase of up to $3 million of the Company's outstanding common stock. Shares may be purchased as market conditions warrant in the open market or in privately negotiated transactions. During fiscal 1999, 50,000 shares were repurchased for $653 and are currently held in treasury.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 7--STOCK OPTIONS:
----------------------

         Nonqualified options to purchase shares of the Company's common stock were granted to certain key employees of the Company in April 1989, 1990 and 1992 under separate stock option agreements with these employees. Such options were granted at a price equal to the market value at the date of grant. The options expire ten years after the date of grant.

         Effective January 11, 1996, April 8, 1997 and April 21, 1998, the Company established stock option plans (the 1996 Plan, 1997 Plan and 1998 Plan, respectively) which provide for the grant of options to purchase up to 200,249, 150,000 and 150,000 shares of common stock, respectively. All Plans are administered by the Compensation Committee of the Company's Board of Directors. The Committee intends to grant options at market value at the date of grant. The maximum number of shares with respect to which options may be granted to any employee during each fiscal year of the Company is 19,071 under the 1996 Plan and 20,000 under both the 1997 and 1998 Plans. Options under all plans become exercisable at the rate of 25% per year commencing one year after grant or as determined by the Committee and expire ten years after date of grant.

         The Plans provide for the grant of both incentive stock options and nonqualified stock options, as well as restricted stock. To date, 4,446 shares of restricted stock have been issued to an officer of the Company.

         Effective April 8, 1997 the Company established a Directors stock option plan (the Directors Plan) which provides for the grant of options to purchase up to 50,000 shares of common stock to non-employee directors of the Company. The Directors Plan is administered by a committee of the Company's Board of Directors. Each eligible director receives options to purchase 1,000 shares of common stock upon election to the Board of Directors. Options are priced at the last closing sales price reported immediately prior to the date of grant and are immediately exercisable. The options expire ten years after date of grant.

         In March 1996, options to purchase 94,000 shares of the Company's common stock were granted under the 1996 Plan at the initial public offering price of $11.50. The exercise price of all but 12,000 of these options was modified to $8.00 per share in November, 1996.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         The following information represents certain data as required by SFAS No. 123, "Accounting for Stock-Based Compensation".


                                                       Weighted
                                           Number of   Average
                                            Shares      Price
                                           --------    ---------

Options outstanding at February 29, 1996     49,586    $    0.61
                                           --------    ---------

  Granted                                   149,000    $    8.28
  Canceled                                  (22,000)   $    8.00
  Exercised                                 (24,793)   $    0.61

Options outstanding at February 28, 1997    151,793    $    7.07
                                           --------    ---------

  Granted                                   192,500    $   19.72
  Canceled                                  (42,687)   $   10.52
  Exercised                                 (13,188)   $    3.36

Options outstanding at February 28, 1998    288,418    $   15.18
                                           --------    ---------

  Granted                                   173,750    $   13.33
  Canceled                                  (54,000)   $   19.03
  Exercised                                 (16,875)   $    3.67

Options outstanding at February 28, 1999    391,293    $   14.32
                                           --------    ---------


         The fair value of each option granted during fiscal 1999, 1998 and 1997 is estimated using the Black-Scholes option-pricing model assuming: (1) average risk-free interest rate of 4.51%, 6.07% and 6.08%, respectively, (2) expected life of 5 years, (3) expected volatility of 40% and (4) no dividend yield.

         The weighted average fair value of options granted in fiscal 1999, 1998 and 1997 was $5.59, $8.74 and $4.38, respectively.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         The following tables summarize stock options outstanding and exercisable at February 28, 1999:



                                       Options Outstanding
       ------------------------------------------------------------------------------
                                                 Weighted Average
       Range of Exercise          Options            Remaining       Weighted Average
            Prices              Outstanding      Contractual Life     Exercise Price
       -----------------    -------------------  ------------------  ----------------
            $ 1.03                   6,793            1.16 yrs.           $  1.03
       $ 8.00 - $ 9.75              82,875            7.35 yrs.           $  8.10
       $11.50 - $14.75             199,750            9.40 yrs.           $ 13.28
       $22.25 - $23.00             101,875            8.63 yrs.           $ 22.32

       $ 1.03 - $23.00             391,293            8.62 yrs.           $ 14.32


                          Options Exercisable
       --------------------------------------------------------
       Range of Exercise        Options        Weighted Average
            Prices            Exercisable       Exercise Price
       -----------------      -----------      ----------------

            $ 1.03                6,793             $  1.03
       $ 8.00 - $ 9.75           37,132             $  8.02
       $11.50 - $14.75           16,000             $ 13.27
       $22.25 - $23.00           25,750             $ 22.32

       $ 1.03 - $23.00           85,675             $ 12.75

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Had compensation expense been recorded for 1999, 1998 and 1997 grants for stock-based compensation plans in accordance with the provisions of SFAS No. 123, the Company would have reported net income and earnings per share as follows:




                                           1999        1998        1997
                                         -------     -------     -------
Net income applicable to common stock:

  As reported                            $ 5,154     $ 4,065     $ 3,908
  Pro forma                              $ 4,830     $ 3,894     $ 3,810

Earnings per common share:

  As reported
    Basic                                $  1.13     $  0.91     $  0.90
    Diluted                              $  1.10     $  0.89     $  0.89
  Pro forma
    Basic                                $  1.06     $  0.87     $  0.88
    Diluted                              $  1.03     $  0.85     $  0.87




NOTE 8--INCOME TAXES:
---------------------

         The components of income tax expense for the years ended February 28, 1999, 1998 and 1997 are as follows:



                                            February 28,
                               -----------------------------------
                                 1999          1998        1997
                               ----------  -----------  ----------

Current                        $ 1,425       $   931      $ 1,067
Deferred                         1,555         1,282          992
State and local taxes              457           385          419
                               ----------    -------      -------
                               $ 3,437       $ 2,598      $ 2,478
                               ==========    =======      =======

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Deferred tax assets and liabilities consist of the following:



                                                          February 28,
                                                       ------------------
                                                        1999        1998
                                                       -------    -------
Deferred assets:
  Alternative minimum tax (AMT) credit carryforwards   $   586    $   994
  Deferred state taxes                                     221        190
  Accruals                                               1,049        834
  Excess GranTree tax basis                                195        195
  Capitalized reorganization costs                         299        299
  Other                                                    144        150
                                                       -------    -------
                                                         2,494      2,662
Deferred liabilities:
  Depreciation and other                                (7,900)    (6,513)
                                                       -------    -------
Net deferred liability                                  (5,406)    (3,851)
Valuation allowance                                       (332)      (332)
                                                       -------    -------
Liability reflected in balance sheet                   $(5,738)   $(4,183)
                                                       =======    =======


         A reconciliation of the effective tax rate to the statutory federal tax rate is summarized as follows:


                                                       February 28,
                                                ------------------------
                                                 1999     1998     1997
                                                ------   ------   ------

Federal income taxes at 34% statutory rate      $2,921   $2,265   $2,171
State and local taxes, net of federal benefit      434      304      267
Permanent differences                               36       19       16
Other                                               46       10       24
                                                ------   ------   ------
Provision for income taxes                      $3,437   $2,598   $2,478
                                                ======   ======   ======


         The AMT credit carryforwards of $586 at February 28, 1999 can be carried forward indefinitely. As a result of the initial public offering and the subsequent ownership change of the Company by more than 50%, the annual utilization of the AMT credit carryforward is limited. The Company began using the alternative minimum tax carryforward in fiscal 1997.

         The tax basis of GranTree's net assets at the date of its acquisition by Globe exceeded the financial reporting basis. However, income tax regulations limit the portion of such excess basis that can be deducted for income tax purposes, with approximately $971 available for Globe's future use. The Company began using this deduction in fiscal 1998. At February 28, 1999, approximately $572 of the excess basis was available as a tax deduction.

         The valuation allowance primarily relates to capitalized reorganization costs, which can only be realized upon disposition of GranTree.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 9--401(k) PLANS:
---------------------

         The Company maintains a defined benefit contribution plan for its employees. An employee must complete one year of service and attain the age of 21 to be eligible to participate in the plan. To satisfy the required period of service, an employee must complete at least 1,000 hours of service during a consecutive twelve-month period. Eligible employees may elect to have between 1% and 15% of their before-tax pay contributed to the plan. The Company will make a matching contribution of 25 cents on each dollar contributed by a participant up to 4% of a participant's total pay. Participants become vested in the Company contributions to the extent of 10% after one year, 25% after two years, 45% after three years, 70% after four years, and 100% after five years.

         Employees of the former Oxford Furnished Apartments, Inc. were covered by a separate defined benefit contribution plan until July 1, 1998. Terms were identical to Globe's plan except that participants became vested in the Company contributions to the extent of 0% after one year, 20% after two years, 40% after three years, 60% after four years, 80% after five years and 100% after six years. The Company match was a discretionary amount determined annually. Effective July 1, 1998, these employees were transferred to Globe's plan.

         Expense related to these plans was $81, $70 and $58 in 1999, 1998 and 1997, respectively.

NOTE 10--RELATED PARTY TRANSACTIONS:
------------------------------------

         The Company leases certain real property and equipment under operating leases from certain of the Company's directors. Lease terms range from one to ten years. On March 31, 1998 one operating lease with certain of the Company's officers and directors was canceled at no penalty to the Company. Related party rental expenses were $621, $754 and $771 in 1999, 1998 and 1997, respectively.

         On January 20, 1998 the Company issued a relocation loan of $100 to an officer. Interest accrues at the rate of 7.5% per annum and is payable annually on the anniversary date of the promissory note evidencing the debt. The principal amount is payable in a lump sum on the third anniversary date of the note.

         On May 1, 1998 the Company purchased for resale the home of an officer for $328 in connection with the officer's relocation. The home was sold on September 4, 1998.

                         GLOBE BUSINESS RESOURCES, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 11--QUARTERLY INFORMATION (UNAUDITED):
-------------------------------------------

         Quarterly Operating Results - The following are quarterly results of consolidated operations for fiscal 1999 and fiscal 1998 (in thousands except per share data).


                                        1st         2nd       3rd        4th
                                      Quarter     Quarter   Quarter    Quarter     Total
                                      --------   --------   --------   --------   --------
FISCAL YEAR ENDED FEBRUARY 28, 1999
  Revenues                            $ 32,882   $ 39,676   $ 38,208   $ 36,684   $147,450
  Gross profit                          14,919     17,372     15,964     14,940     63,195
  Operating income                       2,758      3,910      3,388      2,924     12,980
  Net income                             1,075      1,665      1,440        974      5,154
  Earnings per common share:
    Basic                             $   0.24   $   0.37   $   0.32   $   0.21   $   1.13
    Diluted                           $   0.23   $   0.36   $   0.31   $   0.21   $   1.10

FISCAL YEAR ENDED FEBRUARY 28, 1998
  Revenues                            $ 22,192   $ 25,086   $ 28,033   $ 28,589   $103,900
  Gross profit                          11,775     13,271     13,987     12,024     51,057
  Operating income                       2,553      3,218      2,928      1,205      9,904
  Net income                             1,162      1,486      1,257        160      4,065
  Earnings per common share:
    Basic                             $   0.26   $   0.33   $   0.28   $   0.04   $   0.91
    Diluted                           $   0.26   $   0.33   $   0.27   $   0.03   $   0.89


                         GLOBE BUSINESS RESOURCES, INC.
                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)



                                                Charged
                                               (Credited)  Charged
                                    Balance at   to Cost  (Credited)            Balance at
                                    Beginning     and      to Other              End of
Description                         of Period   Expenses   Accounts  Deductions  Period
---------------------------------  ----------- ---------- ---------- ---------- ----------
Allowance for doubtful accounts:
  Year ended February 28, 1999        $609       $463        $ -       $ 95       $977
  Year ended February 28, 1998         460        541          -        392        609
  Year ended February 28, 1997         327        173          -         40        460



                                                Charged
                                    Balance at (Credited)            Balance at
                                    Beginning   to Other               End of
Description                         of Period   Accounts  Deductions   Period
---------------------------------   ----------  --------- ---------- ----------
FAS 109 valuation allowance:
  Year ended February 28, 1999        $332       $ -         $ -        $332
  Year ended February 28, 1998         332         -           -         332
  Year ended February 28, 1997         332         -           -         332



                                     Part IV
                                     Item 14
         Exhibits, Financial Statement Schedules and Reports on Form 8-K
         ---------------------------------------------------------------

(a)   Documents filed as part of this Report:

         1. Financial Statements are included in Part II, Item 8.

         2. Financial Statement Schedules are included in Part II, Item 8.

         3. Exhibits - see Exhibit Index.

(b) Reports on Form 8-K filed during the fourth quarter of fiscal 1999:

    Form 8-K filed January 22, 1999 under Item 5 for the Corporate Condominiums acquisition.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 Globe Business Resources, Inc.



                                                 By: /s/ David D. Hoguet
                                                    ----------------------------
                                                     David D. Hoguet
                                                     Chief Executive Officer

Signed:  May 5, 1999

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature                        Capacity                              Date
---------                        --------                              ----


/s/ David D. Hoguet
----------------------
David D. Hoguet                  Director                           May 5, 1999



/s/ Blair D. Neller
----------------------
Blair D. Neller                  Director                           May 5, 1999



/s/ Alvin Z. Meisel
----------------------
Alvin Z. Meisel                  Director                           May 5, 1999



/s/ William R. Griffin
----------------------
William R. Griffin               Director                           May 5, 1999



/s/ Thomas C. Parise
----------------------
Thomas C. Parise                 Director                           May 5, 1999



/s/ Sharon G. Kebe               Senior Vice President-
----------------------           Finance and Treasurer
Sharon G. Kebe                   (Principal Financial Officer)      May 5, 1999

                         GLOBE BUSINESS RESOURCES, INC.
                                INDEX TO EXHIBITS


Number   Exhibit Description
------   -------------------

3.1               Amended and Restated Articles of Incorporation of the Registrant (a)

3.1 (i)           Amendment to Articles of Incorporations (b)

3.2               Code of Regulations of the Registrant (a)

4.1               Form of Stock Certificate (a)

10.1              Amended and Restated Credit Agreement among the Registrant, GranTree
                  Corporation, The Fifth Third Bank, PNC Bank and Society National Bank dated as of February 28, 1996 (a)

10.2              Amended and Restated Credit Agreement among the Registrant,
                  GranTree Corporation, Interim Quarters, LTD, Corporate Stay
                  International, Inc., The Fifth Third Bank, PNC Bank, KeyBank
                  National Bank and Fountain Square Commercial Funding Corp.
                  dated as of December 16, 1996 (d)

10.3              Tax Allocation Agreement for Registrant and its subsidiaries dated as of
                  December 31, 1992 (a)

10.4              GranTree Corporation Convertible Debenture due 1996 (a)

10.5              Credit Agreement among the Registrant, The Fifth Third Bank and PNC Bank dated as of September 29, 1997 (b)

10.5.1            Amendment to Credit Agreement among the Registrant, The Fifth Third Bank, PNC
                  Bank and Northwest Bank dated May 14, 1998 (e)

10.6              7.54% Senior Notes due September 1, 2007 among the Registrant,
                  Security Life of Denver Insurance Company, Life Insurance
                  Company of Georgia, Peerless Insurance Company, Indiana
                  Insurance Company and Southland Life Insurance Company dated as of September 1, 1997 (b)

                        MANAGEMENT COMPENSATORY CONTRACTS

10.7              1996 Stock Option Plan (a)

10.8              Amended Severance Agreement for David D. Hoguet (a)

10.9              Amended Severance Agreement for Blair D. Neller (a)

10.10             1997 Stock Option and Incentive Plan (c)

10.11             1997 Directors Stock Option plan (c)

10.12             Severance Agreement for Jeffery D. Pederson (b)

10.13             1998 Stock Option and Incentive Plan (f)
                  *******************************************************************************

21                Subsidiaries of the registrant

23                Consent of PricewaterhouseCoopers LLP


                         GLOBE BUSINESS RESOURCES, INC.
                          INDEX TO EXHIBITS - CONTINUED

27                Financial data schedule

99                Safe Harbor Statement

(a) Incorporated by reference to Registration No. 33-99894

(b) Incorporated by reference to Form 10-Q for the quarterly period ended November 30, 1997

(c) Incorporated by reference to the definitive Proxy Statement for the 1997 Annual Meeting of Shareholders

(d) Incorporated by reference to Form 10-K for the year ended February 28, 1997

(e) Incorporated by reference to Form 10-Q for the quarterly period ended May 31, 1998

(f) Incorporated by reference to the definitive Proxy Statement for the 1998 Annual Meeting of Shareholders

    Certain instruments evidencing debt of the registrant, none of which exceed 10% of total assets, are not being filed herewith. A copy will be provided to the SEC at its request.

                                                                      Appendix F



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    Form 10-Q



               Quarterly Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



For the quarterly period ended                       Commission File No. 0-27682
November 30, 1999


                         Globe Business Resources, Inc.



Incorporated under the                               IRS Employer Identification
  laws of Ohio                                             No. 31-1256641



                               11260 Chester Road
                                    Suite 400
                              Cincinnati, OH 45246
                              Phone: (513) 771-8287





     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No


     As of January 7, 2000, 4,803,198 shares of the Registrant's common stock, no par value, were outstanding.

                         GLOBE BUSINESS RESOURCES, INC.
                            INDEX TO QUARTERLY REPORT
                                  ON FORM 10-Q




                                                                        Page No.
                                                                        --------

Part I.  Financial Information

         Item 1.  Consolidated Financial Statements

                  Consolidated Balance Sheet -

                  November 30, 1999 and February 28, 1999                  3

                  Consolidated Statement of Income -
                  Three and nine months ended November 30, 1999 and 1998   4

                  Consolidated Statement of Cash Flows -
                  Nine months ended November 30, 1999 and 1998             5

                  Notes to Consolidated Financial Statements               6

         Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations            9

         Item 3.  Quantitative and Qualitative Disclosures about
                  Market Risk                                             16



Part II. Other Information

         Item 1.  Legal Proceedings                                       17

         Item 2.  Changes in Securities                                   17

         Item 3.  Defaults Upon Senior Securities                         17

         Item 4.  Submission of Matters to a Vote of Security Holders     17

         Item 5.  Other Information                                       17

         Item 6.  Exhibits, Financial Statement Schedules and
                  Reports on Form 8-K                                     18

                         PART I - FINANCIAL INFORMATION

                         GLOBE BUSINESS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)



                                                    November 30,   February 28,
                                                        1999           1999
                                                  ---------------  ------------
                                                    (Unaudited)

ASSETS:
Cash                                                 $  2,390     $  1,123
Trade accounts receivable, less
  allowance for doubtful accounts
  of $1,126 and $977, respectively                     14,209       11,982
Other receivables                                       1,099        1,418
Prepaid expenses                                        4,495        4,229
Rental furniture, net                                  54,695       55,426
Property and equipment, net                             8,720        8,469
Goodwill and other intangibles,
  less accumulated amortization of
  $5,128 and $3,262, respectively                      47,081       47,580
Note receivable from officer                              100          100
Other notes receivable                                  1,054          490
Other, net                                                928          980
                                                     --------     --------
  Total assets                                       $134,771     $131,797
                                                     ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                     $  5,149     $  6,250
Customer deposits                                       3,638        2,072
Accrued compensation                                    2,182        2,628
Accrued taxes                                             398          304
Deferred income taxes                                   5,877        5,738
Accrued interest payable                                1,021        1,541
Other accrued expenses                                  1,078        1,250
Debt                                                   69,441       68,900
                                                     --------     --------
  Total liabilities                                    88,784       88,683
                                                     --------     --------

Common stock and other shareholders' equity:
  Common stock, no par, 15,000,000 shares
    authorized, 4,803,198, and 4,794,489
    shares outstanding                                 24,058       24,018
  Retained earnings                                    26,013       23,180
  Fair market value in excess of historical
    cost of acquired net assets attributable
    to related party transactions                      (4,084)      (4,084)
                                                     --------     --------

  Total common stock and other
   shareholders' equity                                45,987       43,114
                                                     --------     --------

  Total liabilities and shareholders' equity         $134,771     $131,797
                                                     ========     ========


                   The accompanying notes are an integral part
                         of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands except per share data)



                                             For the three months       For the nine months
                                                    ended,                     ended
                                           -------------------------  -------------------------
                                           November 30, November 30,  November 30, November 30,
                                           ------------  -----------  ------------ ------------
                                                   (Unaudited)            (Unaudited)
Revenues:
     Corporate housing sales                  $25,577      $23,033     $ 80,765     $ 64,381
     Rental sales                               9,577       10,741       29,868       33,219
     Retail sales                               4,154        4,434       11,966       13,166
                                              -------      -------     --------     --------
                                               39,308       38,208      122,599      110,766
                                              -------      -------     --------     --------
Cost of revenues:
     Cost of corporate housing sales           17,954       16,652       56,014       45,318
     Cost of rental sales                       1,058          841        2,940        2,587
     Cost of retail sales                       2,935        2,681        7,668        8,144
     Furniture depreciation and disposals       2,741        2,070        7,452        6,462
                                              -------      -------     --------     --------
                                               24,688       22,244       74,074       62,511
                                              -------      -------     --------     --------

Gross profit                                   14,620       15,964       48,525       48,255

Operating expenses:
     Warehouse and delivery                     2,759        2,544        8,365        7,989
     Occupancy                                  1,685        1,835        5,645        5,567
     Selling and advertising                    2,450        2,740        7,731        8,327
     General and administration                 5,330        4,947       16,521       14,868
     Amortization of intangible assets            623          510        1,866        1,448
                                              -------      -------     --------     --------
                                               12,847       12,576       40,128       38,199
                                              -------      -------     --------     --------

Operating income                                1,773        3,388        8,397       10,056

Other expenses:
     Interest expense                           1,215        1,145        3,634        3,254
     Other, net                                   (75)        (118)         (16)         (52)
                                              -------      -------     --------     --------
                                                1,140        1,027        3,618        3,202

Income before income taxes                        633        2,361        4,779        6,854

Provision for income taxes                        261          921        1,950        2,674
                                              -------      -------     --------     --------

Net income                                    $   372      $ 1,440     $  2,829     $  4,180
                                              =======      =======     ========     ========

Earnings per common share:
     Basic                                     $ 0.08       $ 0.32       $ 0.59       $ 0.92
                                               ======       ======       ======       ======
     Diluted                                   $ 0.08       $ 0.31       $ 0.58       $ 0.90
                                               ======       ======       ======       ======

Weighted average number of
common shares outstanding:
     Basic                                      4,798        4,532        4,797        4,546
     Diluted                                    4,838        4,648        4,836        4,670


              The accompanying notes are an integral part of these
                             financial statements.

                         GLOBE BUSINESS RESOURCES, INC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)



                                                     For the nine months ended,
                                                     ---------------------------
                                                     November 30,   November 30,
                                                          1999          1998
                                                     ------------   ------------
                                                             (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $   2,829    $   4,180
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Rental furniture depreciation                          5,974        5,839
    Other depreciation and amortization                    3,921        2,992
    Provision for losses on accounts receivable              606          511
    Provision for deferred income taxes                      139          669
    Loss (gain) on sale of property and equipment             21           (8)
    Book value of furniture sales and rental buyouts      10,371       10,394
    Changes in assets and liabilities:
      Accounts receivable                                 (2,516)      (4,565)
      Notes receivable                                      (564)          --
      Other assets, net                                       56          195
      Prepaid expenses                                      (264)      (1,618)
      Accounts payable                                    (1,101)       2,404
      Customer deposits                                    1,556         (161)
      Accrued compensation                                  (461)       1,065
      Accrued taxes                                           94           37
      Accrued interest payable                              (520)         (16)
      Other accrued expenses                                (220)        (310)
                                                       ---------    ---------
        Net cash provided by operating activities         19,921       21,608
                                                       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to rental furniture                            (15,614)     (17,493)
Purchases of property and equipment                       (2,143)      (1,992)
Purchases of businesses, net of cash acquired             (1,018)     (13,551)
Other investing activities                                    --            8
                                                       ---------    ---------
        Net cash used in investing activities            (18,775)     (33,028)
                                                       ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on the revolving credit agreement             141,224      126,708
Repayments on the revolving credit agreement            (140,234)    (114,015)
Repayments of other debt                                    (559)        (393)
Principal payments under capital lease obligations          (364)        (264)
Exercise of common stock options                             117            5
Purchase of treasury stock                                   (63)        (653)
                                                       ---------    ---------
        Net cash provided by financing activities            121       11,388
                                                       ---------    ---------
Net increase (decrease) in cash                            1,267          (32)
Cash at beginning of period                                1,123          526
                                                       ---------    ---------
Cash at end of period                                  $   2,390    $     494
                                                       =========    =========


   The accompanying notes are an integral part of these financial statements.

                         GLOBE BUSINESS RESOURCES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data;
                  shares in whole numbers except where noted)


NOTE 1 -- PRESENTATION OF INTERIM INFORMATION

     In the opinion of the management of Globe Business Resources, Inc., the accompanying unaudited consolidated financial statements include all adjustments considered necessary to present fairly its financial position as of November 30, 1999, and the results of its operations for the three and nine months ended November 30, 1999 and 1998 and its cash flows for the nine months ended November 30, 1999 and 1998. All adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results for a full year.

     The consolidated financial statements and notes are presented in accordance with the requirements of Form 10-Q, and do not contain certain information included in the Company's audited consolidated financial statements and notes in its Form 10-K for the fiscal year ended February 28, 1999.

     Certain prior year amounts have been reclassified to conform with current year presentation.

NOTE 2 -- ACQUISITIONS

     During the first nine months of fiscal 2000, the Company completed the asset acquisition of Castleton of Tulsa, a privately owned corporate housing business, and paid certain other consideration on fiscal 1998 and 1999 acquisitions. These transactions were completed by payment of approximately $0.5 million in cash, issuance of $0.3 million of notes payable and the assumption of certain liabilities.

     In accordance with APB No. 16, these acquisitions were accounted for using the purchase method.

     The purchase price allocation for the acquired businesses is as follows:

                                                        (Unaudited)
                                                        -----------

        Cash, receivables and prepaids                    $     8
        Property and equipment                                 10
        Other assets                                            4
        Goodwill and other intangibles                      1,367
                                                          -------
                                                            1,389
        Liabilities assumed                                  (363)
                                                          -------
                                                          $ 1,026
                                                          =======

     Certain pro forma Globe consolidated income statement data are not presented due to the immaterial impact of Castleton of Tulsa on the previously reported operating results. Current year actual results reflect the acquisition for the entire reporting period.

NOTE 3 -- RENTAL FURNITURE

     Rental furniture consists of the following:

                                       November 30,     February 28,
                                          1999              1999
                                      -------------     ------------
                                      (Unaudited)

        Furniture on rental             $ 26,709         $ 43,648
        Furniture on hand                 40,955           24,120
                                        --------         --------
                                          67,664           67,768
        Accumulated depreciation         (12,969)         (12,342)
                                        --------         --------
                                        $ 54,695         $ 55,426
                                        ========         ========

NOTE 4 -- EARNINGS PER SHARE

     For all periods presented, basic earnings per share was calculated by dividing net income applicable to common stock by the weighted average number of shares outstanding during the period.

     For all periods presented, diluted earnings per share was calculated by dividing net income applicable to common stock by the weighted average number of shares and dilutive potential common shares outstanding during the period. Potential common shares include outstanding stock options for all periods presented and contingently issuable shares in fiscal 1999.

     The following table presents the calculation of basic and diluted earnings per share for the periods indicated. (Shares in thousands)


                                              For the three       For the nine
                                               months ended       months ended
                                              --------------    ----------------
                                               November 30,       November 30,
                                              --------------    ----------------
                                               1999    1998      1999     1998
                                              ------  ------    ------   -------
                                                (Unaudited)        (Unaudited)

Net income used to calculate
  basic and diluted
  earnings per share                          $  372   $1,440   $2,829    $4,180
                                              ======   ======   ======    ======
Weighted average common shares
  used to calculate
  basic earnings per share                     4,798    4,532    4,797     4,546
                                              ======   ======   ======    ======
Basic earnings per common share               $ 0.08   $ 0.32   $ 0.59    $ 0.92
                                              ======   ======   ======    ======


Shares used in the calculation
  of diluted earnings per share:
    Weighted average common shares             4,798    4,532    4,797     4,546
  Dilutive effect of assumed
  exercise of options
    for the purchase of common shares             40       44       39        52
  Dilutive effect of assumed issuance of
    contingently issuable shares                  --       72       --        72
                                              ------   ------   ------    ------
Weighted average common shares used to
    calculate diluted earnings per share       4,838    4,648    4,836     4,670
                                              ======   ======   ======    ======
Diluted earnings per common share             $ 0.08   $ 0.31   $ 0.58    $ 0.90
                                              ======   ======   ======    ======

NOTE 5 -- DEBT

     Outstanding debt consists of:

                                                      November 30,  February 28,
                                                          1999          1999
                                                      ------------  ------------
                                                      (Unaudited)

The Fifth Third Bank, PNC Bank and
  Norwest Bank unsecured revolving note,
  average interest of 6.89% and 6.62%                   $35,407       $34,416

7.54% Senior Notes, unsecured, interest
  payable semi-annually on March 1 and
  September 1, due September 1, 2007                     30,000        30,000

6.25% mortgage note payable to The Fifth
  Third Bank, interest payable in monthly
  installments, due December 1, 2002                      1,400         1,445

6.0% note payable to seller of acquired
  business, payable in monthly installments,
  due December 31, 2000                                     325           550

6.0% note payable to seller of acquired
  business, payable in quarterly
  installments, due December 31, 2002                     1,129         1,463

5.0% note payable to seller of acquired
  business, payable in quarterly
  installments, due December 31, 2002                       450           500

5.0% note payable to seller of acquired
  business, payable in monthly
  installments, due February 29, 2000                       229            --

Capital lease obligations                                   501           526
                                                        -------       -------
                                                        $69,441       $68,900
                                                        =======       =======

     The funds required for the acquisition related payments were derived from borrowings under the Company's unsecured revolving Credit Agreement and through the issuance of a note payable.

     The Company's unsecured revolving line of credit provides credit facilities of up to $45 million. At November 30, 1999, the revolving Credit Agreement provided a total unused credit facility of approximately $9.6 million.

NOTE 6 -- SUBSEQUENT EVENT

     The Company announced on January 14, 2000 that it has entered into a definitive agreement with Equity Residential Properties Trust for the sale of Globe for $13.00 per share, payable in cash upon closing, and up to an additional $.50 per share post closing, upon final determination of costs, if any, relating to any potential breaches on certain representations and covenants. The agreement must be approved by Globe shareholders and is subject to customary closing conditions.


                                     ITEM 2

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements beginning on page 3.

GENERAL

     Globe is a major participant in the temporary relocation industry, operating in both the corporate housing and furniture rental businesses. The corporate housing business provides short-term housing through an inventory of leased housing units to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and individual customers. The furniture rental business rents quality office and residential furniture to a variety of corporate and individual customers. Additionally, the Company sells residential and office furniture that no longer meets its showroom condition standards for rental through its clearance centers and sells new furniture through its showrooms and account executives.

     The Company's fiscal year ends on February 28/29.

     The discussions contained in this Item 2 include forward-looking information which is subject to risks and qualifications including, but not limited to, those set forth in Exhibit 99.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain income statement data as a percentage of total revenues and certain gross profit data as a percentage of respective corporate housing, rental and retail sales revenues.

                                            For the three       For the nine
                                             months ended        months ended
                                           --------------     ------------------
                                             November 30,        November 30,
                                           ---------------    -------   --------
                                            1999     1998      1999       1998
                                           ------   ------    -------   --------
Revenues:
  Corporate housing sales                   65.1%     60.3%     65.9%     58.1%
  Rental sales                              24.4%     28.1%     24.4%     30.0%
  Retail sales                              10.6%     11.6%      9.8%     11.9%
                                           -----     -----     -----     -----
    Total revenues                         100.0%    100.0%    100.0%    100.0%
Gross profit:
  Corporate housing sales                   29.8%     27.7%     30.6%     29.6%
  Rental sales                              89.0%     92.2%     90.2%     92.2%
  Retail sales                              29.3%     39.5%     35.9%     38.1%
                                           -----     -----     -----     -----
  Gross profit before depreciation
    and disposals                           44.2%     47.2%     45.7%     49.4%
  Furniture depreciation and disposals      (7.0%)    (5.4%)    (6.1%)    (5.8%)
                                           -----     -----     -----     -----
    Combined gross profit                   37.2%     41.8%     39.6%     43.6%

Operating expenses                          31.1%     31.6%     31.2%     33.2%
Amortization of intangible assets            1.6%      1.3%      1.5%      1.3%
                                           -----     -----     -----     -----
Operating income                             4.5%      8.9%      6.8%      9.1%
Interest/other                               2.9%      2.7%      3.0%      2.9%
                                           -----     -----     -----     -----
Income before taxes                          1.6%      6.2%      3.9%      6.2%
                                           =====     =====     =====     =====

     Fiscal 2000 third quarter and first nine months results were impacted by certain nonrecurring items related primarily to the consolidation of real estate and clearance center inventories in Globe Furniture Rentals western markets and the accelerated implementation of a comprehensive corporate housing business information system. The following table presents selected income statement data after adjustment to exclude these nonrecurring items.

Summary Financial Data, excluding nonrecurring items

                                        For the three           For the nine
                                        months ended            months ended
                                     -------------------    --------------------
                                        November 30,           November 30,
                                     -------------------    --------------------
                                       1999       1998        1999        1998
                                     -------    --------    --------    --------
Revenues                            $ 39,308    $ 38,208    $122,599    $110,766
Gross profit                          14,860      15,964      48,765      48,255
Operating expenses                    11,762      12,066      37,110      36,751
Operating income                       2,475       3,388       9,789      10,056
Income before taxes                    1,335       2,361       6,171       6,854
Net income                               778       1,440       3,653       4,180
Diluted earning per common share    $   0.16    $   0.31    $   0.76    $   0.90

Impact of Corporate Housing Acquisitions

     Globe implemented an aggressive corporate housing acquisition strategy in fiscal 1997. Since that time, the Company has completed fifteen corporate housing acquisitions, including the March 1999 acquisition of Castleton of Tulsa. All acquisitions to date have been accounted for using the purchase method of accounting.

     Corporate housing companies' assets consist primarily of accounts receivable, customer deposits and some minor furniture and fixed asset balances. Consequently, the purchase price for these businesses is allocated largely to goodwill and other intangibles. Cost of goodwill and other intangibles related to the corporate housing acquisitions approximates $50.9 million and is being amortized on a straight-line basis over periods ranging from three to 35 years, with a weighted average life of approximately 24 years. Goodwill and intangibles amortization, which is a separate component of operating expenses, reduced operating profit by $1.9 million, or 1.5% of revenues, in the first nine months of fiscal 2000 and $1.4 million, or 1.3% of revenues, in the first nine months of fiscal 1999.

     Generally, the corporate housing business has a slightly lower operating margin than the furniture rental business, consisting of a lower gross profit margin offset somewhat by lower operating expenses as a percentage of revenues. As a result, the Company's gross profit margin and operating expenses as a percentage of revenues have been declining since the Company entered the corporate housing business. Gross profit margin decreased to 39.6% in the first nine months of fiscal 2000 from 43.6% in the first nine months of fiscal 1999. Gross profit margin on rental sales in the first nine months of fiscal 2000 was 90.2%, versus 30.6% for corporate housing. Comparable gross profit margins for the first nine months of fiscal 1999 were 92.2% and 29.6%, respectively. Because the Company is integrating its furniture rental and corporate housing operations, these gross profit percentages exclude furniture depreciation and disposals which can no longer be related to specific revenue categories. An additional result of this integration is that operating expenses and, therefore, operating margins for furniture rental and corporate housing cannot be specifically identified. Operating expenses, excluding amortization and the impact of nonrecurring expenses, decreased to 30.3% of revenues in the first nine months of fiscal 2000 from 33.2% of revenues in the first nine months of fiscal 1999, while the operating margin, excluding amortization and the impact of nonrecurring items, decreased to 9.5% of revenues in the first nine months of fiscal 2000 from 10.4% of revenues in the first nine months of fiscal 1999. The reduction in operating margin is primarily the result of the increasing mix of corporate housing revenues over the comparable periods and a soft sales environment. Including amortization expenses and excluding nonrecurring items, the operating margin declined to 8.0% in the first nine months of fiscal 2000 from 9.1% in the first nine months of fiscal 1999.

     Globe plans to continue its consolidation of corporate housing through additional acquisitions, thereby capitalizing on the desire of many corporations to have a corporate housing company that can meet their needs nationally. With the acquisitions to date, Globe has expanded its presence into 29 markets and is the market leader in ten of these markets, with annualized corporate housing revenues exceeding $100 million. Globe is in the number three position in the industry based on revenues.

     A major risk of Globe's increasing presence in the corporate housing business is the potential loss of furniture rental revenues from competing corporate housing companies that are also customers. To date, the majority of this business with unaffiliated customers has been retained, largely due to the Company's superior level of service. Additionally, the significance of this risk has lessened since Globe entered the corporate housing business. In the first nine months of fiscal 2000, unaffiliated corporate housing customers accounted for $5.3 million, or 4.3%, of Globe's revenues versus $6.4 million, or 5.8%, of Globe's revenues in the first nine months of fiscal 1999. During these same periods, furniture rental revenues from affiliated corporate housing providers, which are not included in reported revenues, were $5.4 million and $4.0 million, respectively.

     The Company is implementing a comprehensive corporate housing business information system which provides the tools for supporting Company-wide standardization, as well as enhancing apartment unit inventory management and allowing operational efficiencies. Additionally, the system facilitates the national sales effort and provides a common platform as the Company begins implementation of its business-to-business e-commerce efforts during the second half of fiscal 2000. Implementation of the corporate housing business information system has been successfully completed in several markets and Globe has retained the services of an outside consulting firm to expedite the Company-wide rollout. Nonrecurring expenses consisting of consulting fees of approximately $0.6 million are expected to be incurred and recorded in administrative expenses during fiscal year 2000. Approximately $0.3 million of these costs were incurred in the first nine months of the fiscal year.

     Due to the significant impact of the corporate housing acquisitions on the Company's operations and financial results, certain aspects of the Company's historical results of operations and period-to-period comparisons will not be indicative of future results.

Comparison of Third Quarter Fiscal 2000 to Third Quarter Fiscal 1999

     Total revenues of $39.3 million increased $1.1 million, or 2.9%, in the third quarter of fiscal 2000, from $38.2 million in the third quarter of fiscal 1999, primarily due to acquisitions.

     Corporate housing sales of $25.6 million in the third quarter of fiscal 2000 increased 11.0% from $23.0 million in the third quarter of fiscal 1999. This increase was primarily caused by acquisitions.

     Rental sales of $9.6 million in the third quarter of fiscal 2000 decreased 10.8% from $10.7 million in the third quarter of fiscal 1999 partially as a result of the elimination of intercompany revenues (furniture rented to Company-owned corporate housing operations). Excluding the impact of these eliminations, rental revenues decreased $1.1 million, or 8.9%, when compared with the prior year quarter, reflecting a general softness in the residential market and a loss of business from some competing corporate housing customers. Management believes this softness represents a cyclical slowdown attributable to the fact that corporate housing has taken over a substantial portion of the furnished apartment distribution channel. As corporate housing has taken over more of the furnished apartment distribution channel, furniture rental volume growth from corporate housing customers has slowed. To date, the other customers in the furnished apartment distribution channel (property management companies and showroom customers) have not offset this slowdown.

     Retail sales of $4.2 million decreased $0.2 million, or 6.3%, in the third quarter of fiscal 2000 from $4.4 million in the third quarter of fiscal 1999, with an increase of 30.4% in new office furniture sales more than offset by a 16.8% decline in used furniture sales. The used furniture decrease is primarily attributable to the Company's decision to consolidate clearance centers in its western markets and the closure of a store in Michigan.

     Gross profit of $14.6 million in the third quarter of fiscal 2000 decreased $1.4 million, or 8.4%, from $16.0 million in the third quarter of fiscal 1999 and declined as a percentage of revenues to 37.2% from 41.8% over the same period partially due to the higher mix of corporate housing revenues and the lower margins associated with these revenues. Gross profit percentage on corporate housing sales improved to 29.8% from 27.7% over the period. Gross profit percentage on rental sales decreased to 89.0% from 92.2% over the period primarily due to an increase in housewares and other rental expenses. Gross profit percentage on retail sales decreased to 29.3% from 39.5% over the period resulting from lower margins on clearance center revenues and the impact of a nonrecurring liquidation sale associated with the inventory consolidation in the western markets. Excluding this sale, retail gross profit was 35.1%. In addition, the Company recorded a physical inventory adjustment of approximately $0.3 million during the third quarter of fiscal 2000.

     Operating expenses of $12.2 million (excluding amortization) in the third quarter of fiscal 2000 increased 1.3% from $12.1 million in the third quarter of fiscal 1999 as a result of acquisitions and approximately $0.5 million of nonrecurring expenses associated with the consolidation of real estate and clearance center inventories in the western markets and the accelerated implementation of the corporate housing system. As a percentage of total revenues, operating expenses declined to 31.1% from 31.6% over the same period. Excluding the nonrecurring expenses, operating expenses decreased to 29.9% of revenues from 31.6% of revenues during the period. Additional nonrecurring expenses, estimated at approximately $0.4 million, are expected to be incurred during the fourth quarter of fiscal year 2000 primarily due to the accelerated rollout of the Company's corporate housing system.

     As a result of the Company's continuing acquisition program, amortization of intangible assets increased $0.1 million, or 22.2%, to $0.6 million in the third quarter of fiscal 2000, from $0.5 million in the third quarter of fiscal 1999. As a percentage of revenues, amortization expense increased to 1.6% from 1.3% over the same period.

     As a result of the changes in revenues, gross profit, operating expenses and amortization discussed above, operating income decreased 47.7% to $1.8 million, or 4.5% of revenues in the third quarter of fiscal 2000, from $3.4 million, or 8.9% of revenues in the third quarter of fiscal 1999. Excluding nonrecurring items, operating income decreased to $2.5 million, or 6.3% of revenues during the quarter from $3.4 million, or 8.9% of revenues in the prior year quarter.

     Interest/other expense increased to $1.1 million in the third quarter of fiscal 2000 from $1.0 million in the third quarter of fiscal 1999 and as a percentage of total revenues increased to 2.9% from 2.7% over the same period. Interest expense increased from the prior year period due to higher debt balances in the current year period. The debt increase was the result of funding required for acquisitions made in the fourth quarter of fiscal 1999.

     Income before income taxes of $0.6 million in the third quarter of fiscal 2000 decreased $1.7 million, or 73.2%, compared to the third quarter of fiscal 1999 and as a percentage of revenues decreased to 1.6% from 6.2% over the same period. Excluding nonrecurring items, income before taxes decreased to $1.3 million, or 3.4% of revenues from $2.3 million, or 6.2% of revenues during the comparable quarters of fiscal 2000 and fiscal 1999.

     The Company's effective tax rate, which includes federal, state and local taxes, increased to 41.2% in the third quarter of fiscal 2000 from 39.0% in the third quarter of fiscal 1999. This increase in tax rate is largely attributable to Globe's expansion into states with higher tax rates than those included in the prior year quarter.

Comparison of Nine Months Ended November 30, 1999
to Nine Months Ended November 30, 1998

     Total revenues of $122.6 million increased $11.8 million, or 10.7%, in the first nine months of fiscal 2000, from $110.8 million in the first nine months of fiscal 1999, primarily due to acquisitions.

     Corporate housing sales of $80.8 million in the first nine months of fiscal 2000 increased 25.4% from $64.4 million in the first nine months of fiscal 1999. This increase was primarily caused by acquisitions.

     Rental sales of $29.9 million in the first nine months of fiscal 2000 decreased 10.1% from $33.2 million in the first nine months of fiscal 1999 primarily due to the elimination of intercompany revenues. Excluding the impact of these eliminations, rental revenues decreased 5.2%, reflecting a general softness in the residential market and a loss of business from some competing corporate housing customers.

     Retail sales of $12.0 million decreased $1.2 million, or 9.1% in the first nine months of fiscal 2000 from $13.2 million in the first nine months of fiscal 1999, resulting from a decrease of $1.2 million, or 21.0%, in clearance center revenues over the period. The decrease is primarily the result of closure of a store in Michigan and a decrease in revenues in the Company's western markets resulting from the decision to consolidate clearance centers.

     Gross profit of $48.5 million in the first nine months of fiscal 2000 increased $0.2 million, or 0.6%, from $48.3 million in the first nine months of fiscal 1999 and declined as a percentage of revenues to 39.6% from 43.6% over the same period partially due to the higher mix of corporate housing revenues and the lower margins associated with these revenues. Gross profit percentage on corporate housing sales improved to 30.6% from 29.6% in the comparable prior year period, while gross profit percentage on rental and retail sales decreased to 90.2% and 35.9% from 92.2% and 38.1%, respectively. The decrease in rental gross profit percentage was largely attributable to higher housewares expenses, while the decrease in retail gross profit was primarily attributable to the impact of a nonrecurring liquidation sale associated with the inventory consolidation in the western markets. In addition, the Company recorded a physical inventory adjustment of approximately $0.3 million during the third quarter of fiscal 2000.

     Operating expenses of $38.3 million (excluding amortization) in the first nine months of fiscal 2000 increased 4.1% from $36.8 million in the first nine months of fiscal 1999 as a result of acquisitions and approximately $1.2 million of nonrecurring expenses associated with the consolidation of real estate and clearance center inventories in the western markets and the accelerated implementation of the corporate housing system. As a percentage of total revenues, these expenses declined to 31.2% from 33.2% over the same period. Excluding the nonrecurring charges, operating expenses decreased to 30.3% of revenues during the first nine months of fiscal 2000 from 33.2% of revenues in the first nine months of fiscal 1999. Additional nonrecurring expenses, estimated at approximately $0.4 million, are expected to be incurred during the fourth quarter of fiscal year 2000 primarily due to the accelerated rollout of the corporate housing system.

     As a result of Globe's continuing acquisition program, amortization of intangible assets increased $0.5 million, or 28.9%, to $1.9 million in the first nine months of fiscal 2000, from $1.4 million in the first nine months of fiscal 1999. As a percentage of revenues, amortization expenses increased to 1.5% from 1.3% over the same period.

     As a result of the changes in revenues, gross profit, operating expenses and amortization discussed above, operating income decreased 16.5% to $8.4 million, or 6.8% of revenues in the first nine months of fiscal 2000, from $10.1 million, or 9.1% of revenues in the first nine months of fiscal 1999. Excluding nonrecurring items, operating income decreased to $9.8 million, or 8.0% of revenues from $10.1 million, or 9.1% over the period.

     Interest/other expense increased $0.4 million to $3.6 million in the first nine months of fiscal 2000 from $3.2 million in the first nine months of fiscal 1999 and increased slightly to 3.0% of total revenues from 2.9% in the comparable prior year period. The increased expense for fiscal 2000 was due primarily to higher debt balances than in the comparable period of fiscal 1999. The debt increase was the result of funding required for fiscal 1999 acquisitions.

     Income before income taxes of $4.8 million in the first nine months of fiscal 2000 decreased $2.1 million, or 30.3%, compared to the first nine months of fiscal 1999 and as a percentage of revenues decreased to 3.9% from 6.2% over the same period. Excluding nonrecurring items, income before taxes decreased to

$6.2 million, or 5.5% of revenues from $6.9 million, or 6.2% of revenues during the period.

     The Company's effective tax rate, which includes federal, state and local taxes, increased to 40.8% in the first nine months of fiscal 2000 from 39.0% in the first nine months of fiscal 1999. This increase in tax rate is largely attributable to Globe's expansion into states with higher tax rates than those included in the prior nine month period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company maintains a $45.0 million unsecured line of credit which may be used for acquisitions and general corporate purposes. At January 7, 2000, the unused line of credit was $9.6 million. The term of this line of credit will expire on September 30, 2000, requiring full payment of the then outstanding balance. The Company expects to have other financing arrangements in place prior to this date.

     Principal payments of $4.3 million are due annually beginning September 1, 2001 on the $30.0 million unsecured Senior Notes due September 1, 2007. These notes may be redeemed at a premium.

     The Company maintains a $1.4 million mortgage note which requires full payment of the then outstanding balance at the end of the initial term (December 1, 2002). Globe expects to renew the note for an additional five-year period at that date.

     From March 1, 1999 through January 7, 2000 Globe used approximately $0.5 million from its line of credit, issued approximately $0.3 million of notes payable and assumed approximately $0.1 million of certain liabilities in completing one acquisition and paying certain other consideration on fiscal 1998 and 1999 acquisitions. (See Note 2 to the consolidated financial statements for further discussion of these acquisitions.)

     Other than acquisitions, the Company's principal use of cash is for furniture purchases. The Company purchases furniture to replace furniture which has been sold and to maintain adequate levels of rental furniture to meet existing and new customer needs. Furniture purchases were $15.6 million in the first nine months of fiscal 2000 and $17.5 million in the first nine months of fiscal 1999. The lower level of purchases in the first nine months of fiscal 2000 versus the prior year period reflects the lower level of rental sales revenues. As the Company's growth strategies are implemented, furniture purchases may increase.

     Capital expenditures were $2.1 million and $2.0 million in the first nine months of fiscal 2000 and 1999, respectively. These expenditures were financed through cash provided by operations and utilization of the credit facilities. Expenditures for the first nine months of both fiscal 2000 and fiscal 1999 were largely attributable to continued development of computer systems. Costs to further develop the computer systems and support user equipment needs, which are anticipated to be approximately $1.5 million, will be incurred in the next 3-15 months and are expected to be financed through cash generated by operations. Remaining capital expenditures are expected to be approximately $1.0 million and are also expected to be funded by cash generated by operations. Any temporary cash deficiencies resulting from timing of these expenditures will be funded via the line of credit.

     In the first nine months of fiscal 2000 and 1999, net cash provided by operations was $19.9 million and $21.6 million, respectively, generating $2.2 million more cash than was necessary to fund investing activities (excluding acquisitions) in the first nine months of fiscal 2000 and $2.1 million more cash than was necessary to fund investing activities (excluding acquisitions) in the first nine months of fiscal 1999.

     Aside from acquisitions, furniture purchases, which have historically been seasonally weighted to the first half of the fiscal year, are the primary reason for use of the credit facilities. Any temporary cash deficiencies resulting from these purchases will be funded via the line of credit. The Company expects cash flow from operations plus the credit facilities to be sufficient to fund the Company's needs for the foreseeable future.

YEAR 2000

     The Company successfully completed its Year 2000 Remediation Plan and has not experienced material adverse consequences on its operations resulting from non-compliance of either its information technology or non-information technology systems.

     To date, Globe has not experienced material adverse consequences related to the operations of customers or vendors and it does not have a relationship with any third-party vendor which is material to its operations, nor is it aware of exposures related to these customer vendors. However, there can be no assurance that future system failures of other companies on which the Company relies would not have an adverse impact on Globe's operations. Costs associated with any such failure cannot be reasonable estimated.

                                     ITEM 3
           Quantitative and Qualitative Disclosures About Market Risk

INTEREST RATE RISK

     The Company is exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposures include movements in the prime rate, U.S. Treasury Note rates and LIBOR.

     The table below provides information on Globe's significant debt issuances by expected maturity date. (See Note 5 to the Consolidated Financial Statements for further information.)



                                                                 Twelve Months Ended November 30,
                                        ---------------------------------------------------------------------------------
(Dollars in thousands)                  2000        2001         2002        2003        2004       Thereafter     Total
                                        ----        ----         ----        ----        ----       ----------     ------
Debt Characteristics:

Unsecured revolving note                           $35,407                                                        $35,407
Average interest rate                                6.89%                                                          6.89%

Unsecured senior note                              $ 4,285      $4,286      $4,286      $4,286       $12,857      $30,000
Fixed interest rate                                  7.54%       7.54%       7.54%       7.54%         7.54%        7.54%


Mortgage note                            $ 71         $ 76        $ 81        $ 86        $ 92         $ 994      $ 1,400
Fixed interest rate                     6.25%        6.25%       6.25%       6.25%       6.25%         6.25%        6.25%

Other debt issues                        $924        $ 506        $510        $193                                $ 2,133
Average fixed interest rate             5.61%        5.78%       5.77%       5.53%                                  5.68%


                                     PART II

                                     ITEM 1
                                Legal Proceedings

                                      None


                                     ITEM 2
                              Changes in Securities

                                      None


                                     ITEM 3
                         Defaults Upon Senior Securities

                                      None


                                     ITEM 4
               Submission of Matters to a Vote of Security Holders

                                      None


                                     ITEM 5
                                Other Information

     The Company announced on January 14, 2000 that it has entered into a definitive agreement with Equity Residential Properties Trust for the sale of Globe for $13.00 per share, payable in cash upon closing, and up to an additional $.50 per share post closing, upon final determination of costs, if any, relating to any potential breaches on certain representations and covenants. The agreement must be approved by Globe shareholders and is subject to customary closing conditions. A copy of the press release is filed herewith as Exhibit 10.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                  Form 10-Q/A
                                Amendment No. 1
                                       To
                                   Form 10-Q

              Quarterly Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

For the quarterly period ended                               Commission File No.
November 30, 1999                                                   0-27682

                         Globe Business Resources, Inc.

Incorporated under the                                           IRS Employer
  laws of Ohio                                                Identification No.
                                                                  31-1256641

                               11260 Chester Road
                                   Suite 400
                              Cincinnati, OH 45246
                             Phone: (513) 771-8287

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

     As of January 7, 2000, 4,803,198 shares of the Registrant's common stock, no par value, were outstanding.




     This Amendment to Form 10-Q for the quarterly period ended November 30, 1999 is being filed to correct a clerical error in Note 3 to the Consolidated Financial Statements and to add clarification to a line item description contained in Summary Financial Data presented under Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                              November 30,       February 28,
                                                 1999                1999
                                              ------------       ------------
                                              (Unaudited)
Furniture on rental                            $ 40,955          $ 43,648

Furniture on hand                                26,709            24,120
                                               --------          --------
                                                 67,664            67,768
Accumulated depreciation                        (12,969)          (12,342)
                                               --------          --------
                                               $ 54,695          $ 55,426
                                               ========          ========

Summary Financial Data, excluding nonrecurring items

                           For the three months ended,  For the nine months ended,
                           ---------------------------  --------------------------
                           November 30,   November 30,  November 30,  November 30,
                               1999           1998          1999          1998
                           ------------   ------------  ------------  ------------
Revenues                    $ 39,308       $ 38,208      $122,599      $110,766
Gross profit                  14,860         15,964        48,765        48,255
Operating expenses
  (excluding amortization)    11,762         12,066        37,110        36,751
Operating income               2,475          3,388         9,789        10,056
Income before taxes            1,335          2,361         6,171         6,854
Net income                       778          1,440         3,653         4,180
Diluted earnings per
  common share              $   0.16       $   0.31      $   0.76      $   0.90

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       Globe Business Resources, Inc.

                                       By: /s/ Sharon G. Kebe
                                          --------------------------------------
                                          Senior Vice President-Finance and
                                          Treasurer (Principal Financial
                                          Officer)

Signed:  January 19, 2000

COMPANY LOGO


                         Globe Business Resources, Inc.
                         Special Meeting of Shareholders

                             ----------------------

                                  June 29, 2000
                             10:00 A.M. Eastern Time
                        Company's Corporate Headquarters
                          11260 Chester Road, Suite 400
                                Cincinnati, Ohio




                                      PROXY
                         GLOBE BUSINESS RESOURCES, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                                  June 29, 2000


The undersigned hereby appoints DAVID D. HOGUET and BLAIR D. NELLER, or either one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Special Meeting of Shareholders of Globe Business Resources, Inc. to be held on June 29, 2000 at 10:00 A.M. Eastern Time at the Company's Corporate Headquarters, 11260 Chester Road, Suite 400, Cincinnati, Ohio or any adjournment of such meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

Adoption of an Agreement of Merger between Globe Acquisition Co., Inc. and Globe Business Resources, Inc.

        [ ] FOR                  [ ] AGAINST                  [ ]  ABSTAIN


        (This proxy is continued and is to be signed on the reverse side)



THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

Globe Business Resources, Inc.
c/o Corporate Trust Services
Mail Drop 1090F5-4129
38 Fountain Square Plaza
Cincinnati, OH   45263













                                    Date______________________________, 2000

                                    ________________________________________

                                    ________________________________________


                                    (Important: Please sign exactly as name
                                    appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS